Exhibit 99

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION
Statements made in this report that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including retirement compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisition or divestiture plans (including the acquisition of Aquila, Inc. (Aquila), and Aquila’s sale of assets to Black Hills Corporation); and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.  Risk Factors included in the 2007 Form 10-K for each of Great Plains Energy and KCP&L under Part I Item 1A, should be carefully read for further understanding of potential risks for each of Great Plains Energy and KCP&L.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

GLOSSARY OF TERMS

The following is a glossary of frequently used abbreviations or acronyms that are found throughout this report.

Abbreviation or Acronym	Definition

Aquila	Aquila, Inc.
ARO	Asset Retirement Obligation
BART	Best available retrofit technology
Black Hills	Black Hills Corporation
CAIR	Clean Air Interstate Rule
CAMR	Clean Air Mercury Rule
Clean Air Act	Clean Air Act Amendments of 1990
CO2	Carbon Dioxide
Collaboration Agreement	Agreement among KCP&L, the Sierra Club and the Concerned Citizens of Platte County
Company	Great Plains Energy Incorporated and its subsidiaries
Consolidated KCP&L	KCP&L and its wholly owned subsidiaries
DOE	Department of Energy
EBITDA	Earnings before interest, income taxes, depreciation and amortization
ECA	Energy Cost Adjustment
EEI	Edison Electric Institute
EIRR	Environmental Improvement Revenue Refunding
EPA	Environmental Protection Agency
EPS	Earnings per common share
ERISA	Employee Retirement Income Security Act of 1974
FASB	Financial Accounting Standards Board
FELINE PRIDESSM	Flexible Equity Linked Preferred Increased Dividend Equity Securities,
a service mark of Merrill Lynch & Co., Inc.
FERC	The Federal Energy Regulatory Commission
FGIC	Financial Guaranty Insurance Company
FIN	Financial Accounting Standards Board Interpretation
FSP	Financial Accounting Standards Board Staff Position
FSS	Forward Starting Swaps
GAAP	Generally Accepted Accounting Principles
Great Plains Energy	Great Plains Energy Incorporated and its subsidiaries
Holdings	DTI Holdings, Inc.
HSS	Home Service Solutions Inc., a wholly owned subsidiary of KCP&L
IEC	Innovative Energy Consultants Inc., a wholly owned subsidiary of Great Plains Energy
ISO	Independent System Operator
KCC	The State Corporation Commission of the State of Kansas
KCP&L	Kansas City Power & Light Company, a wholly owned subsidiary of Great Plains Energy

Abbreviation or Acronym	Definition

KDHE	Kansas Department of Health and Environment
KLT Gas	KLT Gas Inc., a wholly owned subsidiary of KLT Inc.
KLT Inc.	KLT Inc., a wholly owned subsidiary of Great Plains Energy
KLT Investments	KLT Investments Inc., a wholly owned subsidiary of KLT Inc
KLT Telecom	KLT Telecom Inc, a wholly owned subsidiary of KLT Inc.
KW	Kilowatt
kWh	Kilowatt hour
MAC	Material Adverse Change
Market Street	Market Street Funding LLC
MD&A	Management’s Discussion and Analysis of Financial Condition and
Results of Operations
MDNR	Missouri Department of Natural Resources
MISO	Midwest Independent Transmission System Operator, Inc.
MPSC	Public Service Commission of the State of Missouri
MW	Megawatt
MWh	Megawatt hour
NEIL	Nuclear Electric Insurance Limited
NOx	Nitrogen Oxide
NPNS	Normal Purchases and Normal Sales
NRC	Nuclear Regulatory Commission
OCI	Other Comprehensive Income
PJM	PJM Interconnection, LLC
PRB	Powder River Basin
PURPA	Public Utility Regulatory Policy Act
Receivables Company	Kansas City Power & Light Receivables Company, a wholly owned subsidiary of KCP&L
RTO	Regional Transmission Organization
SEC	Securities and Exchange Commission
SECA	Seams Elimination Charge Adjustment
Services	Great Plains Energy Services Incorporated
SFAS	Statement of Financial Accounting Standards
SIP	State Implementation Plan
SO2	Sulfur Dioxide
SPP	Southwest Power Pool, Inc.
STB	Surface Transportation Board
Strategic Energy	Strategic Energy, L.L.C., a subsidiary of KLT Energy Services
Strategic Receivables	Strategic Receivables, LLC, a wholly owned subsidiary of Strategic Energy, L.L.C.
T - Lock	Treasury Lock
Union Pacific	Union Pacific Railroad Company
WCNOC	Wolf Creek Nuclear Operating Corporation
Wolf Creek	Wolf Creek Generating Station
Worry Free	Worry Free Service, Inc., a wholly owned subsidiary of HSS

ITEM 6. SELECTED FINANCIAL DATA

Year Ended December 31	2007	2006	2005	2004	2003
Great Plains Energy (a)	(dollars in millions except per share amounts)
Operating revenues	$1,293	$1,140	$1,131	$1,092	$1,057
Income from continuing operations (b)	$121	$137	$135	$132	$150
Net income	$159	$128	$162	$183	$144
Basic earnings per common
share from continuing operations	$1.41	$1.74	$1.79	$1.81	$2.14
Basic earnings per common share	$1.86	$1.62	$2.15	$2.51	$2.06
Diluted earnings per common
share from continuing operations	$1.40	$1.73	$1.79	$1.81	$2.14
Diluted earnings per common share	$1.85	$1.61	$2.15	$2.51	$2.06
Total assets at year end	$4,832	$4,359	$3,842	$3,796	$3,694
Total redeemable preferred stock, mandatorily
redeemable preferred securities and long-
term debt (including current maturities)	$1,103	$1,142	$1,143	$1,296	$1,347
Cash dividends per common share	$1.66	$1.66	$1.66	$1.66	$1.66
SEC ratio of earnings to fixed charges	2.53	3.50	3.09	2.77	3.40

Consolidated KCP&L (a)
Operating revenues	$1,293	$1,140	$1,131	$1,092	$1,057
Income from continuing operations (c)	$157	$149	$144	$145	$125
Net income	$157	$149	$144	$145	$116
Total assets at year end	$4,292	$3,859	$3,340	$3,335	$3,315
Total redeemable preferred stock, mandatorily
redeemable preferred securities and long-
term debt (including current maturities)	$1,003	$977	$976	$1,126	$1,336
SEC ratio of earnings to fixed charges	3.53	4.11	3.87	3.37	3.68

(a)	Great Plains Energy’s and KCP&L’s consolidated financial statements include results for all subsidiaries in operation for the periods presented.
(b)
This amount is before income (loss) from discontinued operations, net of income taxes, of $38.2 million, $(9.1) million, $27.2 million, $50.3 million, and $(5.2) million in 2007 through 2003, respectively.

(c)	This amount is before discontinued operations of $(8.7) million in 2003.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

Description of Business

Great Plains Energy is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries.  Great Plains Energy’s direct subsidiaries with operations or active subsidiaries are KCP&L, KLT Inc., IEC and Services.  Great Plains Energy’s sole reportable business segment is KCP&L.

KCP&L
KCP&L is an integrated, regulated electric utility that engages in the generation, transmission, distribution and sale of electricity.  KCP&L has over 4,000 MWs of generating capacity and has transmission and distribution facilities that provide electricity to approximately 506,000 customers in the states of Missouri and Kansas.  KCP&L has continued to experience modest load growth.  Load growth consists of higher usage per customer and the addition of new customers.  Retail electricity rates are below the national average.

KCP&L’s nuclear unit, Wolf Creek, accounts for approximately 20% of its base load capacity.  In 2006, WCNOC submitted an application for a new operating license for Wolf Creek with the NRC, which would extend Wolf Creek’s operating period to 2045.  The NRC may take up to two years to rule on the application.  Wolf Creek’s most recent refueling outage was in October 2006 and lasted 35 days.  The next refueling outage is scheduled to begin in March 2008.

Earnings Overview

Great Plains Energy’s 2007 earnings of $157.6 million, or $1.85 per diluted share, were up from 2006 earnings of $126.0 million, or $1.61 per diluted share. Income from continuing operations was favorably impacted by weather, increased wholesale revenues, new retail rates, and increased customer usage that more than offset the impact of plant outages during the first and second quarters at KCP&L.  These favorable impacts at KCP&L were more than offset by overall higher expenses at the holding company, including transition costs related to the anticipated acquisition of Aquila and a loss for the fair value of Forward Starting Swaps.

STRATEGIC FOCUS

Close Aquila transaction
In February 2007, Great Plains Energy entered into an agreement to acquire all outstanding shares of Aquila for $1.80 in cash plus 0.0856 of a share of Great Plains Energy common stock for each share of Aquila common stock.  Immediately prior to Great Plains Energy’s acquisition of Aquila, Black Hills will acquire Aquila’s electric utility in Colorado and its gas utilities in Colorado, Kansas, Nebraska and Iowa plus associated liabilities for a total of $940 million in cash, subject to closing adjustments.  Each of the two transactions is conditioned on the completion of the other transaction and is expected to close in the first half of 2008.  Activity related to the Aquila transactions included the following:

•
In 2007, Great Plains Energy, KCP&L and Aquila filed joint applications with the MPSC and KCC for approval of the acquisition of Aquila by Great Plains Energy.  Evidentiary hearings in Missouri began in December 2007, but recessed to allow Great Plains Energy, KCP&L and Aquila time to develop a modified proposal that addresses many of the concerns of various parties represented in the proceeding.  In February 2008, a revised proposal was submitted and hearings were requested to reconvene in late April 2008.  Also in February 2008, a settlement was reached with the parties in the KCC proceedings and submitted to KCC.  Decisions in both cases are currently anticipated in the first half of 2008.

•
In 2007, Aquila and Black Hills filed applications with the Colorado Public Utilities Commission (CPUC), KCC, the Nebraska Public Service Commission (NPSC) and the Iowa Utilities Board (IUB) seeking approval of the sale of assets to Black Hills.  The CPUC, IUB and NPSC have approved the sale of assets and a settlement has been submitted in the KCC proceedings.

•	In 2007, Great Plains Energy, KCP&L, Aquila and Black Hills filed a joint application with FERC for approval of the transactions, which was granted.

•	In July 2007, Great Plains Energy, Aquila and Black Hills submitted their respective Hart-Scott-Rodino pre-merger notifications and received early termination of the waiting period on August 27, 2007.

•
In October 2007, Great Plains Energy received approval from its shareholders to issue common stock in connection with the anticipated acquisition of Aquila and Aquila’s shareholders approved the acquisition of Aquila by Great Plains Energy.

•	Great Plains Energy is focused on closing the transaction and on achieving operational integration (people, processes and systems) throughout 2008 to maximize synergies.

See Note 2 to the consolidated financial statements for additional information.

KCP&L’s Comprehensive Energy Plan
KCP&L continues to execute on its Comprehensive Energy Plan.  The first phase of environmental upgrades at LaCygne No. 1, installation of selective catalytic reduction equipment, was completed and placed into service during the second quarter of 2007.  Environmental upgrades at Iatan No. 1 are underway and completion is currently scheduled for late 2008.  An outage at Iatan No. 1 is planned to complete and place in service these environmental upgrades during the fourth quarter of 2008.  Construction of Iatan No. 2 is on-going and currently scheduled for completion in 2010.  The erection of the stack liner continues, underground utilities and foundations are proceeding on schedule, boiler foundations have been released to the boiler erection contractor, steel erection has commenced and the turbine generator pedestal is complete.

The construction environment entering 2008 for the Iatan No. 1 and Iatan No. 2 projects is challenging, particularly the tight market conditions for skilled labor and the lengthening lead times for deliveries of materials.  KCP&L is conducting a thorough assessment of the impact of the current environment on the projects' cost and schedule.  The results of the assessment are expected to be available in the second quarter of 2008.

In March 2007, KCP&L, the Sierra Club and the Concerned Citizens of Platte County entered into a Collaboration Agreement that resolved disputes among the parties and KCP&L agreed to pursue a set of initiatives including energy efficiency, additional wind generation, lower emission permit levels at its Iatan and LaCygne generating stations and other initiatives designed to offset carbon dioxide emissions.  Under the Collaboration Agreement, KCP&L will, among other things, pursue increasing its wind generation capacity by 100 MW by year-end 2010 and another 300 MW by year-end 2012, subject to regulatory approval.  In April 2007, KCP&L issued a request for proposals to develop 100 MW of wind generation in Missouri and/or Kansas.  This request was an outgrowth of commitments under the Comprehensive Energy Plan.  As with any large investment of this type, part of the planning and evaluation involves financing considerations.  Difficulties impacting the credit markets are ongoing and consequently, KCP&L’s management believes the prudent business decision is not to move forward with wind construction in 2008.  This decision will not, however, impact KCP&L’s commitment to pursue additional wind generation.

KCP&L is focusing on development of the next phase of its Comprehensive Energy Plan, which includes developing a long range resource plan and filing an integrated resource plan in Missouri in the third quarter of 2008, continuing to engage community groups and regulators to develop energy efficiency and demand response as a resource alternative and continuing development of environmental and renewable generation alternatives.

Conduct Strategic Alternative Review of Strategic Energy
Great Plains Energy retained Merrill Lynch & Co. as financial advisor to assist in a review of strategic and structural alternatives for its Strategic Energy subsidiary.  In April 2008, the Board of Directors approved management’s recommendation to sell Strategic Energy and Great Plains Energy entered into an agreement with Direct Energy Services, LLC (Direct Energy), a subsidiary of Centrica plc, under which Direct Energy acquired all of Great Plains Energy’s interest in Strategic Energy.  On June 2, 2008, Great Plains Energy completed the sale of Strategic Energy.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Strategic Energy is reported as discontinued operations for the periods presented.  See Note 11 to the consolidated financial statements for additional information.

KCP&L REGULATORY PROCEEDINGS

In December 2007, KCP&L received a rate order from the MPSC authorizing an annual rate increase of $35 million.  In November 2007, KCP&L received a rate order from KCC authorizing an annual rate increase of $28 million.  The KCC order also includes an ECA.  The ECA tariff will reflect the projected annual amount of fuel, purchased power, emission allowances, transmission costs and asset-based off-system wholesale sales margin, subject to quarterly re-forecasts.  Any difference between the ECA revenue collected and the actual ECA amounts for a given year (which may be positive or negative) will be recovered from or refunded to Kansas retail customers over twelve months beginning April 1 of the succeeding year.  KCP&L’s Missouri retail rates do not contain a similar provision.  In addition, any non-firm wholesale electric sales margin above the level reflected in Missouri retail rates will be recorded as a regulatory liability and returned to retail customers in a future rate case.  The ordered rates were implemented January 1, 2008.  See Note 6 to the consolidated financial statements for additional information.

RELATED PARTY TRANSACTIONS

See Note 12 to the consolidated financial statements for information regarding related party transactions.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures.  Management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made and changes in the estimate or different estimates that could have been used could have a material impact on the results of operations and financial position.  Management has identified the following accounting policies as critical to the understanding of Great Plains Energy’s and consolidated KCP&L’s results of operations and financial position.  Management has discussed the development and selection of these critical accounting policies with the Audit Committee of the Board of Directors.

Pensions
Great Plains Energy and consolidated KCP&L incur significant costs in providing non-contributory defined pension benefits.  The costs are measured using actuarial valuations that are dependent upon numerous factors derived from actual plan experience and assumptions of future plan experience.

Pension costs are impacted by actual employee demographics (including age, compensation levels and employment periods), the level of contributions made to the plan, earnings on plan assets and plan amendments.  In addition, pension costs are also affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

These actuarial assumptions are updated annually at the beginning of the plan year.  In selecting an assumed discount rate, the prevailing market rate of fixed income debt instruments with maturities matching the expected timing of the benefit obligation was considered.  The assumed rate of return on plan assets was developed based on the weighted average of long-term returns forecast for the expected portfolio mix of investments held by the plan.  These assumptions are based on management’s best estimates and judgment; however, material changes may occur if these assumptions differ from actual events.  See Note 8 to the consolidated financial statements for information regarding the assumptions used to determine benefit obligations and net costs.

The following table reflects the sensitivities associated with a 0.5% increase or a 0.5% decrease in key actuarial assumptions.  Each sensitivity reflects the impact based on a change in that assumption only.

			Impact on	Impact on
			Projected	2007
	Change in		Benefit	Pension
Actuarial assumption	Assumption		Obligation	Expense
			(millions)
Discount rate	0.5%	increase	$(32.6)	$(2.8)
Rate of return on plan assets	0.5%	increase	-	(2.0)
Discount rate	0.5%	decrease	33.2	2.8
Rate of return on plan assets	0.5%	decrease	-	2.0

Pension expense for KCP&L is recorded in accordance with rate orders from the MPSC and KCC.  The orders allow the difference between pension costs under Statement of Financial Accounting Standards (SFAS) No. 87, “Employers’ Accounting for Pensions” and SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and pension costs for ratemaking to be recorded as a regulatory asset or liability with future ratemaking recovery or refunds, as appropriate.  KCP&L recorded 2007 pension expense of $35 million after allocations to the other joint owners of generating facilities and capitalized amounts in accordance with the 2006 MPSC and KCC rate orders.  Expected 2008 pension expense will approximate $38 million after allocations to the other joint owners of generating facilities and capitalized amounts consistent with the 2007 MPSC and KCC rate orders.  See Note 8 to the consolidated financial statements for additional information.

Market conditions and interest rates significantly affect the future assets and liabilities of the plan.  It is difficult to predict future pension costs, changes in pension liability and cash funding requirements due to volatile market conditions.

Regulatory Matters
As a regulated utility, KCP&L is subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.”  Accordingly, KCP&L has recorded assets and liabilities on its balance sheet resulting from the effects of the ratemaking process, which would not otherwise be recorded under GAAP.  Regulatory assets represent incurred costs that are probable of recovery from future revenues.  Regulatory liabilities represent: amounts imposed by rate actions of KCP&L’s regulators that may require refunds to customers; amounts provided in current rates that are intended to recover costs that are expected to be incurred in the future for which KCP&L remains accountable; or a gain or other reduction of allowable costs to be given to customers over future periods.  Future recovery of regulatory assets is not assured, but is generally subject to review by regulators in rate proceedings for matters such as prudence and reasonableness.  Future reductions in revenue or refunds for regulatory liabilities generally are not mandated, pending future rate proceedings or actions by the regulators.  Management regularly assesses whether regulatory assets and liabilities are probable of future recovery or refund by considering factors such as decisions by the MPSC, KCC or FERC on KCP&L’s rate case filings; decisions in other regulatory proceedings, including decisions related to other companies that establish precedent on matters applicable to KCP&L; and changes in laws and regulations.  If recovery or refund of regulatory assets or liabilities is not approved by regulators or is no longer deemed probable, these regulatory assets or liabilities are recognized in the current period results of operations.  KCP&L’s continued ability to meet the criteria for application of SFAS No. 71 may be affected in the future by restructuring and deregulation in the electric industry.  In the event that SFAS No. 71 no longer applied to a deregulated portion of KCP&L’s operations, the related regulatory assets and liabilities would be written off unless an appropriate regulatory recovery mechanism is provided.  Additionally, these factors could result in an impairment on utility plant assets as determined pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”  See Note 6 to the consolidated financial statements for more information.

GREAT PLAINS ENERGY RESULTS OF OPERATIONS

The following table summarizes Great Plains Energy’s comparative results of operations.

	2007	2006	2005
	(millions)
Operating revenues	$1,292.7	$1,140.4	$1,130.9
Fuel	(245.5)	(229.5)	(208.4)
Purchased power	(101.0)	(26.4)	(61.3)
Other operating expenses	(523.0)	(463.3)	(474.8)
Skill set realignment	8.9	(9.4)	-
Depreciation and amortization	(175.6)	(152.7)	(146.7)
Gain (loss) on property	-	0.6	(3.4)
Operating income	256.5	259.7	236.3
Non-operating income and expenses	3.2	9.3	0.8
Interest charges	(91.9)	(70.1)	(71.6)
Income taxes	(44.8)	(60.3)	(22.2)
Minority interest in subsidiaries	-	-	(7.8)
Loss from equity investments	(2.0)	(1.9)	(0.4)
Income from continuing operations	121.0	136.7	135.1
Income (loss) from discontinued operations	38.2	(9.1)	27.2
Net income	159.2	127.6	162.3
Preferred dividends	(1.6)	(1.6)	(1.6)
Earnings available for common shareholders	$157.6	$126.0	$160.7

2007 compared to 2006
Great Plains Energy’s 2007 earnings available for common shareholders increased to $157.6 million, or $1.85 per diluted share, from $126.0 million, or $1.61 per diluted share in 2006.  A higher number of common shares, primarily due to the issuance of 5.2 million shares to the holders of FELINE PRIDESSM in February 2007 and 5.2 million shares in May 2006, diluted 2007 earnings per share by $0.17.

Consolidated KCP&L’s net income increased $7.4 million in 2007 compared to 2006 due to increased retail and wholesale revenues, which more than offset the impact of planned and unplanned outages during the first half of the year that lead to increased fuel, purchased power and operating expenses.  Additionally, in 2006 KCP&L recorded $9.3 million of skill set realignment costs and in 2007 received authorization from the MPSC and KCC to defer and amortize $8.9 million of these costs.

Great Plains Energy’s other non-regulated activities recognized an additional $23.1 million loss in 2007 compared to 2006, which was primarily attributable to a decline in available tax credits from affordable housing investments and overall higher expenses at the holding company, including $11.7 million of transition costs related to the anticipated acquisition of Aquila, and a $10.3 million after-tax loss for the fair value of Forward Starting Swaps (FSS) entered into by Great Plains Energy during 2007.

2006 compared to 2005
Great Plains Energy’s 2006 earnings available for common shareholders decreased to $126.0 million, or $1.61 per diluted share, from $160.7 million, or $2.15 per share, in 2005.  A higher average number of common shares, primarily due to the issuance of 5.2 million shares in May 2006, diluted 2006 earnings per share by $0.08.

Consolidated KCP&L’s net income increased $5.6 million in 2006 compared to 2005 due to increased retail revenues and decreased purchase power expense.  These increases to net income were partially offset by costs related to skill set realignments, increased fuel expense and higher income taxes due to higher pre-tax income in 2006 and a decrease in 2005 income taxes reflecting a reduction in KCP&L’s deferred tax balances as a result of a reduction in KCP&L’s composite tax rate.

CONSOLIDATED KCP&L RESULTS OF OPERATIONS

The following discussion of consolidated KCP&L results of operations includes KCP&L, an integrated, regulated electric utility and HSS, an unregulated subsidiary of KCP&L.  In the discussion that follows, references to KCP&L reflect only the operations of the utility.

KCP&L’s residential customers’ usage is significantly affected by weather.  Bulk power sales, the major component of wholesale sales, vary with system requirements, generating unit and purchased power availability, fuel costs and requirements of other electric systems.  Prior to January 1, 2008, less than 1% of KCP&L’s rates contained an automatic fuel adjustment clause.  New Kansas retail rates effective January 1, 2008, contain an ECA tariff.  Any difference between the ECA revenue collected and the actual ECA amounts for a given year (which may be positive or negative) will be recorded as an increase to or reduction of retail revenues and deferred as a regulatory asset or liability to be recovered from or refunded to Kansas retail customers over twelve months beginning April 1 of the succeeding year.  See Note 6 to the consolidated financial statements.  KCP&L’s Missouri retail rates do not contain a similar provision.  Missouri retail rates reflect a set level of non-firm wholesale electric sales margin.  KCP&L will not recover any shortfall in non-firm wholesale electric sales margin, but any amount above the level reflected in Missouri retail rates will be returned to retail customers in a future rate case.

Generation fuel mix can substantially change the fuel cost per MWh generated.  Nuclear fuel cost per MWh generated is substantially less than the cost of coal per MWh generated, which is significantly lower than the cost of natural gas and oil per MWh generated.  The cost per MWh for purchased power is generally significantly higher than the cost per MWh of coal and nuclear generation.  KCP&L continually evaluates its system requirements, the availability of generating units, availability and cost of fuel supply and purchased power, and the requirements of other electric systems to provide reliable power economically.

The following table summarizes consolidated KCP&L's comparative results of operations.

	2007	2006	2005
	(millions)
Operating revenues	$1,292.7	$1,140.4	$1,130.9
Fuel	(245.5)	(229.5)	(208.4)
Purchased power	(101.0)	(26.4)	(61.3)
Skill set realignment	8.9	(9.3)	-
Other operating expenses	(500.6)	(452.1)	(460.5)
Depreciation and amortization	(175.6)	(152.7)	(146.6)
Gain (loss) on property	-	0.6	(4.6)
Operating income	278.9	271.0	249.5
Non-operating income and expenses	6.8	9.6	11.8
Interest charges	(69.7)	(61.0)	(61.8)
Income taxes	(59.3)	(70.3)	(48.0)
Minority interest in subsidiaries	-	-	(7.8)
Net income	$156.7	$149.3	$143.7

Consolidated KCP&L Sales Revenues and MWh Sales

		%		%
	2007	Change	2006	Change	2005
Retail revenues			(millions)
Residential	$433.8	13	$384.3	1	$380.0
Commercial	492.1	11	442.6	2	434.6
Industrial	106.8	7	99.8	(1)	100.9
Other retail revenues	9.9	12	8.8	3	8.6
Provision for rate refund	(1.1)	NA	-	NA	-
Total retail	1,041.5	11	935.5	1	924.1
Wholesale revenues	234.0	23	190.4	(1)	192.4
Other revenues	17.2	19	14.5	1	14.3
KCP&L electric revenues	1,292.7	13	1,140.4	1	1,130.8
Subsidiary revenues	-	-	-	NM	0.1
Consolidated KCP&L revenues	$1,292.7	13	$1,140.4	-	$1,130.9

		%		%
	2007	Change	2006	Change	2005
Retail MWh sales			(thousands)
Residential	5,597	3	5,413	1	5,383
Commercial	7,737	5	7,403	2	7,292
Industrial	2,161	1	2,148	(1)	2,165
Other retail MWh sales	92	8	86	4	82
Total retail	15,587	4	15,050	1	14,922
Wholesale MWh sales	5,635	21	4,676	1	4,608
KCP&L electric MWh sales	21,222	8	19,726	1	19,530

Retail revenues increased $106.0 million in 2007 compared to 2006 primarily due to new retail rates effective January 1, 2007, growth in the number of customers and higher usage per customer.  In addition, favorable weather in 2007, with a 22% increase in heating degree days partially offset by a 5% decrease in cooling degree days, contributed to the increase in retail revenue.

Retail revenues increased $11.4 million in 2006 compared to 2005 primarily due to growth in the number of customers and higher usage per customer slightly offset by the impact of weather with favorable summer weather being more than offset by mild winter weather.

The following table provides cooling degree days (CDD) and heating degree days (HDD) for the last three years at the Kansas City International Airport.  CDD and HDD are used to reflect the demand for energy to cool or heat homes and buildings.

	2007	% Change	2006	% Change	2005
CDD	1,637	(5)	1,724	6	1,626

HDD	4,925	22	4,052	(15)	4,780

Wholesale revenues increased $43.6 million in 2007 compared to 2006 due to a 21% increase in wholesale MWh sales resulting from increased generation due to greater plant availability in the second half of the year.  Wholesale revenues decreased $2.0 million in 2006 compared to 2005 due to an 11%

decrease in the average market price per MWh to $42.52 partially offset by a 1% increase in wholesale MWh sales.  The decrease in average market price per MWh was primarily due to lower gas prices in 2006 compared to 2005, as well as the effects on 2005 average prices from coal conservation in the region.  Additionally, wholesale revenues for 2006 include $2.5 million in litigation recoveries for the loss of use of Hawthorn No. 5 from a 1999 boiler explosion.

Consolidated KCP&L Fuel and Purchased Power

Net MWhs Generated		%		%
by Fuel Type	2007	Change	2006	Change	2005
			(thousands)
Coal	14,894	(1)	15,056	-	14,994
Nuclear	4,873	11	4,395	6	4,146
Natural gas and oil	544	(4)	564	19	473
Wind	305	NM	106	N/A	-
Total Generation	20,616	2	20,121	3	19,613

KCP&L’s coal base load equivalent availability factor for 2007 decreased to 80% from 83% in 2006, primarily due to plant outages in the first half of 2007, and was 82% in 2005.

Fuel expense increased $16.0 million in 2007 compared to 2006 primarily due to higher coal and coal transportation costs and a 2% increase in MWhs generated, excluding wind generation, which has no fuel cost.  This increase was partially offset by changes in the fuel mix with more nuclear and less coal and natural gas in the fuel mix.

Fuel expense increased $21.1 million in 2006 compared to 2005 due to a 2% increase in MWhs generated, excluding wind generation, increased coal and coal transportation costs and more natural gas generation in the fuel mix, which has higher costs compared to other fuel types.  These increases were partially offset by lower natural gas prices.  Fuel expense in 2006 was reduced by $3.7 million in Hawthorn No. 5 litigation recoveries.

Certain of KCP&L’s current coal transportation contracts include higher tariff rates being charged by Union Pacific.  KCP&L has filed a rate case complaint against Union Pacific with the Surface Transportation Board (STB) and until the case is finalized, KCP&L is paying the tariff rates subject to refund.  See Note 15 to the consolidated financial statements for more information.

Purchased power expense increased $74.6 million in 2007 compared to 2006 primarily due to a 240% increase in MWh purchases to support increased retail load, the impact of planned and unplanned outages in the first half of 2007 and increased purchases for resale to satisfy firm wholesale MWh sales commitments when it was more economical to purchase power rather than delivering MWhs generated at KCP&L’s plants.  This increase was slightly offset by a 10% decrease in the average price per MWh.

Purchased power expense decreased $34.9 million in 2006 compared to 2005 due to a 40% reduction in MWhs purchased due to uneconomical purchased power prices and increased net MWhs generated and a $5.1 million decrease in capacity payments in 2006 due to the expiration of two large contracts in the second quarter of 2005.  KCP&L entered into new capacity contracts in June 2006.  Purchased power expense in 2006 was reduced by $10.8 million in Hawthorn No. 5 litigation recoveries.

Consolidated KCP&L Other Operating Expenses (including operating expenses – KCP&L, maintenance, general taxes and other)
Consolidated KCP&L’s other operating expenses increased $48.5 million in 2007 compared to 2006 primarily due to the following:

•	increased pension expenses of $18.4 million due to the increased level of pension costs in KCP&L’s rates effective January 1, 2007,

•
increased plant operations and maintenance expenses of $9.7 million primarily due to planned and unplanned outages in the first half of 2007 and the addition of the Spearville Wind Energy Facility in the third quarter of 2006,

•	increased transmission expenses of $7.7 million primarily due to increased transmission usage charges as a result of the increased wholesale MWh sales and higher SPP fees,

•	increased gross receipts tax expense of $3.6 million due to the increase in revenues,

•	increased labor expense of $2.8 million primarily due to filling open positions,

•	increased equity compensation expense of $1.9 million and

•	increased property taxes of $1.6 million primarily due to increases in mill levies.

Partially offsetting the year to date increase in other operating expenses was decreased incentive compensation expense of $5.7 million.

Consolidated KCP&L's other operating expenses decreased $8.4 million in 2006 compared to 2005 primarily due to the following:

•	decreased severance and incentive compensation expense of $6.3 million,

•	deferring $6.2 million of expenses in accordance with the MPSC and KCC orders and

•	decreased restoration expenses of $5.1 million due to expenses that were incurred for a January 2005 ice storm and a June 2005 wind storm.

Partially offsetting the decrease in other operating expenses was:

•	increased maintenance expenses of $2.6 million for facilities, software and communication equipment and

•	increased property taxes of $2.7 million primarily due to increases in assessed property valuations and mill levies.

Consolidated KCP&L Skill Set Realignment
In 2005 and early 2006, management undertook a process to assess, improve and reposition the skill sets of employees for implementation of the Comprehensive Energy Plan.  KCP&L recorded $9.3 million in 2006 related to this workforce realignment process reflecting severance, benefits and related payroll taxes provided by KCP&L to employees.  In 2007, KCP&L received authorization from the MPSC and KCC to establish an $8.9 million regulatory asset for these costs and amortize them over five years for the Missouri jurisdictional portion and ten years for the Kansas jurisdictional portion effective with new rates on January 1, 2008.

Consolidated KCP&L Depreciation and Amortization
Consolidated KCP&L’s depreciation and amortization costs increased $22.9 million in 2007 compared to 2006 primarily due to additional amortization pursuant to 2006 rate case orders of $11.9 million and a $4.5 million increase due to wind generation assets placed in service in the third quarter of 2006.

Consolidated KCP&L Interest Charges
Consolidated KCP&L’s interest charges increased $6.2 million in 2007 compared to 2006 due to an increase in short-term borrowings to support expenditures related to the Comprehensive Energy Plan.

Consolidated KCP&L Income Taxes
Consolidated KCP&L’s income taxes decreased $11.0 million in 2007 compared to 2006 primarily due to $4.1 million of wind credits and a $7.3 million increase in the allocation of tax benefits from holding company losses pursuant to Great Plains Energy’s intercompany tax allocation agreement.

Consolidated KCP&L's income taxes increased $22.3 million in 2006 compared to 2005 due to an increase in pre-tax income in 2006 and a decrease in 2005 of $11.7 million due to the impact of a lower composite tax rate on KCP&L’s deferred tax balances resulting from the favorable impact of sustained audit positions.

GREAT PLAINS ENERGY AND CONSOLIDATED KCP&L SIGNIFICANT BALANCE SHEET CHANGES (December 31, 2007 compared to December 31, 2006)

•
Great Plains Energy’s and consolidated KCP&L’s receivables increased $51.7 million and $62.1 million, respectively.  KCP&L’s receivables increased $22.4 million due to additional receivables from joint owners of Comprehensive Energy Plan projects, $10.0 million mostly attributable to new retail rates effective January 1, 2007, $11.0 million due to an increase in wholesale sales and a $10.5 million increase in intercompany receivables from Great Plains Energy.

•
Great Plains Energy’s and consolidated KCP&L’s fuel inventories increased $8.1 million primarily due to increased coal inventory due to plant outages as well as increased coal and coal transportation costs.

•
Great Plains Energy’s and consolidated KCP&L’s construction work in progress increased $315.7 million primarily due to a $305.5 million increase related to KCP&L’s Comprehensive Energy Plan, including $227.4 million related to the construction of Iatan No. 2 and $78.1 million for environmental upgrades.

•	Great Plains Energy’s other deferred charges and other assets increased $19.1 million primarily due to deferred costs associated with Great Plains Energy’s anticipated acquisition of Aquila.

•
Great Plains Energy’s notes payable increased $42.0 million due to borrowings on its short-term credit facility used to settle a forward sale agreement for $12.3 million with the remainder due to the timing of cash payments.

•	Great Plains Energy’s and consolidated KCP&L’s commercial paper increased $209.4 million primarily to support expenditures related to the Comprehensive Energy Plan.

•
Great Plains Energy’s and consolidated KCP&L’s current maturities of long-term debt decreased $389.4 million and $225.5 million, respectively, due to Great Plains Energy’s settlement of the FELINE PRIDES Senior Notes by issuing $163.6 million of common stock and KCP&L’s repayment of $225.0 million of 6.00% Senior Notes at maturity.

•
Great Plains Energy’s and consolidated KCP&L’s accounts payable increased $62.4 million and $61.6 million, respectively, primarily due to a $67.1 million increase in payables related to the Comprehensive Energy Plan.

•
Great Plains Energy’s derivative instruments – current liabilities increased $41.7 million due to the $16.4 million fair value of an FSS entered into in 2007 by Great Plains Energy and an increase at consolidated KCP&L.  Consolidated KCP&L’s derivative instruments - current liabilities increased $25.3 million primarily related to the fair value of a Treasury Lock (T-Lock) entered into in 2007.

•
Great Plains Energy’s and consolidated KCP&L’s regulatory liabilities increased $29.4 million primarily due to KCP&L’s regulatory treatment of SO2 emission allowance sales totaling $24.0 million in 2007.

•
Great Plains Energy’s and consolidated KCP&L’s other – deferred credits and other liabilities increased $28.8 million and $20.5 million, respectively, primarily due to the adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes.”

•	Consolidated KCP&L’s common stock increased $94.0 million due to an equity contribution from Great Plains Energy.

•
Great Plains Energy’s accumulated other comprehensive loss decreased $44.6 million primarily due to changes in the fair value of Strategic Energy’s energy related derivative instruments due to volatility in the forward market prices for power partially offset by activity at consolidated KCP&L.  Consolidated KCP&L’s accumulated other comprehensive income at December 31, 2006, decreased $14.2 million resulting in accumulated other comprehensive loss at December 31, 2007, due to the fair value of a T-Lock entered into during 2007.

•
Great Plains Energy’s long-term debt increased $495.4 million due to Great Plains Energy’s issuance of $100.0 million of 6.875% Senior Notes and an increase at consolidated KCP&L.  Consolidated KCP&L’s long-term debt increased $396.2 million reflecting the issuance of $250.0 million of 5.85% Senior Notes and the issuance of $146.5 million of EIRR Bonds Series 2007A and 2007B.  The proceeds from the issuance of $146.5 million EIRR Bonds Series 2007A and 2007B were used for the repayment of $146.5 million of Series 1998A, B and D EIRR bonds in 2007 that were classified as current maturities at December 31, 2006.

DISCONTINUED OPERATIONS – STRATEGIC ENERGY

Sale of Strategic Energy
In 2007, Great Plains Energy retained Merrill Lynch & Co. as financial advisor to assist in a review of strategic and structural alternatives for its Strategic Energy subsidiary.  In April 2008, the Board of Directors approved management’s recommendation to sell Strategic Energy and Great Plains Energy entered into an agreement with Direct Energy Services, LLC (Direct Energy), a subsidiary of Centrica plc, under which Direct Energy acquired all of Great Plains Energy’s interest in Strategic Energy.  On June 2, 2008, Great Plains Energy completed the sale of Strategic Energy.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Strategic Energy is reported as discontinued operations for the periods presented.  See Note 11 to the consolidated financial statements for additional information.

CAPITAL REQUIREMENTS AND LIQUIDITY

Great Plains Energy operates through its subsidiaries and has no material assets other than the stock of its subsidiaries.  Great Plains Energy’s ability to make payments on its debt securities and its ability to pay dividends is dependent on its receipt of dividends or other distributions from its subsidiaries and proceeds from the issuance of its securities.

Great Plains Energy’s capital requirements are principally comprised of KCP&L’s utility construction and other capital expenditures and debt maturities.  These items as well as additional cash and capital requirements for the companies are discussed below.

Great Plains Energy's liquid resources at December 31, 2007, consisted of $67.1 million of cash and cash equivalents on hand, including $43.1 million in assets of discontinued operations and $3.2 million at consolidated KCP&L, and $623.8 million of unused bank lines of credit.  The unused lines consisted of $259.4 million from Great Plains Energy's revolving credit facility, $222.3 million from KCP&L's revolving credit facility and $142.1 million from Strategic Energy’s revolving credit facility and receivables facility.  Strategic Energy is reported as discontinued operations for the periods presented.

See Note 18 to the consolidated financial statements for more information on Great Plains Energy’s and KCP&L’s revolving credit facilities.

KCP&L currently expects to fund its Comprehensive Energy Plan from a combination of internal and external sources including, but not limited to, contributions from rate increases, capital contributions to KCP&L from Great Plains Energy's security issuances and new short and long-term debt financing.  KCP&L’s capital requirements are expected to be substantial over the next several years as it funds the Comprehensive Energy Plan.

KCP&L expects to meet day-to-day cash flow requirements including interest payments, construction requirements (excluding its Comprehensive Energy Plan), dividends to Great Plains Energy and pension benefit plan funding requirements, discussed below, with internally generated funds.  KCP&L may not be able to meet these requirements with internally generated funds because of the effect of inflation on operating expenses, the level of MWh sales, regulatory actions, compliance with environmental regulations and the availability of generating units.  The funds Great Plains Energy and consolidated KCP&L need to retire maturing debt will be provided from operations, the issuance of long and short-term debt and/or the issuance of equity or equity-linked instruments.  In addition, the Company may issue debt, equity and/or equity-linked instruments to finance growth or take advantage of new opportunities.

In February 2007, Great Plains Energy entered into an agreement to acquire Aquila.  If the proposed acquisition of Aquila occurs, the future capital requirements of Aquila will further increase Great Plains Energy’s capital requirements.  See Note 2 to the consolidated financial statements for additional information.

Cash Flows from Operating Activities
Great Plains Energy and consolidated KCP&L generated positive cash flows from operating activities for the periods presented.  The increase in cash flows from operating activities for Great Plains Energy in 2007 compared to 2006 reflects an increase in consolidated KCP&L’s cash flows from operating activities partially offset by a $15.5 million increase in deferred merger costs at Great Plains Energy and a lower retail margin per MWh without the impact of unrealized fair value gains and losses at Strategic Energy.  Consolidated KCP&L’s increase in cash flows from operating activities in 2007 compared to 2006 reflects KCP&L’s higher retail and wholesale revenues more than offsetting higher operating expenses combined with $24.0 million in proceeds from sales of SO2 emission allowances in 2007.  Other changes in working capital detailed in Note 3 to the consolidated financial statements also impacted operating cash flows.

The changes in cash flows from operating activities for Great Plains Energy and consolidated KCP&L in 2006 compared to 2005 reflect KCP&L’s sales of SO2 emission allowances during 2005 resulting in proceeds of $61.0 million and KCP&L’s $12.0 million cash settlement of T-Locks in 2005.  The timing of the Wolf Creek outage affects the deferred refueling outage costs, deferred income taxes and amortization of nuclear fuel.  Other changes in working capital detailed in Note 3 to the consolidated financial statements also impacted operating cash flows.  The individual components of working capital vary with normal business cycles and operations.

Cash Flows from Investing Activities
Great Plains Energy’s and consolidated KCP&L’s cash used for investing activities varies with the timing of utility capital expenditures and purchases of investments and nonutility property.  Investing activities are offset by the proceeds from the sale of properties and insurance recoveries.

Great Plains Energy’s and consolidated KCP&L’s utility capital expenditures increased $35.6 million in 2007 compared to 2006 due to KCP&L’s cash utility expenditures, including $27.0 million related to KCP&L’s Comprehensive Energy Plan.

Great Plains Energy’s and consolidated KCP&L’s utility capital expenditures increased $148.6 million and $143.8 million, respectively, in 2006 compared to 2005 due to KCP&L’s cash utility capital expenditures, including $234.3 million related to KCP&L’s Comprehensive Energy Plan, $10.2 million to upgrade a transmission line, $13.8 million to purchase automated meter reading equipment and $23.4 million to purchase rail cars partially offset by 2005 investing activities including $154.0 million to purchase combustion turbines and $25.3 million related to wind generation and environmental upgrades.  Additionally in 2006, KCP&L received $15.8 million of litigation recoveries related to Hawthorn No. 5, compared to $10.0 million of insurance recoveries received in 2005.

Cash Flows from Financing Activities
Great Plains Energy’s cash flows from financing activities in 2007 reflect consolidated KCP&L’s repayment and issuance of Senior Notes; Great Plains Energy’s issuance, at a discount, of $100.0 million of 6.875% Senior Notes that mature in 2017, an increase in short-term borrowings and the $12.3 million settlement of an equity forward contract at Great Plains Energy.  Consolidated KCP&L’s cash flows from financing activities in 2007 reflect KCP&L’s repayment of its $225.0 million of 6.00% Senior Notes at maturity, issuance, at a discount, of $250.0 million of 5.85% Senior Notes that mature in 2017, and an increase in short-term borrowings.  Consolidated KCP&L’s short-term borrowings have increased primarily to support expenditures related to the Comprehensive Energy Plan.

Great Plains Energy’s cash flows from financing activities in 2006 reflect Great Plains Energy’s proceeds of $144.3 million from the issuance of 5.2 million shares of common stock at $27.50 per share in May 2006.  Fees related to this issuance were $5.2 million.  Great Plains Energy used the proceeds to make a $134.6 million equity contribution to KCP&L.  Great Plains Energy and consolidated KCP&L’s net cash from financing activities in 2006 compared to 2005 increased due to an increase in KCP&L’s short-term borrowings primarily to support expenditures related to the Comprehensive Energy Plan.  Consolidated KCP&L’s net cash from financing activities also increased due to a $23.7 million decrease in dividends paid to Great Plains Energy.

Great Plains Energy’s and consolidated KCP&L’s cash flows from financing activities in 2005 reflect KCP&L’s issuance of $250.0 million of 6.05% unsecured senior notes, $35.9 million of secured EIRR bonds Series 2005 and $50.0 million of unsecured EIRR bonds Series 2005.  The proceeds from these issuances were used to repay $250.0 million of 7.125% unsecured senior notes, $35.9 million of secured 1994 Series EIRR bonds and $50.0 million of Series C EIRR bonds.

Financing Authorization
Under stipulations with the MPSC and KCC, Great Plains Energy and KCP&L maintain common equity at not less than 30% and 35%, respectively, of total capitalization.  KCP&L’s long-term financing activities are subject to the authorization of the MPSC.  In 2005, the MPSC authorized KCP&L to issue up to $635.0 million of long-term debt and to enter into interest rate hedging instruments in connection with such debt through December 31, 2009.  KCP&L utilized $500.0 million of this amount with the issuance of its 6.05% unsecured senior notes maturing in 2035 and its 5.85% unsecured senior notes maturing in 2017, leaving $135.0 million of authorization remaining.  In February 2008, KCP&L received authorization from the MPSC to increase the $635.0 million authorization to $1.4 billion through December 31, 2009.

In December 2007, FERC authorized KCP&L to have outstanding at any time up to a total of $800.0 million in short-term debt instruments through December 2009.  The authorization is subject to four restrictions: (i) proceeds of debt backed by utility assets must be used for utility purposes; (ii) if any utility assets that secure authorized debt are divested or spun off, the debt must follow the assets and also be divested or spun off; (iii) if any proceeds of the authorized debt are used for non-utility purposes, the debt must follow the non-utility assets (specifically, if the non-utility assets are divested or spun off, then a proportionate share of the debt must follow the divested or spun off non-utility assets);

and (iv) if utility assets financed by the authorized short-term debt are divested or spun off to another entity, a proportionate share of the debt must also be divested or spun off.

Significant Financing Activities
Great Plains Energy
Great Plains Energy has an effective shelf registration statement for the sale of unspecified amounts of securities that was filed and became effective in May 2006.  During 2007, Great Plains Energy issued $100.0 million of 6.875% unsecured Senior Notes.  Great Plains Energy used the proceeds to make a $94.0 million equity contribution to KCP&L.

In February 2007, Great Plains Energy exercised its rights to redeem its $163.6 million FELINE PRIDES senior notes in full satisfaction of each holder’s obligation to purchase the Company’s common stock under the purchase contracts and issued 5.2 million shares of common stock to the holders of the FELINE PRIDES purchase contracts.

In 2006, Great Plains Energy also entered into a forward sale agreement with Merrill Lynch Financial Markets, Inc. (forward purchaser) for 1.8 million shares of Great Plains Energy common stock.  In April 2007, Great Plains Energy elected to terminate the forward sale agreement and settle it in cash.  Based on the difference between Great Plains Energy’s average stock price of $32.60 over the period used to determine the settlement and the then-applicable forward price of $25.58, Great Plains Energy paid $12.3 million to Merrill Lynch Financial Markets, Inc.

In 2007, Great Plains Energy entered into three FSS, with a total notional amount of $250.0 million, to hedge against interest rate fluctuations on future issuances of long-term debt.  The long-term debt issuance is contingent on the consummation of the acquisition of Aquila.  The FSS was designed to effectively remove most of the interest rate and to the extent that swap spreads correlate with credit spreads, some degree of credit spread uncertainty with respect to the debt to be issued, thereby enabling Great Plains Energy to predict with greater assurance its future interest costs on that debt.

KCP&L
KCP&L has an effective shelf registration statement providing for the sale of up to $900.0 million of investment grade notes and general mortgage bonds that became effective in January 2008.  This is intended to preserve KCP&L’s flexibility to access the debt capital markets.

In 2007, KCP&L’s $146.5 million of unsecured EIRR Bonds Series 2007A and 2007B were issued.  The bonds mature on September 1, 2035, and will bear interest as determined through 35-day auction periods.  The EIRR Bonds Series 2007A and 2007B are covered by a municipal bond insurance policy issued by Financial Guaranty Insurance Company (FGIC).  The insurance agreement between KCP&L and FGIC provides for reimbursement by KCP&L for any amounts that FGIC pays under the municipal bond insurance policy.  The insurance policy is in effect for the term of the bonds.  The policy also restricts the amount of secured debt KCP&L may issue.  In the event KCP&L issues debt secured by liens not permitted by the agreement, KCP&L is required to issue and deliver to FGIC first mortgage bonds or similar securities equal in principal amount to the principal amount of the EIRR Bonds Series 2007A and 2007B then outstanding.  The proceeds from the issuance of $146.5 million EIRR Bonds Series 2007A and 2007B were used for the repayment of $146.5 million of Series 1998 A, B and D EIRR bonds.

In 2007, KCP&L issued $250.0 million of 5.85% unsecured Senior Notes.  The proceeds from this issuance were used to repay a short-term intercompany loan from Great Plains Energy.  KCP&L used the proceeds from the intercompany loan to repay its $225.0 million unsecured 6.00% Senior Notes at maturity.

In 2007, Great Plains Energy entered into three T-Locks with a notional amount of $350.0 million, to hedge against interest rate fluctuations on the U.S. Treasury rate component on future issuances of long-term debt.  Following a change in financing plans, Great Plains Energy assigned the T-Locks to KCP&L.  The T-Locks will settle simultaneously with the issuance of future long-term fixed rate debt issued by KCP&L.  The T-Locks remove the uncertainty with respect to the U.S. Treasury rate component of the debt to be issued, thereby enabling KCP&L to predict with greater assurance its future interest costs on that debt.

Debt Agreements
See Note 18 to the consolidated financial statements for discussion of Great Plains Energy’s and KCP&L’s revolving credit facilities.

Projected Utility Capital Expenditures
KCP&L’s cash utility capital expenditures, excluding allowance for funds used to finance construction, were $511.5 million, $475.9 million and $332.1 million in 2007, 2006 and 2005, respectively.  Utility capital expenditures projected for the next three years, excluding allowance for funds used during construction, are detailed in the following table.

	2008	2009	2010
	(millions)
Generating facilities	$553.0	$385.7	$676.6
Nuclear fuel	16.0	17.5	32.0
Distribution and transmission facilities	125.7	112.4	112.3
General facilities	30.0	48.2	39.6
Total	$724.7	$563.8	$860.5

This utility capital expenditure plan is subject to continual review and change and includes utility capital expenditures related to KCP&L’s Comprehensive Energy Plan for environmental investments and new capacity.  See Note 6 to the consolidated financial statements for additional discussion of Comprehensive Energy Plan expenditures.  If the proposed acquisition of Aquila is completed, Great Plains Energy expects to increase its utility capital expenditures.  See Note 2 to the consolidated financial statements for additional information.

Pensions
The Company maintains defined benefit plans for substantially all employees of KCP&L, Services and WCNOC and incurs significant costs in providing the plans, with the majority incurred by KCP&L.  Funding of the plans equals or exceeds the minimum requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

The Company contributed $32.7 million to the plans in 2007 to meet ERISA funding requirements.  In 2006, the Company contributed $19.8 million to the plans, which included $14.0 million of funding above the minimum ERISA funding requirements.  The 2007 and 2006 contributions were paid by KCP&L.

The Company expects to contribute $29.3 million to the plans in 2008 to satisfy the funding requirements of ERISA and the 2007 MPSC and KCC rate orders, all of which will be paid by KCP&L.  Management believes KCP&L has adequate access to capital resources through cash flows from operations or through existing lines of credit to support the funding requirements.

Effective January 1, 2008, the Company amended the retirement programs for management employees (other than WCNOC employees) to allow current employees the option to remain in the existing program or to choose a new retirement program which will provide, among other things, an enhanced benefit under the employee savings plan (401(k)) and a lower benefit accrual rate under the defined pension benefit plan.  Employees hired after September 1, 2007, will be placed in the new retirement program.

Credit Ratings
At December 31, 2007, the major credit rating agencies rated Great Plains Energy’s and KCP&L’s securities as detailed in the following table.

	Moody's	Standard
	Investors Service	& Poor's
Great Plains Energy
Outlook	Stable	Credit Watch Negative
Corporate Credit Rating	-	BBB
Preferred Stock	Ba1	BB+
Senior Unsecured Debt	Baa2	BBB-

KCP&L
Outlook	Stable	Credit Watch Negative
Senior Secured Debt	A2	BBB
Senior Unsecured Debt	A3	BBB
Commercial Paper	P-2	A-3

The ratings presented reflect the current views of these rating agencies and are subject to change.  Great Plains Energy and KCP&L view maintenance of strong credit ratings as extremely important and to that end an active and ongoing dialogue is maintained with the agencies with respect to results of operations, financial position, and future prospects.  A decrease in these credit ratings would have an adverse impact on Great Plains Energy’s and KCP&L’s access to capital, its cost of funds, the amount of collateral required under power supply agreements and Great Plains Energy’s ability to provide credit support for its subsidiaries.

On February 28, 2008, Moody’s Investors Service (Moody’s) announced that the outlook for both Great Plains Energy and KCP&L would be changed from “Stable” to “Negative”.  The Negative outlook captures Moody’s concern that Great Plains Energy’s credit metrics and financial flexibility may be weakened more than anticipated following its acquisition of Aquila based on the current regulatory proposal before the MPSC.  Moody's also cited recent disclosure by Great Plains Energy of potential cost pressures on KCP&L's Iatan No. 1 and Iatan No. 2 projects, as well as recent weakness in certain key credit metrics at KCP&L as contributing to the changed outlook.  See Notes 2 and 6 to the consolidated financial statements for additional information.

None of Great Plains Energy’s and KCP&L’s outstanding debt, except for the notes associated with affordable housing investments, requires the acceleration of interest and/or principal payments in the event of a ratings downgrade, unless the downgrade occurs in the context of a merger, consolidation or sale.  The anticipated acquisition of Aquila will not be a merger, consolidation or sale that would trigger acceleration of interest and/or principal payments.  In the event of a downgrade, Great Plains Energy and KCP&L and/or their subsidiaries would be subject to increased interest costs on their credit facilities.  The interest rate on Great Plains Energy’s $100.0 million of 6.875% Senior Notes due 2017, will increase if the notes are not rated investment grade.  Additionally, in KCP&L’s bond insurance policies on its secured 1992 series EIRR bonds totaling $31.0 million, its Series 1993A and 1993B EIRR bonds totaling $79.5 million, its secured and unsecured EIRR Bonds Series 2005 totaling $35.9 million and $50.0 million, respectively, and its EIRR Bonds Series 2007A and 2007B totaling $146.5 million, KCP&L has agreed to limits on its ability to issue additional mortgage bonds based on the mortgage bond’s credit ratings.  See Note 19 to the consolidated financial statements.  The interest rates on $257.0 million of these EIRR bonds are periodically reset through auction processes.  The bond insurance policies were issued by either XL Capital Assurance, Inc., (XLCA) or FGIC.  Both firms and the supported KCP&L auction rate bonds were downgraded by at least two rating agencies in January and February 2008.  Concerns related to municipal bond insurers' credit have adversely affected the ordinary course of operation of auctions for these types of bonds.  The interest rates set in recent auctions of KCP&L's auction rate bonds have been adversely affected by these concerns, and the adverse effects are expected to continue until the bonds are changed to another interest rate mode.  Management is pursuing alternatives to mitigate exposure from these downgrades.

Supplemental Capital Requirements and Liquidity Information
The information in the following tables is provided to summarize cash obligations and commercial commitments.

Great Plains Energy Contractual Obligations

Payment due by period	2008	2009	2010	2011	2012	After 2012	Total
Long-term debt	(millions)
Principal	$0.3	$-	$-	$150.0	$12.4	$942.9	$1,105.6
Interest	62.2	62.2	62.2	61.0	52.0	713.2	1,012.8
Lease obligations	17.4	14.1	8.7	7.8	7.7	74.7	130.4
Pension plans	29.3	(a)	(a)	(a)	(a)	(a)	29.3
Purchase obligations
Fuel	120.0	68.1	65.4	12.2	15.3	187.3	468.3
Purchased capacity	9.0	8.6	6.3	4.7	4.7	10.8	44.1
Comprehensive Energy Plan	705.4	286.7	53.1	-	-	-	1,045.2
Other	101.3	19.5	27.8	10.2	11.3	22.4	192.5
Total contractual obligations	$1,044.9	$459.2	$223.5	$245.9	$103.4	$1,951.3	$4,028.2

Consolidated KCP&L Contractual Obligations

Payment due by period	2008	2009	2010	2011	2012	After 2012	Total
Long-term debt	(millions)
Principal	$-	$-	$-	$150.0	$12.4	$842.9	$1,005.3
Interest	55.3	55.3	55.3	54.1	45.1	680.9	946.0
Lease obligations	17.4	14.1	8.7	7.8	7.7	74.7	130.4
Pension plans	29.3	(a)	(a)	(a)	(a)	(a)	29.3
Purchase obligations
Fuel	120.0	68.1	65.4	12.2	15.3	187.3	468.3
Purchased capacity	9.0	8.6	6.3	4.7	4.7	10.8	44.1
Comprehensive Energy Plan	705.4	286.7	53.1	-	-	-	1,045.2
Other	101.3	19.5	27.8	10.2	11.3	22.4	192.5
Total contractual obligations	$1,037.7	$452.3	$216.6	$239.0	$96.5	$1,819.0	$3,861.1
(a) Contributions expected beyond 2008 but not yet determined.

Long-term debt includes current maturities.  Great Plains Energy’s long-term debt principal excludes $2.4 million of discounts on senior notes.  KCP&L’s long-term debt principal excludes $1.9 million of discounts on senior notes.  Variable rate interest obligations are based on rates as of December 31, 2007.  See Note 19 to the consolidated financial statements for additional information.

Lease commitments end in 2028 and include capital and operating lease obligations; capital lease obligations are $0.2 million per year for the years 2008 through 2012 and total $3.7 million after 2012.  Lease obligations also include railcars to serve jointly-owned generating units where KCP&L is the managing partner.  KCP&L will be reimbursed by the other owners for approximately $2.0 million per year ($19.3 million total) of the amounts included in the tables above.

The Company expects to contribute $29.3 million to the pension plans in 2008 to satisfy the funding requirements of ERISA and the 2007 MPSC and KCC rate orders, all of which will be paid by KCP&L.  Additional contributions to the plans are expected beyond 2008 in amounts sufficient to meet ERISA funding requirements; however, these amounts have not yet been determined.

Fuel represents KCP&L’s 47% share of Wolf Creek nuclear fuel commitments, KCP&L’s share of coal purchase commitments based on estimated prices to supply coal for generating plants and KCP&L’s share of rail transportation commitments for moving coal to KCP&L’s generating units.

KCP&L purchases capacity from other utilities and nonutility suppliers.  Purchasing capacity provides the option to purchase energy if needed or when market prices are favorable.  KCP&L has capacity sales agreements not included above that total $11.2 million per year for 2008 through 2011, $6.9 million in 2012 and $1.6 million in 2013.

Comprehensive Energy Plan represents KCP&L’s contractual commitments for projects included in its Comprehensive Energy Plan, including jointly owned units.  KCP&L expects to be reimbursed by other owners for their respective share of Iatan No. 2 and environmental retrofit costs included in the Comprehensive Energy Plan contractual commitments.  Other purchase obligations represent individual commitments entered into in the ordinary course of business.

Great Plains Energy and consolidated KCP&L adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, ”Accounting for Income Taxes” on January 1, 2007.  At December 31, 2007, the total liability for unrecognized tax benefits for Great Plains Energy and consolidated KCP&L was $21.9 million and $19.6 million, respectively.  Great Plains Energy and consolidated KCP&L are unable to determine reasonably reliable estimates of the period of cash settlement with the respective taxing authorities.  An estimate of the amount of unrecognized tax benefits that may be recognized in the next twelve months was $8 million to $10 million for Great Plains Energy and $7 million to $9 million for KCP&L at December 31, 2007.

Great Plains Energy and consolidated KCP&L have long-term liabilities recorded on their consolidated balance sheets at December 31, 2007, that do not have a definitive cash payout date and are not included in the tables above.

Off-Balance Sheet Arrangements
KCP&L is contingently liable for guaranteed energy savings under an agreement with a customer, guaranteeing an aggregate value of approximately $2.9 million over the next three years.  A subcontractor would indemnify KCP&L for any payments made by KCP&L under this guarantee.

KCP&L also has guarantees related to bond insurance policies that it has as a credit enhancement to its secured 1992 series EIRR bonds totaling $31.0 million, its Series 1993A and 1993B EIRR bonds totaling $79.5 million, its EIRR Bond Series 2005 totaling $85.9 million and its EIRR Bonds Series 2007A and 2007B totaling $146.5 million.  The insurance agreement between KCP&L and the issuer of the bond insurance policies provides for reimbursement by KCP&L for any amounts the insurer pays under the bond insurance policies.

New Accounting Standards
See Note 24 to the consolidated financial statements for information regarding new accounting standards.

ITEM 8.  CONSOLIDATED FINANCIAL STATEMENTS

GREAT PLAINS ENERGY
Consolidated Statements of Income

Year Ended December 31	2007	2006	2005
Operating Revenues	(millions, except per share amounts)
Electric revenues - KCP&L	$1,292.7	$1,140.4	$1,130.8
Other revenues	-	-	0.1
Total	1,292.7	1,140.4	1,130.9
Operating Expenses
Fuel	245.5	229.5	208.4
Purchased power - KCP&L	101.0	26.4	61.3
Skill set realignment (deferral) cost (Note 8)	(8.9)	9.4	-
Operating expenses - KCP&L	295.8	260.3	263.4
Selling, general and administrative - non-regulated	20.9	10.3	13.5
Maintenance	91.7	83.8	90.0
Depreciation and amortization	175.6	152.7	146.7
General taxes	114.4	108.9	105.5
(Gain) loss on property	-	(0.6)	3.4
Other	0.2	-	2.4
Total	1,036.2	880.7	894.6
Operating income	256.5	259.7	236.3
Non-operating income	8.8	15.9	17.4
Non-operating expenses	(5.6)	(6.6)	(16.6)
Interest charges	(91.9)	(70.1)	(71.6)
Income from continuing operations before income taxes, minority
interest in subsidiaries and loss from equity investments	167.8	198.9	165.5
Income taxes	(44.9)	(60.3)	(22.2)
Minority interest in subsidiaries	-	-	(7.8)
Loss from equity investments, net of income taxes	(2.0)	(1.9)	(0.4)
Income from continuing operations	120.9	136.7	135.1
Income (loss) from discontinued operations, net of income taxes (Note 11)	38.3	(9.1)	27.2
Net income	159.2	127.6	162.3
Preferred stock dividend requirements	1.6	1.6	1.6
Earnings available for common shareholders	$157.6	$126.0	$160.7

Average number of basic common shares outstanding	84.9	78.0	74.6
Average number of diluted common shares outstanding	85.2	78.2	74.7

Basic earnings (loss) per common share
Continuing operations	$1.41	$1.74	$1.79
Discontinued operations	0.45	(0.12)	0.36
Basic earnings per common share	$1.86	$1.62	$2.15

Diluted earnings (loss) per common share
Continuing operations	$1.40	$1.73	$1.79
Discontinued operations	0.45	(0.12)	0.36
Diluted earnings per common share	$1.85	$1.61	$2.15

Cash dividends per common share	$1.66	$1.66	$1.66

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Balance Sheets

	December 31
	2007	2006
ASSETS	(millions, except share amounts)
Current Assets
Cash and cash equivalents	$24.0	$16.0
Receivables, net	166.0	114.3
Fuel inventories, at average cost	35.9	27.8
Materials and supplies, at average cost	64.0	59.8
Deferred refueling outage costs	6.5	13.9
Refundable income taxes	16.0	7.6
Deferred income taxes	3.6	0.3
Assets of discontinued operations (Note 11)	487.1	455.3
Derivative instruments	0.7	0.2
Other	11.0	10.4
Total	814.8	705.6
Nonutility Property and Investments
Affordable housing limited partnerships	17.3	23.1
Nuclear decommissioning trust fund	110.5	104.1
Other	7.5	7.2
Total	135.3	134.4
Utility Plant, at Original Cost
Electric	5,450.6	5,268.5
Less-accumulated depreciation	2,596.9	2,456.2
Net utility plant in service	2,853.7	2,812.3
Construction work in progress	530.2	214.5
Nuclear fuel, net of amortization of $120.2 and $103.4	60.6	39.4
Total	3,444.5	3,066.2
Deferred Charges and Other Assets
Regulatory assets	400.1	434.4
Other	37.4	18.3
Total	437.5	452.7
Total	$4,832.1	$4,358.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Balance Sheets

	December 31
	2007	2006
LIABILITIES AND CAPITALIZATION	(millions, except share amounts)
Current Liabilities
Notes payable	$42.0	$-
Commercial paper	365.8	156.4
Current maturities of long-term debt	0.3	389.7
EIRR bonds classified as current	-	144.7
Accounts payable	241.4	179.0
Accrued taxes	19.5	18.6
Accrued interest	16.6	14.1
Accrued compensation and benefits	22.1	26.9
Pension and post-retirement liability	1.3	1.0
Liabilities of discontinued operations (Note 11)	253.4	324.0
Derivative instruments	44.4	2.7
Other	10.2	10.4
Total	1,017.0	1,267.5
Deferred Credits and Other Liabilities
Deferred income taxes	608.0	646.1
Deferred investment tax credits	27.0	28.5
Asset retirement obligations	94.5	91.8
Pension and post-retirement liability	157.2	176.2
Regulatory liabilities	144.1	114.7
Other	74.5	45.7
Total	1,105.3	1,103.0
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
86,325,136 and 80,405,035 shares issued, stated value	1,065.9	896.8
Retained earnings	506.9	493.4
Treasury stock-90,929 and 53,499 shares, at cost	(2.8)	(1.6)
Accumulated other comprehensive loss	(2.1)	(46.7)
Total	1,567.9	1,341.9
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10.0	10.0
4.50% - 100,000 shares issued	10.0	10.0
4.20% - 70,000 shares issued	7.0	7.0
4.35% - 120,000 shares issued	12.0	12.0
Total	39.0	39.0
Long-term debt (Note 19)	1,102.9	607.5
Total	2,709.8	1,988.4
Commitments and Contingencies (Note 13)
Total	$4,832.1	$4,358.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Cash Flows

Year Ended December 31	2007	2006	2005
Cash Flows from Operating Activities	(millions)
Net income	$159.2	$127.6	$162.3
Adjustments to reconcile income to net cash from operating activities:
Depreciation and amortization	183.8	160.5	153.1
Amortization of:
Nuclear fuel	16.8	14.4	13.4
Other	7.4	9.4	10.5
Deferred income taxes, net	23.8	(11.0)	(23.2)
Investment tax credit amortization	(1.5)	(1.2)	(3.9)
Loss from equity investments, net of income taxes	2.0	1.9	0.4
(Gain) loss on property	-	(0.6)	3.3
Minority interest in subsidiaries	-	-	7.8
Fair value impacts from energy contracts	(52.8)	56.7	(2.5)
Fair value impacts from interest rate hedging	17.9	-	-
Other operating activities (Note 3)	(24.4)	(48.8)	95.6
Net cash from operating activities	332.2	308.9	416.8
Cash Flows from Investing Activities
Utility capital expenditures	(511.5)	(475.9)	(327.3)
Allowance for borrowed funds used during construction	(14.4)	(5.7)	(1.6)
Purchases of investments	-	-	(15.0)
Purchases of nonutility property	(4.5)	(4.2)	(6.8)
Proceeds from sale of assets and investments	0.1	0.4	17.4
Purchases of nuclear decommissioning trust investments	(58.0)	(49.7)	(34.6)
Proceeds from nuclear decommissioning trust investments	54.3	46.0	31.0
Purchase of additional indirect interest in Strategic Energy	-	(0.7)	-
Hawthorn No. 5 partial insurance recovery	-	-	10.0
Hawthorn No. 5 partial litigation recoveries	-	15.8	-
Other investing activities	(13.0)	(1.7)	(0.9)
Net cash from investing activities	(547.0)	(475.7)	(327.8)
Cash Flows from Financing Activities
Issuance of common stock	10.5	153.6	9.1
Issuance of long-term debt	495.6	-	334.4
Issuance fees	(5.7)	(6.2)	(4.5)
Repayment of long-term debt	(372.5)	(1.7)	(339.2)
Net change in short-term borrowings	251.4	118.5	17.9
Dividends paid	(144.5)	(132.6)	(125.5)
Equity forward settlement	(12.3)	-	-
Other financing activities	(2.4)	(6.1)	(5.9)
Net cash from financing activities	220.1	125.5	(113.7)
Net Change in Cash and Cash Equivalents	5.3	(41.3)	(24.7)
Cash and Cash Equivalents at Beginning of Year (includes $45.8 million,
$76.4 million and $66.9 million of cash included in assets of discontinued
operations in 2007, 2006 and 2005, respectively)	61.8	103.1	127.8
Cash and Cash Equivalents at End of Year (includes $43.1 million, $45.8 million and $76.4 million of cash included in assets of discontinued
operations in 2007, 2006 and 2005, respectively)	$67.1	$61.8	$103.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Common Shareholders' Equity

Year Ended December 31	2007		2006		2005
	Shares	Amount	Shares	Amount	Shares	Amount
Common Stock	(millions, except share amounts)
Beginning balance	80,405,035	$896.8	74,783,824	$744.5	74,394,423	$732.0
Issuance of common stock	5,571,574	174.1	5,574,385	153.6	313,026	9.4
Issuance of restricted common stock	348,527	11.1	46,826	1.3	76,375	2.3
Common stock issuance fees		-		(5.2)		-
Equity compensation expense		2.1		2.6		1.4
Equity forward settlement		(12.3)		-		-
Unearned Compensation
Issuance of restricted common stock		(11.1)		(1.4)		(2.4)
Forfeiture of restricted common stock		0.2		0.1		0.3
Compensation expense recognized		4.8		1.3		1.4
Other		0.2		-		0.1
Ending balance	86,325,136	1,065.9	80,405,035	896.8	74,783,824	744.5
Retained Earnings
Beginning balance		493.4		498.6		462.1
Cumulative effect of a change in accounting principle (Note 10)		(0.9)		-		-
Net income		159.2		127.6		162.3
Dividends:
Common stock		(142.9)		(131.0)		(123.8)
Preferred stock - at required rates		(1.6)		(1.6)		(1.6)
Performance shares		(0.3)		(0.2)		(0.3)
Options		-		-		(0.1)
Ending balance		506.9		493.4		498.6
Treasury Stock
Beginning balance	(53,499)	(1.6)	(43,376)	(1.3)	(28,488)	(0.9)
Treasury shares acquired	(37,430)	(1.2)	(11,338)	(0.3)	(18,385)	(0.5)
Treasury shares reissued	-	-	1,215	-	3,497	0.1
Ending balance	(90,929)	(2.8)	(53,499)	(1.6)	(43,376)	(1.3)
Accumulated Other Comprehensive Income (Loss)
Beginning balance		(46.7)		(7.7)		(41.0)
Derivative hedging activity, net of tax		43.2		(74.7)		28.4
Change in unrecognized pension expense, net of tax		1.4		-		-
Minimum pension obligation, net of tax		-		15.9		4.9
Adjustment to initially apply SFAS No. 158, net of tax		-		(170.2)		-
Regulatory adjustment		-		190.0		-
Ending balance		(2.1)		(46.7)		(7.7)
Total Common Shareholders' Equity		$1,567.9		$1,341.9		$1,234.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Comprehensive Income

Year Ended December 31	2007	2006	2005
	(millions)
Net income	$159.2	$127.6	$162.3
Other comprehensive income (loss)
Gain (loss) on derivative hedging instruments	(8.4)	(181.5)	84.1
Income taxes	2.4	75.0	(34.7)
Net gain (loss) on derivative hedging instruments	(6.0)	(106.5)	49.4
Reclassification to expenses, net of tax	49.2	31.8	(21.0)
Derivative hedging activity, net of tax	43.2	(74.7)	28.4
Defined benefit pension plans
Net gains arising during period	2.0	-	-
Less: amortization of net gains included in
net periodic benefit costs	0.4	-	-
Prior service costs arising during the period	(0.3)	-	-
Less: amortization of prior service costs included in
net periodic benefit costs	0.1	-	-
Income taxes	(0.8)	-	-
Net change in unrecognized pension expense	1.4	-	-
Change in minimum pension obligation	-	25.5	8.7
Income taxes	-	(9.6)	(3.8)
Net change in minimum pension obligation	-	15.9	4.9
Comprehensive income	$203.8	$68.8	$195.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED
Notes to Consolidated Financial Statements

The terms “Great Plains Energy,” “Company,” “KCP&L” and “consolidated KCP&L” are used throughout this report.  “Great Plains Energy” and the “Company” refer to Great Plains Energy Incorporated and its consolidated subsidiaries, unless otherwise indicated.  “KCP&L” refers to Kansas City Power & Light Company, and “consolidated KCP&L” refers to KCP&L and its consolidated subsidiaries.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Great Plains Energy, a Missouri corporation incorporated in 2001, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries.  Great Plains Energy has four wholly owned direct subsidiaries with operations or active subsidiaries:

•
KCP&L is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas.  At the end of 2007, KCP&L had two wholly owned subsidiaries, Kansas City Power & Light Receivables Company (Receivables Company) and Home Service Solutions Inc. (HSS).  HSS has no active operations and effective January 2, 2008, its ownership was transferred to KLT Inc.

•
KLT Inc. is an intermediate holding company that primarily holds indirect interests in Strategic Energy, L.L.C. (Strategic Energy), which provides competitive retail electricity supply services in several electricity markets offering retail choice, and holds investments in affordable housing limited partnerships.  KLT Inc. also wholly owns KLT Gas Inc. (KLT Gas) and KLT Telecom Inc., which have no active operations.

•
Innovative Energy Consultants Inc. (IEC) is an intermediate holding company that holds an indirect interest in Strategic Energy.  IEC does not own or operate any assets other than its indirect interest in Strategic Energy.  When combined with KLT Inc.’s indirect interest in Strategic Energy, the Company indirectly owns 100% of Strategic Energy.

•
In April 2008, the Board of Directors approved management’s recommendation to sell Strategic Energy and Great Plains Energy entered into an agreement with Direct Energy Services, LLC (Direct Energy), a subsidiary of Centrica plc, under which Direct Energy acquired all of Great Plains Energy’s interest in Strategic Energy.  On June 2, 2008, Great Plains Energy completed the sale of Strategic Energy.  See Note 11 for additional information.

•	Great Plains Energy Services Incorporated (Services) provides services at cost to Great Plains Energy and its subsidiaries, including consolidated KCP&L.

Great Plains Energy’s and consolidated KCP&L’s sole reportable business segment is KCP&L.  See Note 17 for additional information.

Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments with original maturities of three months or less at acquisition.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Nonutility property and investments – Consolidated KCP&L's nonutility property and investments includes nuclear decommissioning trust fund assets recorded at fair value.  Fair value is based on quoted market prices of the investments held by the fund.  In addition to consolidated KCP&L’s investments, Great Plains Energy’s nonutility property and investments include KLT Investments Inc.’s (KLT Investments) affordable housing limited partnerships.  The fair value of KLT Investments' affordable housing limited partnership total portfolio, based on the discounted cash flows generated by tax credits, tax deductions and sale of properties, approximates book value.  The fair values of other various investments are not readily determinable and the investments are therefore stated at cost.

Long-term debt – The incremental borrowing rate for similar debt was used to determine fair value if quoted market prices were not available.  Great Plains Energy’s and consolidated KCP&L’s book values of long-term debt approximated fair values at December 31, 2007.

Derivative instruments – The fair value of derivative instruments is estimated using market quotes, over-the-counter forward price and volatility curves and correlation among power and fuel prices, net of estimated credit risk.

Pension plans – For financial reporting purposes, the market value of plan assets is the fair value.  For regulatory reporting purposes, fair value is determined using a five-year smoothing of assets.

Derivative Instruments
The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.  This statement generally requires derivative instruments to be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.  The Company enters into derivative contracts to manage its exposure to commodity price fluctuations and interest rate risk.  Derivative instruments designated as normal purchases and normal sales (NPNS) and cash flow hedges are used solely for hedging purposes and are not issued or held for speculative reasons.

The Company considers various qualitative factors, such as contract and market place attributes, in designating derivative instruments at inception.  The Company may elect the NPNS exception, which requires the effects of the derivative to be recorded when the underlying contract settles.  The Company accounts for derivative instruments that are not designated as NPNS as cash flow hedges or non-hedging derivatives, which are recorded as assets or liabilities on the consolidated balance sheets at fair value.  In addition, if a derivative instrument is designated as a cash flow hedge, the Company documents its method of determining hedge effectiveness and measuring ineffectiveness.  See Note 22 for additional information regarding derivative financial instruments and hedging activities.

Investments in Affordable Housing Limited Partnerships
At December 31, 2007, KLT Investments had $17.3 million of investments in affordable housing limited partnerships.  Approximately 77% of these investments were recorded at cost; the equity method was used for the remainder.  The investments generate future cash flows from tax credits and tax losses of the partnerships.  The investments also generate cash flows from the sales of the properties.  For most investments, tax credits are received over ten years.  Tax expense is reduced in the year tax credits are generated.  A change in accounting principle relating to investments made after May 19, 1995, requires the use of the equity method when a company owns more than 5% in a limited partnership investment.  Of the investments recorded at cost, $13.0 million exceed this 5% level but were made before May 19, 1995.  Management does not anticipate making significant additional investments in affordable housing limited partnerships at this time.

On a quarterly basis, KLT Investments compares the cost of those properties accounted for by the cost method to the total of projected residual value of the properties and remaining tax credits to be received.  Based on the latest comparison, KLT Investments reduced its investments in affordable housing limited partnerships by $2.0 million, $1.2 million and $10.0 million in 2007, 2006 and 2005, respectively.  These amounts are included in non-operating expenses on Great Plains Energy’s consolidated statements of income.  The properties underlying the partnership investments are subject to certain risks inherent in real estate ownership and management.

Other Nonutility Property
Great Plains Energy’s and consolidated KCP&L’s other nonutility property includes land, buildings and improvements (43-year life) and software (5-year life) and is recorded at historical cost, net of accumulated depreciation.

Utility Plant
KCP&L's utility plant is stated at historical cost.  These costs include taxes, an allowance for the cost of borrowed and equity funds used to finance construction and payroll-related costs, including pensions and other fringe benefits.  Replacements, improvements and additions to units of property are capitalized.  Repairs of property and replacements of items not considered to be units of property are expensed as incurred (except as discussed under Deferred Refueling Outage Costs).  When property units are retired or otherwise disposed, the original cost, net of salvage, is charged to accumulated depreciation.  Substantially all utility plant is pledged as collateral for KCP&L’s mortgage bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented.

As prescribed by the Federal Energy Regulatory Commission (FERC), Allowance for Funds used During Construction (AFDC) is charged to the cost of the plant.  AFDC is included in the rates charged to customers by KCP&L over the service life of the property.  AFDC equity funds are included as a non-cash item in non-operating income and AFDC borrowed funds are a reduction of interest charges.  The rates used to compute gross AFDC are compounded semi-annually and averaged 6.3% in 2007, 7.8% in 2006 and 7.1% in 2005.

The balances of utility plant, at original cost, with a range of estimated useful lives are listed in the following table.

December 31	2007	2006
Utility Plant, at original cost	(millions)
Production (23 - 42 years)	$3,197.2	$3,135.6
Transmission (27 - 76 years)	382.8	364.3
Distribution (8 - 75 years)	1,542.5	1,465.7
General (5 - 50 years)	328.1	302.9
Total (a)	$5,450.6	$5,268.5
(a) Includes $40.4 million and $40.3 million at December 31, 2007 and
2006, respectively, of land and other assets that are not depreciated.

Depreciation and Amortization
Depreciation and amortization of KCP&L’s utility plant other than nuclear fuel is computed using the straight-line method over the estimated lives of depreciable property based on rates approved by state regulatory authorities.  Annual depreciation rates average approximately 3%.  Nuclear fuel is amortized to fuel expense based on the quantity of heat produced during the generation of electricity.

Depreciation of nonutility property is computed using the straight-line method.  Consolidated KCP&L’s nonutility property annual depreciation rates for 2007, 2006 and 2005 were 11.6%, 11.5% and 11.2%, respectively.  Other Great Plains Energy nonutility property annual depreciation rates for 2007, 2006 and 2005 were 14.0%, 13.0% and 6.3%, respectively.

Great Plains Energy’s depreciation expense was $140.9 million, $130.7 million and $130.4 million for 2007, 2006 and 2005, respectively.  Consolidated KCP&L’s depreciation expense was $140.9 million, $130.7 million and $130.3 million for 2007, 2006 and 2005, respectively.  Great Plains Energy’s and consolidated KCP&L’s depreciation and amortization expense includes $25.7 million, $13.8 million and $7.8 million for 2007, 2006 and 2005, respectively, of additional amortizations to help maintain cash flow levels pursuant to MPSC and KCC orders.

Nuclear Plant Decommissioning Costs
Nuclear plant decommissioning cost estimates are based on the immediate dismantlement method and include the costs of decontamination, dismantlement and site restoration.  Based on these cost estimates, KCP&L contributes to a tax-qualified trust fund to be used to decommission Wolf Creek Generating Station (Wolf Creek).  Related liabilities for decommissioning are included on KCP&L’s balance sheet in Asset Retirement Obligations (AROs).  As a result of the authorized regulatory treatment and related regulatory accounting, differences between the decommissioning trust fund asset and the related ARO are recorded as a regulatory asset or liability.  See Note 16 for discussion of AROs including those associated with nuclear plant decommissioning costs.

Deferred Refueling Outage Costs
KCP&L uses the deferral method to account for operations and maintenance expenses incurred in support of Wolf Creek’s scheduled refueling outages and amortizes them evenly (monthly) over the unit’s operating cycle of 18 months until the next scheduled outage.  Replacement power costs during an outage are expensed as incurred.

Regulatory Matters
KCP&L is subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.”  Pursuant to SFAS No. 71, KCP&L defers items on the balance sheet resulting from the effects of the ratemaking process, which would not be recorded if KCP&L were not regulated.  See Note 6 for additional information concerning regulatory matters.

Revenue Recognition
KCP&L recognizes revenues on sales of electricity when the service is provided.  Revenues recorded include electric services provided but not yet billed by KCP&L.  Unbilled revenues are recorded for kWh usage in the period following the customers’ billing cycle to the end of the month.  KCP&L’s estimate is based on net system kWh usage less actual billed kWhs.  KCP&L’s estimated unbilled kWhs are allocated and priced by state across the rate classes based on estimated billing rates.

As a public utility, KCP&L collects from customers gross receipts taxes levied by state and local governments.  These taxes are recorded gross in operating revenues and general taxes on Great Plains Energy’s and consolidated KCP&L’s statements of income.  KCP&L’s gross receipts taxes collected were $44.7 million, $34.1 million and $39.3 million in 2007, 2006 and 2005, respectively.

KCP&L records sale and purchase activity on a net basis in purchased power when Regional Transmission Organization (RTO)/Independent System Operator (ISO) markets require them to sell and purchase power from the RTO/ISO rather than directly transact with suppliers and end-use customers.

KCP&L collects sales taxes from customers and remits to state and local governments.  These taxes are presented on a net basis on Great Plains Energy’s and consolidated KCP&L’s statements of income.

Allowance for Doubtful Accounts
This reserve represents estimated uncollectible accounts receivable and is based on management’s judgment considering historical loss experience and the characteristics of existing accounts.  Provisions for losses on receivables are charged to income to maintain the allowance at a level considered adequate to cover losses.  Receivables are charged off against the reserve when they are deemed uncollectible.

Property Gains and Losses
Net gains and losses from the sales of assets, businesses and asset impairments are recorded in operating expenses.

Asset Impairments
Long-lived assets and finite lived intangible assets subject to amortization are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”  SFAS No. 144 requires that if the sum of the undiscounted expected future cash flows from an asset to be held and used is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements.  The amount of impairment recognized is the excess of the carrying value of the asset over its fair value.

Income Taxes
In accordance with SFAS No. 109, “Accounting for Income Taxes,” Great Plains Energy has recognized deferred taxes for temporary book to tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted tax rates that are anticipated to be in effect when the temporary differences reverse.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

In accordance with Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, “Accounting for Income Taxes,” Great Plains Energy and consolidated KCP&L recognize tax benefits based on a “more-likely-than-not” recognition threshold.  In addition, Great Plains Energy and consolidated KCP&L recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in non-operating expenses.

Great Plains Energy and its subsidiaries file consolidated federal and combined and separate state income tax returns.  Income taxes for consolidated or combined subsidiaries are allocated to the subsidiaries based on separate company computations of income or loss.  In accordance with the Company’s intercompany tax allocation agreement, the holding company also allocates its own net income tax benefits to its direct subsidiaries based on the positive taxable income of each company in the consolidated federal or combined state returns.  KCP&L’s income tax provision includes taxes allocated based on its separate company income or loss adjusted for the allocation of parent company tax benefits.

KCP&L has established a net regulatory asset for the additional future revenues to be collected from customers for deferred income taxes.  Tax credits are recognized in the year generated except for certain KCP&L investment tax credits that have been deferred and amortized over the remaining service lives of the related properties.

Environmental Matters
Environmental costs are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated.

Basic and Diluted Earnings per Common Share Calculation
To determine basic EPS, preferred stock dividend requirements are deducted from income from continuing operations and net income before dividing by the average number of common shares outstanding.  The earnings (loss) per share impact of discontinued operations is determined by dividing income (loss) from discontinued operations, net of income taxes, by the average number of common shares outstanding.  The effect of dilutive securities, calculated using the treasury stock method, assumes the issuance of common shares applicable to stock options, performance shares, restricted stock, a forward sale agreement and FELINE PRIDESSM.

The following table reconciles Great Plains Energy’s basic and diluted EPS from continuing operations.

	2007	2006	2005
Income	(millions, except per share amounts)
Income from continuing operations	$121.0	$136.7	$135.1
Less: preferred stock dividend requirements	1.6	1.6	1.6
Income available for common stockholders	$119.4	$135.1	$133.5
Common Shares Outstanding
Average number of common shares outstanding	84.9	78.0	74.6
Add: effect of dilutive securities	0.3	0.2	0.1
Diluted average number of common shares outstanding	85.2	78.2	74.7
Basic EPS from continuing operations	$1.41	$1.74	$1.79
Diluted EPS from continuing operations	$1.40	$1.73	$1.79

The computation of diluted EPS excludes anti-dilutive shares for 2007 of 128,716 performance shares and 381,451 restricted stock shares.  In 2007, there were no anti-dilutive shares applicable to FELINE PRIDES, stock options or a forward sale agreement.  FELINE PRIDES settled in the first quarter of 2007 and the forward sale agreement settled in the second quarter of 2007.

The computation of diluted EPS excludes anti-dilutive shares for 2006 of 96,601 performance shares and 116,469 restricted stock shares.  The computation of diluted EPS excludes anti-dilutive shares for 2005 of 20,493 performance shares.  Additionally, for 2006 and 2005, 6.5 million of anti-dilutive FELINE PRIDES were excluded from the computation of diluted EPS and there were no anti-dilutive shares applicable to stock options or a forward sale agreement.

Dividends Declared
In February 2008, the Board of Directors declared a quarterly dividend of $0.415 per share on Great Plains Energy’s common stock.  The common dividend is payable March 20, 2008, to shareholders of record as of February 28, 2008.  The Board of Directors also declared regular dividends on Great Plains Energy’s preferred stock, payable June 1, 2008, to shareholders of record as of May 9, 2008.

2.	ANTICIPATED ACQUISITION OF AQUILA, INC.

On February 6, 2007, Great Plains Energy entered into an agreement to acquire Aquila, Inc. (Aquila) for $1.80 in cash plus 0.0856 of a share of Great Plains Energy common stock for each share of Aquila common stock.  Immediately prior to Great Plains Energy’s acquisition of Aquila, Black Hills Corporation will acquire Aquila’s electric utility in Colorado and its gas utilities in Colorado, Kansas, Nebraska and Iowa.  Each of the two transactions is conditioned on the completion of the other transaction and is expected to close in the first half of 2008.  Following closing, Great Plains Energy will own Aquila and its Missouri-based utilities consisting of the Missouri Public Service and St. Joseph Light & Power divisions, as well as Aquila’s merchant service operations, which primarily consists of the 340MW Crossroads power generating facility and residual natural gas contracts.

During 2007, Great Plains Energy’s acquisition of Aquila was unanimously approved by both Great Plains Energy’s and Aquila’s Boards of Directors and Great Plains Energy received approval from its shareholders to issue common stock in connection with the anticipated acquisition of Aquila and Aquila’s shareholders approved the acquisition of Aquila by Great Plains Energy.  The transaction is still subject to regulatory approvals from the Public Service Commission of the State of Missouri (MPSC) and The State Corporation Commission of the State of Kansas (KCC); the closing of the asset sale to Black Hills Corporation (Black Hills) (which is still subject to regulatory approvals from KCC); as well as other customary conditions.

The Colorado Public Utilities Commission, the Iowa Utilities Board and the Nebraska Public Service Commission have approved Aquila’s and Black Hills’ applications seeking approval of the sale of assets to Black Hills and a settlement has been submitted in the KCC proceedings.

On May 25, 2007, Great Plains Energy, KCP&L, Aquila and Black Hills filed a joint application (which was amended in June 2007) with FERC seeking approval of the proposed acquisition by Great Plains Energy of Aquila and certain Aquila Colorado electric assets by Black Hills, and for a declaratory order that the transfer of proceeds from Aquila to Great Plains Energy will not constitute a payment of funds properly included in a capital account in a manner contrary to the Federal Power Act.  On October 18, 2007, FERC granted the joint application.  Great Plains Energy and Aquila submitted their respective Hart-Scott-Rodino pre-merger notifications in July 2007 relating to the acquisition of Aquila by Great Plains Energy, and received early termination of the waiting period on August 27, 2007.

In 2007, Great Plains Energy, KCP&L and Aquila submitted joint applications to the MPSC and KCC seeking approval of the proposed acquisition by Great Plains Energy of Aquila.  In the original MPSC filing, the companies requested that Aquila be authorized to use an additional amortization mechanism to maintain credit ratios once Aquila achieves financial metrics necessary to support an investment-grade credit rating.  Aquila and KCP&L also requested authorization to amortize transaction and incremental transition-related costs over five years, and to collectively retain for a five year period 50 percent of estimated synergy savings resulting from the transaction.  Aquila further requested approval to transfer to Great Plains Energy approximately $677 million of the proceeds from the sale of its non-Missouri utility operations to Black Hills to fund substantially all of the cash portion of the merger consideration payable to its shareholders by Great Plains Energy.  In the KCC filing, KCP&L requested similar regulatory treatment of costs and synergies.  In updates filed with the MPSC and KCC on August 8, 2007, Great Plains Energy and KCP&L proposed to retain for a five year period 50 percent of the estimated utility operational synergies, net of estimated transition costs.

On February 25, 2008, Great Plains Energy and KCP&L filed supplemental direct testimony in the pending MPSC proceedings regarding the proposed Great Plains Energy – Aquila transaction.  The filing withdrew the request for recovery of Aquila’s actual debt interest cost, and proposed to follow the debt interest cost recovery procedure utilized in the most recent Aquila Missouri rate cases, which is the assigning to non-investment grade debt investment-grade interest rates for comparable debt.  The filing also withdrew the proposal for a specific synergy savings sharing mechanism, and instead proposed to utilize the natural regulatory lag that occurs between rate cases to retain any portion of synergy savings.  The filing further withdrew the request for an additional amortization provision in this case, with the intention to begin discussions after closing of the proposed transaction to develop a regulatory plan for Aquila that may include an additional amortization provision. The filing continued the request for the deferral and amortization of transaction and transition costs over a five-year period beginning with the first post-transaction rate cases, but withdrew from that request the estimated approximate $17 million of transaction costs associated with Aquila senior management potential severance costs.  The Company requested that hearings resume in late April 2008.

On February 27, 2008, Great Plains Energy, KCP&L, the Staff of the Kansas Corporation Commission (Staff), the Citizens’ Utility Ratepayers Board (CURB), Aquila, Inc. d/b/a Aquila Networks (Aquila), Black Hills Corporation and Black Hills/Kansas Gas Utility Company, LLC, filed a joint motion and settlement agreement (Agreement) in the pending Kansas Corporation Commission (KCC) proceedings regarding the proposed Great Plains Energy – Aquila transaction.  The Agreement provides, among other things, for the exclusion from Kansas rate recovery of all transaction costs (currently estimated to total approximately $82 million), exclusion of acquisition premium and recovery of $10 million of transition costs (currently estimated to be approximately $59 million) over five years beginning with rates expected to be effective in 2010.  The Agreement establishes certain quality of service performance metrics with a maximum annual penalty exposure of $5.7 million.  The Agreement further provides that KCP&L’s rate case expected to be filed in 2008 will not include any of the costs or benefits associated with the transaction, and the allocation factors used in such case will not reflect the proposed transaction.  The parties also agreed to not contest the rights of Staff and CURB to request KCC to amend its order to reflect any conditions contained in an order in the Missouri proceedings that are detrimental to Kansas or more favorable to KCP&L.

The Agreement is subject to KCC approval, and the Agreement is void if not approved in its entirety.  It is possible that KCC may approve the Agreement with changes, or may not approve the Agreement.  A hearing on the Agreement is anticipated to occur on March 7, 2008.

Direct transaction costs of the acquisition incurred by Great Plains Energy of $21.1 million at December 31, 2007, are deferred and will be included in purchase accounting treatment upon consummation of the acquisition unless regulatory accounting treatment is authorized.  Non-labor transition-related costs were $6.7 million in 2007.  Decisions in these cases are currently expected in the first half of 2008.

Two purported shareholder class action lawsuits were filed against Aquila and certain of its individual directors and officers on February 8, 2007, in Jackson County, Missouri, Circuit Court seeking, among other things, an injunction against the consummation of the proposed transaction.  The lawsuits alleged, among other things, breaches of fiduciary duties and self-dealing by Aquila directors and officers.  In July 2007, the plaintiff in one of the suits amended his petition to include Great Plains Energy and Black Hills as defendants, alleging that they aided and abetted alleged breaches of fiduciary duties by the named Aquila directors and officers.  On July 26, 2007, the Court consolidated the two cases.  Aquila, Great Plains Energy and Black Hills filed motions to dismiss this case, which were granted on October 29, 2007.  Plaintiffs did not appeal and a joint stipulation of dismissal was filed on December 4, 2007.

3.	SUPPLEMENTAL CASH FLOW INFORMATION

Great Plains Energy Other Operating Activities
	2007	2006	2005
Cash flows affected by changes in:	(millions)
Receivables	$(80.0)	$(80.8)	$6.6
Fuel inventories	(9.3)	(10.7)	4.9
Materials and supplies	(4.2)	(2.8)	(2.6)
Accounts payable	43.3	68.1	12.4
Accrued taxes	17.3	(22.5)	(23.1)
Accrued interest	(0.7)	0.7	1.6
Deferred refueling outage costs	7.4	(5.9)	(4.0)
Pension and postretirement benefit obligations	17.6	3.6	8.4
Allowance for equity funds used during construction	(2.5)	(5.0)	(1.8)
Deferred merger costs	(18.3)	(2.8)	-
Proceeds from the sale of SO2 emission allowances	24.0	0.8	61.0
(Payment of) proceeds from T-Locks	(4.5)	-	12.0
Proceeds from forward starting swaps	3.3	-	-
Other	(17.8)	8.5	20.2
Total other operating activities	$(24.4)	$(48.8)	$95.6
Cash paid during the period:
Interest	$91.8	$67.7	$68.9
Income taxes	$33.6	$77.7	$84.4
Non-cash investing activities:
Liabilities assumed for capital expenditures	$72.5	$38.7	$13.4

Consolidated KCP&L Other Operating Activities
	2007	2006	2005
Cash flows affected by changes in:	(millions)
Receivables	$(60.0)	$(44.7)	$(8.5)
Fuel inventories	(9.3)	(10.7)	4.9
Materials and supplies	(4.2)	(2.8)	(2.6)
Accounts payable	20.6	52.4	16.3
Accrued taxes	5.9	(16.5)	(17.2)
Accrued interest	(2.9)	0.9	1.7
Deferred refueling outage costs	7.4	(5.9)	(4.0)
Pension and postretirement benefit obligations	15.4	0.7	4.6
Allowance for equity funds used during construction	(2.5)	(5.0)	(1.8)
Proceeds from the sale of SO2 emission allowances	24.0	0.8	61.0
Proceeds from T-Locks	-	-	12.0
Proceeds from forward starting swaps	3.3	-	-
Other	(16.2)	(8.6)	12.9
Total other operating activities	$(18.5)	$(39.4)	$79.3
Cash paid during the period:
Interest	$68.3	$57.9	$57.6
Income taxes	$39.8	$70.9	$104.1
Non-cash investing activities:
Liabilities assumed for capital expenditures	$72.4	$38.2	$12.8

Significant Non-Cash Items
In February 2007, Great Plains Energy issued 5.2 million shares of common stock in satisfaction of the FELINE PRIDES stock purchase contracts and the redemption of the $163.6 million FELINE PRIDES Senior Notes.

Unrecognized Pension Expense
In December 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans.”  The adoption of SFAS No. 158 had no impact on Great Plains Energy’s and consolidated KCP&L’s 2007 and 2006 cash flows.  The following table summarizes the SFAS No. 158 impact on Great Plains Energy’s and consolidated KCP&L’s balance sheets at December 31, 2007 and 2006.

	December 31
	2007	2006
Increase (decrease) in:	(millions)
Prepaid benefit cost	$-	$(46.8)
Intangible asset	-	(12.1)
Regulatory asset	(20.0)	155.7
Current liability	0.3	1.0
Accrued benefit cost	-	(31.4)
Pension liability	(24.8)	143.2
Postretirement liability	2.3	33.0
Minimum pension liability adjustment	-	(46.5)
Deferred taxes	0.8	(0.9)
Accumulated OCI, net of tax	1.4	(1.6)

Asset Retirement Obligations
In 2006, Wolf Creek Nuclear Operating Corporation (WCNOC) submitted an application to the Nuclear Regulatory Commission (NRC) for a new operating license for Wolf Creek, which would extend Wolf Creek’s operating period to 2045.  Due to the effect of computing the present value of the ARO at the end of the extended operating period, KCP&L recorded a $65.0 million decrease in the ARO to decommission Wolf Creek with a $25.8 million net decrease in property and equipment.  The regulatory asset for ARO decreased $8.2 million and a $31.0 million regulatory liability was established to recognize funding of the related decommissioning trust in excess of the ARO due to the extended operating period.  This activity had no impact to Great Plains Energy’s or consolidated KCP&L’s 2006 cash flows.

During 2005, KCP&L recorded AROs totaling $26.7 million, increased net utility plant by $13.0 million and increased regulatory assets by $13.7 million.  This activity had no impact on Great Plains Energy and consolidated KCP&L’s 2005 net income and had no effect on 2005 cash flows.  See Note 16 for additional information.

4.	RECEIVABLES

The Company’s receivables are detailed in the following table.

	December 31
	2007	2006
Consolidated KCP&L	(millions)
Customer accounts receivable (a)	$45.3	$35.2
Allowance for doubtful accounts	(1.2)	(1.1)
Intercompany receivable from Great Plains Energy	10.5	-
Other receivables	121.8	80.2
Consolidated KCP&L receivables	176.4	114.3
Other Great Plains Energy
Other receivables	0.1	-
Elimination of intercompany receivable	(10.5)	-
Great Plains Energy receivables	$166.0	$114.3
(a) Customer accounts receivable included unbilled receivables of $37.7 million and $32.0 million at December 31, 2007 and 2006, respectively.

Consolidated KCP&L’s other receivables at December 31, 2007 and 2006, consisted primarily of receivables from partners in jointly owned electric utility plants and wholesale sales receivables.

Sale of Accounts Receivable – KCP&L
KCP&L sells all of its retail electric accounts receivable to its wholly owned subsidiary, Receivables Company, which in turn sells an undivided percentage ownership interest in the accounts receivable to Victory Receivables Corporation, an independent outside investor.  In accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” the sales under these agreements qualify as a sale under which the creditors of Receivables Company are entitled to be satisfied out of the assets of Receivables Company prior to any value being returned to KCP&L or its creditors.  Accounts receivable sold by Receivables Company to the outside investor under this revolving agreement totaled $70.0 million at December 31, 2007 and 2006.  KCP&L sells its receivables at a fixed price based upon the expected cost of funds and charge-offs.  These costs comprise KCP&L’s loss on the sale of accounts receivable.  KCP&L services the receivables and receives an annual servicing fee of 2.5% of the outstanding principal amount of the receivables sold to Receivables Company.  KCP&L does not recognize a servicing asset or liability because management determined the collection agent fee earned by KCP&L approximates market value.  The agreement expires in 2008 and KCP&L intends to renew the agreement.

Information regarding KCP&L’s sale of accounts receivable to Receivables Company is reflected in the following tables.

		Receivables	Consolidated
2007	KCP&L	Company	KCP&L
	(millions)
Receivables (sold) purchased	$(1,082.6)	$1,082.6	$-
Gain (loss) on sale of accounts receivable (a)	(13.3)	13.0	(0.3)
Servicing fees	3.1	(3.1)	-
Fees to outside investor	-	(4.1)	(4.1)

Cash flows during the period
Cash from customers transferred to
Receivables Company	(1,078.8)	1,078.8	-
Cash paid to KCP&L for receivables purchased	1,065.9	(1,065.9)	-
Servicing fees	3.1	(3.1)	-
Interest on intercompany note	3.1	(3.1)	-

		Receivables	Consolidated
2006	KCP&L	Company	KCP&L
	(millions)
Receivables (sold) purchased	$(977.9)	$977.9	$-
Gain (loss) on sale of accounts receivable (a)	(9.9)	9.9	-
Servicing fees	2.9	(2.9)	-
Fees to outside investor	-	(3.8)	(3.8)

Cash flows during the period
Cash from customers transferred to
Receivables Company	(980.7)	980.7	-
Cash paid to KCP&L for receivables purchased	974.6	(974.6)	-
Servicing fees	2.9	(2.9)	-
Interest on intercompany note	2.4	(2.4)	-
(a)	Any net gain (loss) is the result of the timing difference inherent in collecting receivables and over the life of the agreement will net to zero.

5.	NUCLEAR PLANT

KCP&L owns 47% of WCNOC, the operating company for Wolf Creek, its only nuclear generating unit.  Wolf Creek is regulated by the NRC, with respect to licensing, operations and safety-related requirements.

Spent Nuclear Fuel and Radioactive Waste
Under the Nuclear Waste Policy Act of 1982, the Department of Energy (DOE) is responsible for the permanent disposal of spent nuclear fuel.  KCP&L pays the DOE a quarterly fee of one-tenth of a cent for each kWh of net nuclear generation delivered and sold for the future disposal of spent nuclear fuel.  These disposal costs are charged to fuel expense.  In July 2006, the DOE announced plans to submit a license application to the NRC for a nuclear waste repository at Yucca Mountain, Nevada, no later than June 30, 2008.  The DOE also announced that if requested legislative changes are enacted, the repository could be able to accept spent nuclear fuel and high-level waste starting in early 2017.  In January 2008, the DOE announced that its anticipated license application date of June 30, 2008, is in jeopardy due to budget allocation reductions.  A submittal during 2008 is still possible; however, operation of the repository in 2017 is unlikely.  Management cannot predict when this site may be available for Wolf Creek.  Under current DOE policy, once a permanent site is available, the DOE will accept spent nuclear fuel first from the owners with the older spent fuel.  Wolf Creek has completed an on-site storage facility designed to hold all spent fuel generated at the plant through 2025.  If the DOE meets its revised timetable for accepting spent fuel for disposal by 2017, management expects that the DOE could begin accepting some of Wolf Creek’s spent fuel by 2025.  Management can make no assurance that the DOE will meet its revised timetable and will continue to monitor this activity.  See Note 15 for a related legal proceeding.

Nuclear Plant Decommissioning Costs
The MPSC and KCC require KCP&L and the other owners of Wolf Creek to submit an updated decommissioning cost study every three years and to propose funding levels.  The most recent study was submitted to the MPSC and KCC in 2005 and is the basis for the current cost of decommissioning estimates in the following table.

	Total	KCP&L's
	Station	47% Share
	(millions)
Current cost of decommissioning (in 2005 dollars)	$ 518	$ 243
Future cost of decommissioning (in 2045-2053 dollars) (a)	3,327	1,564

Annual escalation factor	4.40%
Annual return on trust assets (b)	6.48%
(a)	Total future cost over an eight year decommissioning period.
(b)	The 6.48% rate of return is through 2025. The rate then systematically decreases through 2053 to 2.82% based on the assumption that the fund's investment mix will become increasingly more conservative as the decommissioning period approaches.

In 2007, KCP&L received orders from the MPSC and KCC, approving the funding schedules for this cost estimate above based on an anticipated extension of the operating period to 2045.  KCP&L currently contributes approximately $3.7 million annually to a tax-qualified trust fund to be used to decommission Wolf Creek.  Amounts funded are charged to other operating expense and recovered in customers’ rates.  If the actual return on trust assets is below the anticipated level, management believes a rate increase would be allowed ensuring full recovery of decommissioning costs over the remaining life of the station.

The following table summarizes the change in Great Plains Energy’s and consolidated KCP&L’s decommissioning trust fund.

December 31	2007	2006
Decommissioning Trust	(millions)
Beginning balance	$104.1	$91.8
Contributions	3.7	3.7
Earned income, net of fees	1.6	1.9
Net realized gains	3.3	4.1
Unrealized gains/(losses)	(2.2)	2.6
Ending balance	$110.5	$104.1

The decommissioning trust is reported at fair value on the balance sheets and is invested in assets as detailed in the following table.

	December 31
	2007		2006
	Fair	Unrealized	Fair	Unrealized
	Value	Gains	Value	Gains
	(millions)
Equity securities	$51.6	$7.6	$50.6	$10.8
Debt securities	55.9	0.5	50.4	(0.5)
Other	3.0	-	3.1	-
Total	$110.5	$8.1	$104.1	$10.3

The weighted average maturity of debt securities held by the trust at December 31, 2007 and 2006, was 7.0 years and 6.8 years, respectively.  The costs of securities sold are determined on the basis of specific identification.  The following table summarizes the gains and losses from the sale of securities by the nuclear decommissioning trust fund.

	2007	2006	2005
	(millions)
Realized Gains	$6.1	$5.0	$3.0
Realized Losses	(2.8)	(0.9)	(1.0)

Nuclear Insurance
The owners of Wolf Creek (Owners) maintain nuclear insurance for Wolf Creek in three areas: nuclear liability, nuclear property and accidental outage.  These policies contain certain industry standard exclusions, including, but not limited to, ordinary wear and tear, and war.  Both the nuclear liability and property insurance programs subscribed to by members of the nuclear power generating industry include industry aggregate limits for non-certified acts of terrorism and related losses, as defined by the Terrorism Risk Insurance Act, including replacement power costs.  An industry aggregate limit of $0.3 billion exists for liability claims, regardless of the number of non-certified acts affecting Wolf Creek or any other nuclear energy liability policy or the number of policies in place.  An industry aggregate limit of $3.2 billion plus any reinsurance recoverable by Nuclear Electric Insurance Limited (NEIL), the Owners’ insurance provider, exists for property claims, including accidental outage power costs for acts of terrorism affecting Wolf Creek or any other nuclear energy facility property policy within twelve months from the date of the first act.  These limits are the maximum amount to be paid to members who sustain losses or damages from these types of terrorist acts.  For certified acts of terrorism, the individual policy limits apply.  In addition, industry-wide retrospective assessment programs (discussed below) can apply once these insurance programs have been exhausted.

In the event of a catastrophic loss at Wolf Creek, the insurance coverage may not be adequate to cover property damage and extra expenses incurred.  Uninsured losses, to the extent not recovered through rates, would be assumed by KCP&L and the other owners and could have a material adverse effect on KCP&L’s results of operations, financial position and cash flows.

Nuclear Liability Insurance
Pursuant to the Price-Anderson Act, which was reauthorized through December 31, 2025, by the Energy Policy Act of 2005, the Owners are required to insure against public liability claims resulting from nuclear incidents to the full limit of public liability, which is currently $10.8 billion.  This limit of liability consists of the maximum available commercial insurance of $0.3 billion and the remaining $10.5 billion is provided through an industry-wide retrospective assessment program mandated by law, known as the Secondary Financial Protection (SFP) program.  Under the SFP program, the Owners can be assessed up to $100.6 million ($47.3 million, KCP&L’s 47% share) per incident at any commercial reactor in the country, payable at no more than $15 million ($7.1 million, KCP&L’s 47% share) per incident per year.  This assessment is subject to an inflation adjustment based on the Consumer Price Index and applicable premium taxes.  In addition, the U.S. Congress could impose additional revenue-raising measures to pay claims.

Nuclear Property Insurance
The Owners carry decontamination liability, premature decommissioning liability and property damage insurance for Wolf Creek totaling approximately $2.8 billion ($1.3 billion, KCP&L's 47% share).  NEIL provides this insurance.

In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination in accordance with a plan mandated by the NRC.  KCP&L’s share of any remaining proceeds can be used for further decontamination, property damage restoration and premature decommissioning costs.  Premature decommissioning coverage applies only if an accident at Wolf Creek exceeds $500 million in property damage and decontamination expenses, and only after trust funds have been exhausted.

Accidental Nuclear Outage Insurance
The Owners also carry additional insurance from NEIL to cover costs of replacement power and other extra expenses incurred in the event of a prolonged outage resulting from accidental property damage at Wolf Creek.

Under all NEIL policies, the Owners are subject to retrospective assessments if NEIL losses, for each policy year, exceed the accumulated funds available to the insurer under that policy.  The estimated maximum amount of retrospective assessments under the current policies could total approximately $25.7 million ($12.1 million, KCP&L’s 47% share) per policy year.

Low-Level Waste
The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandated that the various states, individually or through interstate compacts, develop alternative low-level radioactive waste disposal facilities.  The states of Kansas, Nebraska, Arkansas, Louisiana and Oklahoma formed the Central Interstate Low-Level Radioactive Waste Compact (Compact) and selected a site in northern Nebraska to locate a disposal facility.  WCNOC and the owners of the other five nuclear units in the Compact provided most of the pre-construction financing for this project.

After many years of effort, Nebraska regulators denied the facility developer’s license application in December 1998, a prolonged lawsuit ensued, and Nebraska eventually settled the case by paying the Compact Commission $145.8 million in damages.  The Compact Commission then paid pro rata portions of the settlement money to the various parties who originally funded the project.  To date, WCNOC has received refunds totaling $21.3 million (KCP&L’s 47% share being $10 million), including $1.7 million ($0.8 million, KCP&L’s 47% share) received in 2006.  The Compact Commission continues to explore alternative long-term waste disposal capability and has retained an insignificant portion of the settlement money.

6.	REGULATORY MATTERS

KCP&L’s Comprehensive Energy Plan
KCP&L continues to execute on its Comprehensive Energy Plan.  In 2006, the 100.5 MW Spearville Wind Energy Facility went into service.  The first phase of environmental upgrades at LaCygne No. 1, installation of selective catalytic reduction equipment, was completed and placed into service during the second quarter of 2007.  Environmental upgrades at Iatan No. 1 are underway and completion is currently scheduled for late 2008.  An outage at Iatan No. 1 is planned to complete and place in service these environmental upgrades during the fourth quarter of 2008.  Construction of Iatan No. 2 is on-going and currently scheduled for completion in 2010.

In March 2007, KCP&L, the Sierra Club and the Concerned Citizens of Platte County entered into a Collaboration Agreement that resolved disputes among the parties.  KCP&L agreed to pursue a set of initiatives including energy efficiency, additional wind generation, lower emission permit levels at its Iatan and LaCygne generating stations and other initiatives designed to offset carbon dioxide emissions.  KCP&L will address these matters in its future integrated energy resource plan in collaboration with stakeholders.  Full implementation of the terms of the agreement will necessitate approval from the appropriate authorities, as some of the initiatives in this agreement require either enabling legislation or regulatory approval.  Pursuant to the terms of the agreement, the Sierra Club agreed to dismiss its appeal of the approval of KCP&L’s regulatory plan by KCC.  The appeal by the Sierra Club and Concerned Citizens of Platte County of the MPSC’s approval of KCP&L’s regulatory plan was also dismissed.  The parties filed a joint stipulation of dismissal with prejudice of the appeal of the Iatan air permit and the appeal was subsequently dismissed.

The construction environment entering 2008 for the Iatan No. 1 and Iatan No. 2 projects is challenging, particularly the tight market conditions for skilled labor and the lengthening lead times for deliveries of materials.  KCP&L is conducting a thorough assessment of the impact of the current environment on the projects' cost and schedule.  The results of the assessment are expected to be available in the second quarter of 2008.

KCP&L Regulatory Proceedings
KCP&L Missouri Rate Cases
2006 Rate Case Appeal
On December 21, 2006, the MPSC issued an order approving an approximate $51 million increase in annual revenues effective January 1, 2007.  Appeals of the MPSC order were filed in February 2007 with the Circuit Court of Cole County, Missouri, by the Office of Public Counsel, Praxair, Inc., and Trigen-Kansas City Energy Corporation, seeking to set aside or remand the order to the MPSC.  The court affirmed the MPSC’s decision in December 2007 and this decision has been appealed by Trigen-Kansas City Energy Corporation.  Although subject to the appeal, the MPSC order remains in effect pending the court’s decision.

2007 Rate Case Order
In February 2007, KCP&L filed a request with the MPSC for an annual rate increase of $45 million or 8.3%.  The request was based on a return on equity of 11.25% and an equity ratio of about 53%.  KCP&L received a rate order from the MPSC in December 2007 approving an approximate $35 million increase in annual revenues, reflecting an authorized return on equity of 10.75% and an equity ratio of approximately 58%.  Approximately $11 million of the rate increase results from additional amortization to help maintain cash flow levels.  The rates established by the order reflect an annual offset of approximately $51 million ($29 million Missouri jurisdiction) related to non-firm wholesale electric sales margin.  If the actual margin amount exceeds this level, the difference will be recorded as a regulatory liability and will be returned, with interest, to Missouri retail customers in a future rate case.  The ordered rates were implemented January 1, 2008, and are subject to appeal until March 3, 2008.

The order implemented various other provisions, including but not limited to: (i) establishing for regulatory purposes annual pension cost for the period beginning January 1, 2008, of approximately $21 million and (ii) deferring and amortizing over five years the costs incurred in 2006 of approximately $9 million ($5 million on a Missouri jurisdictional basis) associated with the skill set realignment.

KCP&L Kansas Rate Case Order - 2007
In March 2007, KCP&L filed a request with KCC for an annual rate increase of $47 million in annual revenues, with about $13 million of that amount treated for accounting purposes as an increase to the depreciation reserve.  KCP&L received a rate order from KCC in November 2007 approving a $28 million increase in annual revenues effective January 1, 2008, with $11 million of that amount treated for accounting purposes as an increase to the depreciation reserve to help maintain cash flow levels.  The order also implements an Energy Cost Adjustment (ECA) tariff.  The ECA tariff will reflect the projected annual amount of fuel, purchased power, emission allowances, transmission costs and asset-based off-system sales margin.  The ECA tariff provides that these projected amounts are subject to quarterly re-forecasts.  Any difference between the ECA revenue collected and the actual ECA amounts for a given year (which may be positive or negative) will be recorded as an increase to or reduction of retail revenues and deferred as a regulatory asset or liability to be recovered from or refunded to Kansas retail customers over twelve months beginning April 1 of the succeeding year.

The order implemented various other provisions, including but not limited to: (i) establishing an energy efficiency rider as an interim mechanism to recover deferred costs incurred for affordability, energy efficiency and demand side management programs; (ii) establishing for regulatory purposes annual pension cost for the period beginning January 1, 2008, of approximately $17 million and (iii) deferring and amortizing over ten years the costs incurred in 2006 of approximately $9 million ($4 million on a Kansas jurisdictional basis) associated with the skill set realignment.

Regulatory Assets and Liabilities
KCP&L is subject to the provisions of SFAS No. 71 and has recorded assets and liabilities on its balance sheet resulting from the effects of the ratemaking process, which would not otherwise be recorded under Generally Accepted Accounting Principles (GAAP).  Regulatory assets represent incurred costs that are probable of recovery from future revenues.  Regulatory liabilities represent: amounts imposed by rate actions of KCP&L’s regulators that may require refunds to customers; amounts provided in current rates that are intended to recover costs that are expected to be incurred in the future for which KCP&L remains accountable; or a gain or other reduction of allowable costs to be given to customers over future periods.  Future recovery of regulatory assets is not assured, but is generally subject to review by regulators in rate proceedings for matters such as prudence and reasonableness.  Future reductions in revenue or refunds for regulatory liabilities generally are not mandated, pending future rate proceedings or actions by the regulators.  Management regularly assesses whether regulatory assets and liabilities are probable of future recovery or refund by considering factors such as decisions by the MPSC, KCC or FERC on KCP&L’s rate case filings; decisions in other regulatory proceedings, including decisions related to other companies that establish precedent on matters applicable to KCP&L; and changes in laws and regulations.  If recovery or refund of regulatory assets or liabilities is not approved by regulators or is no longer deemed probable, these regulatory assets or liabilities are recognized in the current period results of operations.  KCP&L’s continued ability to meet the criteria for application of SFAS No. 71 may be affected in the future by restructuring and deregulation in the electric industry.  In the event that SFAS No. 71 no longer applied to a deregulated portion of KCP&L’s operations, the related regulatory assets and liabilities would be written off unless an appropriate regulatory recovery mechanism is provided.  Additionally, these factors could result in an impairment of utility plant assets if the cost of the assets could not be expected to be recovered in customer rates.  Whether an asset has been impaired is determined pursuant to the requirements of SFAS No. 144.

KCP&L’s regulatory assets and liabilities are detailed in the following table.

	December 31
	2007	2006
Regulatory Assets	(millions)
Taxes recoverable through future rates	$66.5	$81.7
Loss on reacquired debt	5.9	6.4
Change in depreciable life of Wolf Creek	45.4	45.4
Cost of removal	8.4	8.2
Asset retirement obligations	18.5	16.9
SFAS 158 pension and post-retirement costs	146.8	190.0
Other pension and post-retirement costs	76.1	66.9
Surface Transportation Board litigation expenses	1.8	1.7
Deferred customer programs	11.6	5.9
Rate case expenses	3.2	2.6
Skill set realignment costs	8.9	-
Other	7.0	8.7
Total	$400.1	$434.4
Regulatory Liabilities
Emission allowances	$87.5	$64.5
Asset retirement obligations	39.4	35.6
Additional Wolf Creek amortization (Missouri)	14.6	14.6
Other	2.6	-
Total	$144.1	$114.7

Except as noted below, regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in KCP&L’s rate base, thereby providing a return on invested costs.  Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.  The regulatory asset for SFAS No. 158 pension and post-retirement costs at December 31, 2007, is more than offset by related liabilities, not included in rate base, representing the difference between funding and expenses recognized for the pension and post-retirement plans, which will be amortized in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”  The regulatory asset for other pension and post-retirement costs at December 31, 2007, includes $41.2 million representing pension settlements and financial and regulatory accounting method differences.  The pension settlements, totaling $12.4 million, will be amortized over a five-year period beginning January 1, 2008.  The accounting method difference will be eliminated over the life of the pension plans.  Certain insignificant items in Regulatory Assets – Other are also not included in rate base.

7.	INTANGIBLE PROPERTY

Great Plains Energy and consolidated KCP&L’s intangible assets are detailed in the following table.

	December 31, 2007		December 31, 2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Consolidated KCP&L	(millions)
Computer software (a)	$111.9	$(84.7)	$100.4	$(76.2)

Other Great Plains Energy
Computer software (a)	0.5	(0.2)	0.5	(0.1)
Total intangible assets	$112.4	$(84.9)	$100.9	$(76.3)
(a)		Computer software is included in electric utility plant or other nonutility property, as applicable, on the consolidated balance sheets.

8.	PENSION PLANS, OTHER EMPLOYEE BENEFITS AND SKILL SET REALIGNMENT COSTS

Pension Plans and Other Employee Benefits
The Company maintains defined benefit pension plans for substantially all employees, including officers, of KCP&L, Services and WCNOC and incurs significant costs in providing the plans, with the majority incurred by KCP&L.  Pension benefits under these plans reflect the employees’ compensation, years of service and age at retirement.   For financial reporting purposes, the market value of plan assets is the fair value.  For regulatory reporting purposes, fair value is determined using a five-year smoothing of assets.

Effective January 1, 2008, the Company amended the defined benefit pension plan for management employees (other than WCNOC employees) to allow current employees the option to remain in the existing program or to choose a new retirement program which will provide, among other things, an enhanced benefit under the employee savings plan and a lower benefit accrual rate under the defined pension benefit plan.  Employees hired after September 1, 2007, have been placed in the new retirement program.

KCP&L records pension expense in accordance with rate orders from the MPSC and KCC that allow the difference between pension costs under SFAS No. 87 and SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and pension costs for ratemaking to be recognized as a regulatory asset or liability.

In addition to providing pension benefits, the Company provides certain post-retirement health care and life insurance benefits for substantially all retired employees of KCP&L, Services and WCNOC.  In January 2007, the post-retirement plan was amended to enhance medical benefits for the management employees.  The change increased the accumulated post-retirement benefit obligation $19.5 million and increased the 2007 post-retirement expense $2.9 million.  The cost of post-retirement benefits charged to KCP&L are accrued during an employee's years of service and recovered through rates.

The following pension benefits tables provide information relating to the funded status of all defined benefit pension plans on an aggregate basis as well as the components of net periodic benefit costs.  The plan measurement date for the majority of plans is September 30.  The Company will adopt a fiscal year-end measurement date for the fiscal year ending December 31, 2008.  In 2007, contributions of $6.8 million and $7.2 million were made to the pension and post-retirement benefit plans, respectively, after the measurement date and in 2006, contributions of $1.2 million and $4.6 million were made to the pension plan and post-retirement benefit plans, respectively, after the measurement date.  Net periodic benefit costs reflect total plan benefit costs prior to the effects of capitalization and sharing with joint-owners of power plants.

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Change in projected benefit obligation (PBO)	(millions)
PBO at beginning of year	$508.8	$554.6	$51.5	$53.0
Service cost	18.4	18.8	1.2	0.9
Interest cost	29.8	30.9	3.9	3.0
Contribution by participants	-	-	2.0	1.3
Amendments	(0.8)	-	19.5	-
Actuarial loss (gain)	(9.6)	6.5	(1.7)	(1.8)
Benefits paid	(35.5)	(17.9)	(2.9)	(4.2)
Benefits paid by Company	(0.4)	(0.4)	(0.7)	(0.7)
Special termination benefits	2.2	-	0.9	-
Settlements paid	-	(83.7)	-	-
PBO at end of plan year	$512.9	$508.8	$73.7	$51.5
Change in plan assets
Fair value of plan assets at beginning of year	$364.5	$412.2	$13.4	$12.2
Actual return on plan assets	44.1	34.3	(3.2)	0.6
Contributions by employer and participants	27.0	18.8	6.7	4.8
Benefits paid	(35.5)	(17.9)	(2.9)	(4.2)
Settlements paid	-	(82.9)	-	-
Fair value of plan assets at end of plan year	$400.1	$364.5	$14.0	$13.4
Funded status at end of year	$(112.8)	$(144.3)	$(59.7)	$(38.1)
Amounts recognized in the consolidated balance sheets
Current pension and other post-retirement liability	$(0.5)	$(0.5)	$(0.8)	$(0.5)
Noncurrent pension liability and other post-retirement liability	(112.3)	(143.8)	(58.9)	(37.6)
Contributions and changes after measurement date	6.8	0.6	7.2	4.6
Net amount recognized before regulatory treatment	(106.0)	(143.7)	(52.5)	(33.5)
Accumulated OCI or regulatory asset	185.4	240.3	37.8	19.2
Net amount recognized at December 31	$79.4	$96.6	$(14.7)	$(14.3)
Amounts in accumulated OCI or regulatory asset not
yet recognized as a component of net periodic cost:
Actuarial loss	$86.1	$144.8	$13.8	$11.6
Prior service cost	23.1	28.3	18.1	0.6
Transition obligation	0.2	0.3	5.8	7.0
Other	76.0	66.9	0.1	-
Net amount recognized at December 31	$185.4	$240.3	$37.8	$19.2

	Pension Benefits			Other Benefits
Year to Date December 31	2007	2006	2005	2007	2006	2005
Components of net periodic benefit cost	(millions)
Service cost	$18.4	$18.8	$17.3	$1.2	$0.9	$0.9
Interest cost	29.8	30.9	29.8	3.9	3.0	2.9
Expected return on plan assets	(29.5)	(32.7)	(32.4)	(0.7)	(0.6)	(0.6)
Amortization of prior service cost	4.3	4.3	4.3	2.1	0.2	0.2
Recognized net actuarial loss	35.3	31.8	18.6	0.5	0.9	0.5
Transition obligation	0.1	0.1	0.1	1.2	1.2	1.2
Special termination benefits	1.5	-	-	0.2	-	-
Settlement charges	-	23.1	-	-	-	-
Net periodic benefit cost before
regulatory adjustment	59.9	76.3	37.7	8.4	5.6	5.1
Regulatory adjustment	(9.1)	(52.3)	(14.6)	(0.1)	-	-
Net periodic benefit cost	50.8	24.0	23.1	8.3	5.6	5.1
Other changes in plan assets and benefit
obligations recognized in OCI or
regulatory assets
Current year net loss (gain)	(23.4)	-	-	2.7	-	-
Amortization of loss (gain)	(35.3)	-	-	(0.5)	-	-
Prior service cost (credit)	(0.9)	-	-	19.6	-	-
Amortization of prior service cost	(4.3)	-	-	(2.1)	-	-
Amortization of transition obligation	(0.1)	-	-	(1.2)	-	-
Other regulatory activity	9.1	-	-	0.1	-	-
Total recognized in OCI or regulatory asset	(54.9)	-	-	18.6	-	-
Total recognized in net periodic benefit cost
and OCI or regulatory asset	$(4.1)	$24.0	$23.1	$26.9	$5.6	$5.1

The estimated prior service cost, net loss and transition costs for the defined benefit plans that will be amortized from accumulated OCI or a regulatory asset into net periodic benefit cost in 2008 are $4.2 million, $32.3 million and $0.1 million, respectively.  The estimated prior service cost, net loss, and transition costs for the other post-retirement benefit plans that will be amortized from accumulated OCI or a regulatory asset into net periodic benefit cost in 2008 are $2.7 million, $0.6 million and $1.2 million, respectively.  For financial reporting purposes, net actuarial gains and losses are recognized on a rolling five-year average basis.  For regulatory reporting purposes, net actuarial gains and losses are amortized over ten years.

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $423.8 million and $427.1 million at December 31, 2007 and 2006, respectively.  The PBO, ABO and the fair value of plan assets at plan year-end are aggregated by funded and under funded plans in the following table.

	2007	2006
Pension plans with the ABO in excess of plan assets	(millions)
Projected benefit obligation	$327.5	$323.9
Accumulated benefit obligation	266.4	268.5
Fair value of plan assets	220.1	193.4
Pension plans with plan assets in excess of the ABO
Projected benefit obligation	$185.4	$184.9
Accumulated benefit obligation	157.4	158.6
Fair value of plan assets	180.0	171.1

The expected long-term rate of return on plan assets represents the Company’s estimate of the long-term return on plan assets and is based on historical and projected rates of return for current and planned asset classes in the plans’ investment portfolio.  Assumed projected rates of return for each asset class were selected after analyzing historical experience and future expectations of the returns of various asset classes.  Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed and adjusted for the effect of projected benefits paid from plan assets and future plan contributions.

The following tables provide the weighted-average assumptions used to determine benefit obligations and net costs.

Weighted average assumptions used to determine	Pension Benefits		Other Benefits
the benefit obligation at plan year-end	2007	2006	2007	2006
Discount rate	6.23%	5.87%	6.23%	5.89%
Rate of compensation increase	4.22%	3.81%	4.25%	3.90%

Weighted average assumptions used to determine	Pension Benefits		Other Benefits
net costs for years ended at December 31	2007	2006	2007		2006
Discount rate	5.87%	5.62%	5.89%		5.62%
Expected long-term return on plan assets	8.25%	8.25%	4.00%	*	4.23%	*
Rate of compensation increase	3.81%	3.57%	3.90%		3.60%
* after tax

Pension plan assets are managed in accordance with “prudent investor” guidelines contained in the Employee Retirement Income Security Act (ERISA) requirements.  The investment strategy supports the objective of the fund, which is to earn the highest possible return on plan assets within a reasonable and prudent level of risk.  Investments are diversified across classes and within each class to minimize risks.  At December 31, 2007 and 2006, respectively, the fair value of plan assets was $400.1 million, not including a $6.8 million contribution made after the plan year-end, and $364.5 million, not including a $1.2 million subsequent contribution.

The asset allocation for the Company’s pension plans at December 31, 2007 and 2006, and the target allocation for 2008 are reported in the following table.  The portfolio is periodically rebalanced to generally meet target allocation percentages.

		Plan Assets at
	Target	December 31
Asset Category	Allocation	2007	2006
Equity securities	59%	57%	67%
Debt securities	33%	31%	22%
Real estate	6%	6%	6%
Other	2%	6%	5%
Total	100%	100%	100%

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  The cost trend assumed for 2007 and 2008 is 8% and the rate will continue to decline through 2014 to the ultimate cost trend rate of 5%.  The health care plan requires retirees to make monthly contributions on behalf of themselves and their dependents in an amount determined by the Company.

The effects of a one-percentage point change in the assumed health care cost trend rates, holding all other assumptions constant, at December 31, 2007, are detailed in the following table..

	Increase	Decrease
	(millions)
Effect on total service and interest component	$0.1	$(0.1)
Effect on postretirement benefit obligation	0.7	(1.1)

The Company expects to contribute $29.3 million to the plans in 2008 to meet ERISA funding requirements and regulatory orders, all of which will be paid by KCP&L.  The Company’s funding policy is to contribute amounts sufficient to meet the ERISA minimum funding requirements and MPSC and KCC rate orders plus additional amounts as considered appropriate; therefore, actual contributions may differ from expected contributions.  The Company also expects to contribute $7.2 million to other post-retirement benefit plans in 2008, $6.8 million of which will be paid by KCP&L.  The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid through 2017.

	Pension	Other
	Benefits	Benefits
	(millions)
2008	$40.7	$7.2
2009	38.2	7.7
2010	40.5	8.4
2011	40.3	9.3
2012	45.8	9.9
2013-2017	243.8	62.1

Employee Savings Plans
Great Plains Energy has defined contribution savings plans that cover substantially all employees.  The Company matches employee contributions, subject to limits.  The annual cost of the plans was approximately $5.0 million in 2007 and $4.8 million in 2006 and 2005.  Consolidated KCP&L’s annual cost of the plans was approximately $4.3 million in 2007 and $4.0 million in 2006 and 2005.

Skill Set Realignment (Deferral) Cost
In 2005 and early 2006, management undertook a process to assess, improve and reposition the skill sets of employees for implementation of the Comprehensive Energy Plan.  In 2006, Great Plains Energy and consolidated KCP&L recorded $9.4 million and $9.3 million, respectively, related to this process reflecting severance, benefits and related payroll taxes provided to employees.  In 2007, KCP&L received authorization from the MPSC and KCC to establish an $8.9 million regulatory asset for these costs and amortize them over five years for the Missouri jurisdictional portion and ten years for the Kansas jurisdictional portion effective with new rates on January 1, 2008.

9.	EQUITY COMPENSATION

Great Plains Energy’s Long-Term Incentive Plan is an equity compensation plan approved by Great Plains Energy’s shareholders.  The Long-Term Incentive Plan permits the grant of restricted stock, stock options, limited stock appreciation rights, director shares, director deferred share units and performance shares to directors, officers and other employees of Great Plains Energy and KCP&L.  The maximum number of shares of Great Plains Energy common stock that can be issued under the plan is 5.0 million.  Common stock shares delivered by Great Plains Energy under the Long-Term Incentive Plan may be authorized but unissued, held in the treasury or purchased on the open market (including private purchases) in accordance with applicable security laws.  Great Plains Energy has a policy of delivering newly issued shares, or shares surrendered by Long-Term Incentive Plan participants on account of withholding taxes and held in treasury, or both, to satisfy share option exercises and does not expect to repurchase common shares during 2008 to satisfy stock option exercises.

Forfeiture rates are based on historical forfeitures and future expectations and are reevaluated annually.  The following table summarizes Great Plains Energy’s and KCP&L’s equity compensation expense and associated income tax benefits.

	2007	2006	2005
Great Plains Energy	(millions)
Compensation expense	$6.4	$3.9	$2.8
Income tax benefits	2.1	1.2	1.1
KCP&L
Compensation expense	4.3	2.4	1.7
Income tax benefits	1.4	0.8	0.6

Stock Options Granted 2001 – 2003
Stock options were granted under the plan at market value of the shares on the grant date.  The options vested three years after the grant date and expire in ten years if not exercised.  The fair value for the stock options granted in 2001 – 2003 was estimated at the date of grant using the Black-Scholes option-pricing model.  Compensation expense and accrued dividends related to stock options were recognized over the stated vesting period.  Exercise prices range from $24.90 to $27.73 and all stock options are fully vested and have a remaining weighted average contractual term of 3.9 years at December 31, 2007.  There was no stock option activity in 2007.  At December 31, 2007, there were 109,472 outstanding and exercisable stock options at a weighted-average exercise price of $25.52.  At December 31, 2007, the aggregate intrinsic value of the outstanding options was $0.4 million.

Performance Shares
The payment of performance shares is contingent upon achievement of specific performance goals over a stated period of time as approved by the Compensation and Development Committee of Great Plains Energy’s Board of Directors.  The number of performance shares ultimately paid can vary from the number of shares initially granted depending on Great Plains Energy’s performance, based on internal and external measures, over stated performance periods.  Performance shares have a value equal to the market value of the shares on the grant date with accruing dividends.  Compensation expense, calculated by multiplying shares by the related grant-date fair value related to performance shares, is recognized over the stated period.

Performance share activity for 2007 is summarized in the following table.  Performance adjustment represents the number of shares of common stock related to performance shares ultimately issued that can vary from the number of performance shares initially granted depending on Great Plains Energy’s performance, based on internal and external measures, over stated performance periods.

		Grant Date
Performance	Shares	Fair Value*
Beginning balance	254,771	$29.56
Performance adjustment	(22,070)
Granted	123,542	32.00
Issued	(42,169)	30.27
Forfeited	(4,385)	32.35
Ending balance	309,689	30.34
* weighted-average

At December 31, 2007, the remaining weighted-average contractual term was 1.1 years.  The weighted-average grant-date fair value of shares granted was $32.00, $28.20 and $30.34 in 2007, 2006 and 2005, respectively.  At December 31, 2007, there was $3.3 million of total unrecognized compensation expense, net of forfeiture rates, related to performance shares granted under the Long-Term Incentive Plan, which will be recognized over the remaining weighted-average contractual term.  The total fair value of shares of common stock related to performance shares issued was $1.3 million during 2007 and $0.3 million during 2006.  No shares of common stock were issued related to performance shares during 2005.

Restricted Stock
Restricted stock cannot be sold or otherwise transferred by the recipient prior to vesting and has a value equal to the fair market value of the shares on the issue date.  Restricted stock shares vest over a stated period of time with accruing reinvested dividends.  Compensation expense, calculated by multiplying shares by the related grant-date fair value related to restricted stock, is recognized over the stated vesting period.  Restricted stock activity for 2007 is summarized in the following table.

Nonvested		Grant Date
Restricted stock	Shares	Fair Value*
Beginning balance	140,603	$29.75
Granted and issued	348,527	31.93
Vested	(36,406)	30.34
Forfeited	(5,842)	31.40
Ending balance	446,882	31.38
* weighted-average

At December 31, 2007, the remaining weighted-average contractual term was 1.4 years.  The weighted-average grant-date fair value of shares granted was $31.93, $28.22 and $30.47 during 2007, 2006 and 2005, respectively.  At December 31, 2007, there was $6.9 million of total unrecognized compensation expense, net of forfeiture rates, related to nonvested restricted stock granted under the Long-Term Incentive Plan, which will be recognized over the remaining weighted-average contractual term.  The total fair value of shares vested was $1.1 million, $0.8 million and $0.8 million in 2007, 2006 and 2005, respectively.

10.	TAXES

Components of income tax expense (benefit) are detailed in the following tables.

Great Plains Energy	2007	2006	2005
Current income taxes	(millions)
Federal	$44.3	$59.2	$64.3
State	6.5	0.9	1.3
Total	50.8	60.1	65.6
Deferred income taxes
Federal	22.5	(7.2)	(4.2)
State	1.3	(3.8)	(19.0)
Total	23.8	(11.0)	(23.2)
Noncurrent income taxes (a)
Federal	(0.7)	-	-
State	(0.9)	-	-
Total	(1.6)	-	-
Investment tax credit amortization	(1.5)	(1.2)	(3.9)
Total income tax expense	71.5	47.9	38.5
Less: taxes on discontinued operations
Current tax expense	5.4	16.3	14.8
Deferred tax expense (benefit)	21.5	(28.7)	1.5
Noncurrent income tax benefit	(0.2)	-	-
Income taxes on continuing operations	$44.8	$60.3	$22.2

Consolidated KCP&L	2007	2006	2005
Current income taxes	(millions)
Federal	$38.7	$49.3	$79.9
State	4.4	4.8	5.6
Total	43.1	54.1	85.5
Deferred income taxes
Federal	17.7	15.6	(14.3)
State	2.0	1.8	(19.3)
Total	19.7	17.4	(33.6)
Noncurrent income taxes (a)
Federal	(1.7)	-	-
State	(0.3)	-	-
Total	(2.0)	-	-
Investment tax credit amortization	(1.5)	(1.2)	(3.9)
Total	$59.3	$70.3	$48.0
(a) For 2007, this includes amounts recognized under FIN No. 48. Tax contingency reserves for 2006 and 2005 are included in current income tax expense.

Income Tax Expense (Benefit) and Effective Income Tax Rates
Income tax expense and the effective income tax rates reflected in continuing operations in the financial statements and the reasons for their differences from the statutory federal rates are detailed in the following tables.

	Income Tax Expense			Income Tax Rate
Great Plains Energy	2007	2006	2005	2007	2006	2005
	(millions)
Federal statutory income tax	$58.0	$68.9	$55.0	35.0%	35.0%	35.0%
Differences between book and tax
depreciation not normalized	2.0	(0.3)	2.3	1.2	(0.2)	1.4
Amortization of investment tax credits	(1.5)	(1.2)	(3.9)	(0.9)	(0.6)	(2.5)
Federal income tax credits	(7.9)	(9.3)	(10.0)	(4.8)	(4.7)	(6.4)
State income taxes	(0.1)	2.3	(0.6)	(0.1)	1.2	(0.4)
Changes in uncertain tax positions, net (a)	0.6	0.8	(6.3)	0.3	0.4	(4.0)
Rate change on deferred taxes	-	-	(11.7)	-	-	(7.5)
Aquila transaction costs	(3.7)	-	-	(2.2)	-	-
Other	(2.6)	(0.9)	(2.6)	(1.5)	(0.5)	(1.5)
Total	$44.8	$60.3	$22.2	27.0%	30.6%	14.1%
(a) For 2007, this includes amounts recognized under FIN No. 48.

	Income Tax Expense			Income Tax Rate
Consolidated KCP&L	2007	2006	2005	2007	2006	2005
	(millions)
Federal statutory income tax	$75.6	$76.9	$67.0	35.0%	35.0%	35.0%
Differences between book and tax
depreciation not normalized	2.0	(0.3)	2.3	0.9	(0.2)	1.2
Amortization of investment tax credits	(1.5)	(1.2)	(3.9)	(0.7)	(0.6)	(2.0)
Federal income tax credits	(6.4)	(4.6)	-	(2.9)	(2.1)	-
State income taxes	4.7	5.5	4.2	2.2	2.5	2.2
Changes in uncertain tax positions, net (a)	(0.3)	0.6	(1.7)	(0.1)	0.3	(0.9)
Parent company tax benefits	(12.0)	(4.7)	(5.4)	(5.6)	(2.1)	(2.8)
Rate change on deferred taxes	-	-	(11.7)	-	-	(6.1)
Other	(2.8)	(1.9)	(2.8)	(1.4)	(0.8)	(1.6)
Total	$59.3	$70.3	$48.0	27.4%	32.0%	25.0%
(a) For 2007, this includes amounts recognized under FIN No. 48.

SFAS No. 109 requires the companies to adjust deferred tax balances to reflect tax rates that are anticipated to be in effect when the differences reverse.  In 2005, Great Plains Energy and KCP&L adjusted their deferred tax balances to reflect lower composite tax rates due to the impact of sustained audited positions and state tax planning, which resulted in deferred tax benefits for Great Plains Energy and consolidated KCP&L of $11.7 million in 2005.

Deferred Income Taxes
The tax effects of major temporary differences resulting in deferred income tax assets (liabilities) in the consolidated balance sheets are in the following tables.

	Great Plains Energy		Consolidated KCP&L
December 31	2007	2006	2007	2006
Current deferred income taxes	(millions)
Nuclear fuel outage	$(2.4)	$(5.2)	$(2.4)	$(5.2)
Derivative instruments	(0.1)	0.2	(0.1)	0.2
Accrued vacation	4.8	4.5	4.7	4.4
Other	1.3	0.8	1.2	0.7
Net current deferred income tax asset	3.6	0.3	3.4	0.1
Noncurrent deferred income taxes
Plant related	(573.7)	(566.3)	(573.7)	(566.3)
Income taxes on future regulatory recoveries	(66.5)	(81.7)	(66.5)	(81.7)
Derivative instruments	12.3	(4.3)	4.5	(4.3)
Pension and post-retirement benefits	(23.3)	(28.9)	(25.8)	(31.2)
Storm related costs	-	(0.1)	-	(0.1)
Debt issuance costs	(2.3)	(2.5)	(2.3)	(2.5)
Gas properties related	(0.8)	(1.1)	-	-
SO2 emission allowance sales	33.4	24.5	33.4	24.5
Tax credit carryforwards	19.2	15.0	-	-
State net operating loss carryforward	0.4	0.5	-	-
Other	(6.3)	(0.7)	(11.8)	1.6
Net noncurrent deferred tax liability before
valuation allowance	(607.6)	(645.6)	(642.2)	(660.0)
Valuation allowance	(0.4)	(0.5)	-	-
Net noncurrent deferred tax liability	(608.0)	(646.1)	(642.2)	(660.0)
Net deferred income tax liability	$(604.4)	$(645.8)	$(638.8)	$(659.9)

	Great Plains Energy		Consolidated KCP&L
December 31	2007	2006	2007	2006
	(millions)
Gross deferred income tax assets	$222.3	$186.3	$183.0	$166.9
Gross deferred income tax liabilities	(826.7)	(832.1)	(821.8)	(826.8)
Net deferred income tax liability	$(604.4)	$(645.8)	$(638.8)	$(659.9)

Tax Credit Carryforwards
At December 31, 2007, the Company had $19.2 million of state income tax credit carryforwards.  These credits relate primarily to the Company’s Missouri affordable housing investment portfolio, and the carryforwards expire in years 2009 to 2012.  Management believes the credits will be fully utilized within the carryforward period.

Net Operating Loss Carryforwards
At December 31, 2007, KLT Inc. and its subsidiaries had Kansas state net operating loss carryforwards of $9.4 million primarily resulting from losses associated with DTI Holdings, Inc. and its subsidiaries, Digital Teleport, Inc. and Digital Teleport of Virginia, Inc.  KLT Inc. and its subsidiaries moved its corporate headquarters to Missouri in 2003, and as a result, will not have sufficient presence in Kansas to utilize the losses.  The Kansas state net operating loss carryforwards expire in years 2011 to 2012.

Management has determined that the loss carryforwards will more likely than not expire unutilized and has provided a valuation allowance against the entire $0.4 million deferred state income tax benefit.

Uncertain Tax Positions
In 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of SFAS No. 109, “Accounting for Income Taxes.”  FIN No. 48 establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements with various additional disclosures required and is effective for fiscal years beginning after December 15, 2006.  Upon adoption of FIN No. 48 on January 1, 2007, Great Plains Energy recognized an $18.8 million increase in the liability for unrecognized tax benefits.  This increase was offset by a $0.9 million decrease to the January 1, 2007, balance of retained earnings, a $17.9 million decrease in deferred taxes, a $4.0 million decrease in accrued taxes and a $4.0 million increase in accrued interest.  The total amount of unrecognized tax benefits at January 1, 2007, was $23.5 million of which $3.5 million would impact the effective tax rate, if recognized.  Consolidated KCP&L recognized a $19.8 million increase in the liability for unrecognized tax benefits.  This increase was offset by a $0.2 million decrease to the January 1, 2007, balance of retained earnings, a $15.7 million decrease in deferred taxes and a $3.9 million decrease in accrued taxes.  The total amount of unrecognized tax benefits at January 1, 2007, was $21.6 million of which $1.6 million would impact the effective tax rate, if recognized.

In addition with the adoption of FIN No. 48, Great Plains Energy and consolidated KCP&L elected to make an accounting policy change to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in non-operating expenses.  As of the date of adoption, Great Plains Energy and consolidated KCP&L had $6.4 million and $2.4 million, respectively, accrued for the payment of interest.  No amounts were accrued for penalties with respect to unrecognized tax benefits.  At December 31, 2007, accrued interest related to unrecognized tax benefits for Great Plains Energy and consolidated KCP&L was $8.4 million and $3.4 million, respectively.

The following table reflects activity subsequent to the adoption of FIN No. 48 for Great Plains Energy and consolidated KCP&L related to the liability for unrecognized tax benefits.

	Great Plains	Consolidated
	Energy	KCP&L
	(millions)
Balance at January 1, 2007	$23.5	$21.6
Additions for current year tax positions	4.1	2.9
Additions for prior year tax positions	0.1	0.1
Reductions for prior year tax positions	(5.0)	(4.9)
Statute expirations	(0.8)	(0.1)
Balance at December 31, 2007	$21.9	$19.6

The total amount of uncertain tax benefits which would impact the effective tax rate, if recognized at December 31, 2007, is $3.6 million and $1.3 million for Great Plains Energy and consolidated KCP&L, respectively.

Great Plains Energy files a consolidated federal income tax return as well as unitary and combined income tax returns in several state jurisdictions with Kansas and Missouri being the most significant.  Great Plains Energy and its subsidiaries have completed examinations by federal and state taxing authorities for taxable years prior to 2000; however several tax issues remain unresolved for tax years 2000 through 2003.  During 2006, the IRS commenced an audit of Great Plains Energy and its subsidiaries for taxable years 2004 through 2005 and is expected to complete the audit by the end of 2008.

It is reasonably possible that, as a result of a settlement agreement for the federal audit of the 2000 through 2003 tax years expected to be reached by December 2008, federal and state unrecognized tax benefits related primarily to the timing of tax deductions would be recognized by Great Plains Energy and consolidated KCP&L.  An estimate of the amount of unrecognized tax benefits that may be recognized in the next twelve months was $9 million to $11 million as of the date of adoption and $8 million to $10 million at December 31, 2007, for Great Plains Energy and $7 million to $9 million as of the date of adoption and at December 31, 2007, for consolidated KCP&L.

11.	DISCONTINUED OPERATIONS

KLT Gas
The KLT Gas natural gas properties (KLT Gas portfolio) was reported as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” after the 2004 Board of Directors approval to sell the KLT Gas portfolio and discontinue the gas business.  During 2004 and 2005, KLT Gas completed sales of the KLT Gas portfolio and in 2006 KLT Gas had no active operations.  During 2005, KLT Gas had losses from operations before income taxes of $2.9 million and an income tax benefit of $1.0 million, resulting in a net loss from discontinued operations of $1.9 million.

Strategic Energy
In 2007, Great Plains Energy retained Merrill Lynch & Co. as financial advisor to assist in a review of strategic and structural alternatives for its Strategic Energy subsidiary.  In April 2008, the Board of Directors approved management’s recommendation to sell Strategic Energy and Great Plains Energy entered into an agreement with Direct Energy Services, LLC (Direct Energy), a subsidiary of Centrica plc, under which Direct Energy acquired all of Great Plains Energy’s interest in Strategic Energy.  On June 2, 2008, Great Plains Energy completed the sale of Strategic Energy and received gross cash proceeds of $305.3 million, including the base purchase price of $300.0 million plus an estimated working capital adjustment of $5.3 million, subject to final adjustment.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Strategic Energy is reported as discontinued operations for the periods presented.  The following table summarizes the Income (loss) from Strategic Energy’s discontinued operations.

	2007	2006	2005
	(millions)
Revenues	$1,974.4	$1,534.9	$1,474.0
Income (loss) from discontinued operations before income taxes	64.8	(21.5)	46.4
Income taxes	(26.6)	12.4	(17.3)
Income (loss) from discontinued operations, net of income taxes	$38.2	$(9.1)	$29.1

Strategic Energy’s assets and liabilities of discontinued operations are summarized in the following table.

December 31	2007	2006
Assets	(millions)
Cash	$43.1	$45.8
Restricted cash	0.7	-
Receivables, net	261.4	225.1
Refundable income taxes	-	2.2
Deferred income taxes	16.2	62.4
Derivative instruments	52.7	10.2
Nonutility property	6.8	8.4
Goodwill	88.1	88.1
Other	18.1	13.1
Total assets of discontinued operations	$487.1	$455.3
Liabilities
Accounts payable	$165.1	$143.7
Accrued taxes	10.8	5.5
Derivative instruments	38.2	149.9
Deferred income taxes	16.8	-
Other	22.5	24.9
Total liabilities of discontinued operations	$253.4	$324.0
Net assets of discontinued operations	$233.7	$131.3

12.	RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

Consolidated KCP&L receives various support and administrative services from Services.  These services are billed to consolidated KCP&L at cost, based on payroll and other expenses, incurred by Services for the benefit of consolidated KCP&L.  These costs totaled $14.9 million, $18.5 million and $42.6 million for 2007, 2006 and 2005, respectively.  These costs consisted primarily of employee compensation, benefits and fees associated with various professional services.  At December 31, 2007 and 2006, consolidated KCP&L had a short-term intercompany payable to Services of $1.8 million and $2.5 million, respectively.  In 2005, approximately 80% of Services’ employees were transferred to KCP&L to better align resources with the operating business.  Also at December 31, 2007 and 2006, consolidated KCP&L had a long-term intercompany payable to Services of $1.5 million and $5.7 million, respectively, related to unrecognized pension expense recorded under the provision of SFAS No. 158.  At December 31, 2007 and 2006, consolidated KCP&L’s balance sheets reflect a note payable from HSS to Great Plains Energy of $0.6 million.  Also at December 31, 2007, consolidated KCP&L had a short-term intercompany receivable from Great Plains Energy of $10.5 million.

13.	COMMITMENTS AND CONTINGENCIES

Environmental Matters
The Company is subject to regulation by federal, state and local authorities with regard to air quality and other environmental matters primarily through KCP&L’s operations.  The generation, transmission and distribution of electricity produces and requires disposal of certain hazardous products that are subject to these laws and regulations.  In addition to imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions.  Failure to comply with these laws and regulations could have a material adverse effect on consolidated KCP&L and Great Plains Energy.

KCP&L seeks to use current environmental technology.  KCP&L conducts environmental audits designed to ensure compliance with governmental regulations.  At December 31, 2007 and 2006, KCP&L had $0.3 million accrued for environmental remediation expenses.  The accrual covers water monitoring at one site.  The amounts accrued were established on an undiscounted basis and KCP&L does not currently have an estimated time frame over which the accrued amounts may be paid.

Environmental-related legislation is continually introduced and such legislation typically includes various compliance dates and compliance limits.  It is possible that legislation could be enacted at the federal or state level to address global climate change, including efforts to reduce and control the emission of greenhouse gases, such as CO2, which is created in the combustion of fossil fuels.  In addition, there could be national and state mandates to produce a set percentage of electricity from renewable forms of energy, such as wind.  The probability and impact of such legislation cannot be reasonably estimated at this time, including the cost to install new equipment to achieve compliance, but such legislation could have the potential for a significant financial and operational impact on KCP&L.  KCP&L would seek recovery of capital costs and expenses for such compliance through rate increases; however, there can be no assurance that such rate increases would be granted.  KCP&L will continue to monitor proposed legislation.

The Clean Air Act requires companies to obtain permits and, if necessary, install control equipment to reduce emissions when making a major modification or a change in operation if either is expected to cause a significant net increase in regulated emissions.  The Sierra Club and Concerned Citizens of Platte County have claimed that modifications were made to Iatan No. 1 in violation of Clean Air Act regulations.  Although KCP&L has entered into a Collaboration Agreement with those parties that provides, among other things, for the release of such claims, the Collaboration Agreement does not bind any other entity.  KCP&L is aware of subpoenas issued by a Federal grand jury to certain third parties seeking documents relating to capital projects at Iatan No. 1.  KCP&L has not received a subpoena, and has not been informed of the scope of the grand jury inquiry.  The ultimate outcome of these grand jury activities cannot presently be determined, nor can the costs and other liabilities that could potentially result from a negative outcome presently be reasonably estimated.  There is no assurance these costs, if any, could be recovered in rates and failure to recover such costs could have a significant adverse affect on Great Plains Energy’s and KCP&L’s results of operations, financial position and cash flows.

The following table contains current estimates of KCP&L’s capital expenditures (exclusive of allowance for funds used during construction and property taxes) to comply with environmental laws and regulations described below, including accelerated environmental upgrade expenditures outlined in KCP&L’s Comprehensive Energy Plan.  The following table does not reflect any costs for complying with future laws or regulations.  The ultimate cost could be significantly different from the amounts estimated.  The construction environment entering 2008 for the Iatan No. 1 and Iatan No. 2 projects is challenging, particularly the tight market conditions for skilled labor and the lengthening lead times for deliveries of materials.  KCP&L is conducting a thorough assessment of the impact of the current environment on the projects' cost and schedule.  The results of the assessment are expected to be available in the second quarter of 2008.  KCP&L continues to refine its cost estimates detailed in the table below and explore alternatives.  The allocation between states is based on location of the facilities and has no bearing as to recovery in jurisdictional rates.

The table does not reflect potential costs relating to additional wind generation, energy efficiency and other CO2 emission offsets contemplated by the Collaboration Agreement.  Potential costs relating to the additional wind generation and energy efficiency investments that are subject to regulatory approval cannot be reasonably estimated at this time.  As well, the potential costs relating to the additional offset of approximately 711,000 tons of CO2 emissions under the Collaboration Agreement cannot be reasonably estimated at this time.  KCP&L will evaluate the available operational and capital resource alternatives, and will select the most cost-effective mix of actions to achieve this additional offset.  The potential capital costs of the Collaboration Agreement provisions relating to emission limits at Iatan and LaCygne generating stations are within the overall estimated capital cost ranges disclosed below.  KCP&L expects to seek recovery of the costs associated with the Collaboration Agreement through rate increases; however, there can be no assurance that such rate increases would be granted.

Clean Air Estimated Required
Environmental Expenditures (a)	Missouri			Kansas			Total
	(millions)
CAIR	$426	-	1,020		$-		$426	-	1,020
Incremental BART		-		538	-	657	538	-	657	(b)
Incremental CAMR	11	-	15	5	-	6	16	-	21
Less: expenditures through December 31, 2007		(103)			-			(103)
Estimated remaining required environmental expenditures	$334	-	932	$543	-	663	$877	-	1,595
(a)	The amounts reflect KCP&L's portion of the cost of projects at jointly-owned units.
(b)	Reflects an estimated $261 million to $318 million associated with the LaCygne No. 1 baghouse and scrubber project included in the Comprehensive Energy Plan.

Clean Air Interstate Rule
The Environmental Protection Agency (EPA) Clean Air Interstate Rule (CAIR) requires reductions in SO2 and NOx emissions in 28 states, including Missouri.  The reduction in both SO2 and NOx emissions will be accomplished through establishment of permanent statewide caps for NOx effective January 1, 2009, and SO2 effective January 1, 2010.  More restrictive caps will be effective January 1, 2015.  KCP&L’s fossil fuel-fired plants located in Missouri are subject to CAIR, while its fossil fuel-fired plants in Kansas are not.

KCP&L expects to meet the emissions reductions required by CAIR at its Missouri plants through a combination of pollution control capital projects and the purchase of emission allowances as needed.  CAIR establishes a market-based cap-and-trade program with an emission allowance allocation.  Facilities will demonstrate compliance with CAIR by holding sufficient allowances for each ton of SO2 and NOx emitted in any given year.  KCP&L will also be allowed to utilize unused SO2 emission allowances that it has accumulated during previous years of the Acid Rain Program to meet the more stringent CAIR requirements.  At December 31, 2007, KCP&L had accumulated unused SO2 emission allowances sufficient to support just over 80,000 tons of SO2 emissions under the provisions of the Acid Rain program, which are recorded in inventory at zero cost.  KCP&L is permitted to sell excess SO2 emission allowances in accordance with KCP&L’s Comprehensive Energy Plan as approved by the MPSC and KCC and in 2007, KCP&L sold 41,500 SO2 emission allowances.

Analysis of the final CAIR rule indicates that NOx and SO2 control may be required for KCP&L’s Montrose Station in Missouri, in addition to the environmental upgrades at Iatan No. 1 included in the Comprehensive Energy Plan.  NOx and SO2 control for KCP&L’s Montrose Station could be achieved through a combination of pollution control equipment and the use of or purchase of emission allowances as needed.  The timing and necessity of the installation of such control equipment is currently being developed, and as required by the Collaboration Agreement, a study will be completed in 2008 to assess potential future use of Montrose Station, including without limitation, retiring, re-powering and upgrading the units.  As discussed below, some of the control technology for SO2 and NOx will also aid in the control of mercury.

Best Available Retrofit Technology Rule
The EPA best available retrofit technology rule (BART) directs state air quality agencies to identify whether visibility-reducing emissions from sources subject to BART are below limits set by the state or whether retrofit measures are needed to reduce emissions.  BART applies to specific eligible facilities including LaCygne Nos. 1 and 2 in Kansas and Iatan No. 1 and Montrose No. 3 in Missouri.  Initially, in Missouri, compliance with CAIR is compliance with BART for individual sources.  Depending on the timing of installation of environmental control equipment and the availability of SO2 emission allowances, the estimated required environmental expenditures presented in the table above could shift from CAIR to incremental BART for Missouri.  In the Collaboration Agreement, KCP&L agreed to seek a consent agreement, which it has done, with the Kansas Department of Health and Environment (KDHE) incorporating limits for stack particulate matter emissions, as well as limits for NOx and SO2 emissions at its LaCygne Station that will be below the presumptive limits under BART.  KCP&L further agreed to use its best efforts to install emission control technologies to reduce those emissions from the LaCygne Station prior to the required compliance date under BART, but in no event later than June 1, 2015.  KCP&L further agreed to issue requests for proposal for the equipment required to comply with BART by December 31, 2008, requesting that construction commence by December 31, 2010.

Mercury Emissions
The EPA Clean Air Mercury Rule (CAMR) regulates mercury emissions from coal-fired power plants located in 48 states, including Kansas and Missouri, under the Clean Air Act.  In February 2008, a court vacated and remanded CAMR back to the EPA.  The court’s order is subject to an appeals process and the EPA has not taken any action in response to the court’s order.  Environmental groups have filed a motion with the court asking the court itself to mandate the imposition of maximum achievable control technology (MACT) standards when reviewing permits for new plants now, without waiting for further EPA action.  Management cannot predict the outcome of these or further judicial or regulatory actions or their financial or operational effects on KCP&L.  The following discussion is based on CAMR prior to the court’s action and future regulations regarding mercury emissions, and the costs to KCP&L, may be materially different than CAMR.

CAMR established a market-based cap-and-trade program to reduce nationwide utility emissions of mercury in two phases, the first phase is effective January 1, 2010, and the second phase is effective January 1, 2018.  Facilities will be required to hold allowances for each ounce of mercury emitted in any given year.  Under the cap-and-trade program, KCP&L would be able to purchase mercury allowances or elect to install pollution control equipment to achieve compliance.

Management anticipates meeting the first phase cap by taking advantage of KCP&L’s mercury reductions achieved through capital expenditures to comply with CAIR and BART or purchasing allowances as needed.  While it is expected that mercury allowances will be available in sufficient quantities for purchase in the 2010-2018 timeframe, the significant reduction in the nationwide cap in 2018 may hamper KCP&L’s ability to obtain reasonably priced allowances beyond 2018.  Management expects capital expenditures would be required to install additional pollution control equipment to meet the second phase cap.  During the ensuing years, management will closely monitor advances in technology for removal of mercury and expects to make decisions regarding second phase removal based on then available technology to meet the 2018 compliance date.

Carbon Dioxide
Many bills concerning greenhouse gases, including CO2, are being debated at the federal and state levels.  There are various compliance dates and reduction strategies stipulated in the bills.  While legislation at both the federal and state level has been introduced, it is difficult to predict when or if the legislation will be enacted.  The U.S. Supreme Court has determined that the EPA has statutory authority to regulate CO2 from new motor vehicles if EPA forms a judgment that such emissions contribute to climate change.  If EPA forms such a judgment, it may ultimately regulate other sources of CO2, which may include KCP&L facilities.  The KDHE has indicated that it intends to engage industries and stakeholders to establish goals for reducing CO2 emissions and strategies to achieve those goals.

Greenhouse gas regulation has the potential for a significant financial and operational impact on KCP&L in connection with achieving compliance with limits that may be established.  However, the financial and operational consequences to KCP&L cannot be determined until final legislation is passed or regulations enacted.  Management will continue to monitor the progress of bills and regulations.  As previously discussed, KCP&L has entered into a Collaboration Agreement that includes various provisions regarding wind generation, energy efficiency and other CO2 offsets.

Ozone
In June 2007, monitor data indicated that the Kansas City area violated the eight-hour ozone national ambient air quality standard.  Missouri and Kansas have implemented the responses established in the maintenance plans for control of ozone.  The responses in both states do not require additional controls at KCP&L’s generation facilities beyond the currently proposed controls for CAIR and BART.  EPA has various options over and above the implementation of the maintenance plans for control of ozone to address a confirmed violation.  These options include, but are not limited to, designating the area “non-attainment” and requiring a new regulatory plan to reduce emissions or leaving the designation unchanged, but still requiring a new regulatory plan.  At this time, management is unable to predict how the EPA will respond or how that response will impact KCP&L’s operations, but the EPA’s response could have a significant impact on Great Plains Energy's and consolidated KCP&L's results of operations and financial position.

Also in June 2007, EPA issued a proposal for comment to reduce the existing eight-hour ozone national ambient air quality standard.  The proposal recommends an ozone standard within a range of 0.07 to 0.075 parts per million (ppm).  EPA also is taking comments on alternative standards within a range from 0.06 ppm up to the level of the current eight-hour ozone standard, which is 0.08 ppm.  The Kansas City area may have difficulty attaining a revised standard in the future.  EPA has taken public comments and has indicated it will issue final standards by March 12, 2008.  Although it is difficult to determine the ultimate impact of the proposal at this time, it could have a significant impact on Great Plains Energy's and consolidated KCP&L's results of operations and financial position.

Sulfuric Acid Mist BACT Analysis – Iatan Station
As a requirement of the Iatan Station air permit and the Collaboration Agreement, KCP&L submitted a best available control technology (BACT) analysis for sulfuric acid mist to Missouri Department of Natural Resources (MDNR) in June 2007.  MDNR will conduct its own BACT analysis and determine the final emission limit.  Although KCP&L believes the emission limit submitted is a BACT limit and can be achieved by the currently proposed emission control equipment, MDNR may ultimately determine a BACT limit for sulfuric acid mist that could require additional control equipment.  The above Clean Air Estimated Required Environmental Expenditures table does not reflect the potential costs for additional controls that may be required to meet such a determination.  If MDNR does make such a determination, KCP&L will evaluate the available operational and capital resource alternatives, and will select the most cost-effective mix of actions to achieve compliance.

Water Use Regulations
The Clean Water Act (Act) establishes standards for cooling water intake structures.  EPA had previously issued regulations pursuant to Section 316(b) of the Act regarding cooling water intake structures.  Subsequent to a court ruling, EPA suspended the regulations and is engaged in further rulemaking on this matter.  At this time, management is unable to predict how the EPA will respond or how that response will impact KCP&L’s operations.

KCP&L holds a permit from the MDNR covering water discharge from its Hawthorn Station.  The permit authorizes KCP&L, among other things, to withdraw water from the Missouri river for cooling purposes and return the heated water to the Missouri river.  KCP&L has applied for a renewal of this permit and the EPA has submitted an interim objection letter regarding the allowable amount of heat that can be contained in the returned water.  Until this matter is resolved, KCP&L continues to operate under its current permit.  KCP&L cannot predict the outcome of this matter; however, while less significant outcomes are possible, this matter may require KCP&L to reduce its generation at Hawthorn Station, install cooling towers or both, any of which could have a material adverse effect on KCP&L.  The outcome could also affect the terms of water permit renewals at KCP&L’s Iatan and Montrose Stations.

Contractual Commitments
Great Plains Energy’s and consolidated KCP&L’s expenses related to lease commitments are detailed in the following table.

	2007	2006	2005
	(millions)
Consolidated KCP&L	$17.3	$17.6	$19.4
Other Great Plains Energy	1.3	1.3	1.4
Total Great Plains Energy	$18.6	$18.9	$20.8

Great Plains Energy’s and consolidated KCP&L’s contractual commitments at December 31, 2007, excluding pensions and long-term debt, are detailed in the following tables.

	2008	2009	2010	2011	2012	After 2012	Total
	(millions)
Lease commitments	$17.4	$14.1	$8.7	$7.8	$7.7	$74.7	$130.4
Purchase commitments
Fuel (a)	120.0	68.1	65.4	12.2	15.3	187.3	468.3
Purchased capacity	9.0	8.6	6.3	4.7	4.7	10.8	44.1
Comprehensive Energy Plan	705.4	286.7	53.1	-	-	-	1,045.2
Other	101.3	19.5	27.8	10.2	11.3	22.4	192.5
Total contractual commitments	$953.1	$397.0	$161.3	$34.9	$39.0	$295.2	$1,880.5
(a)						Fuel commitments consists of commitments for nuclear fuel, coal, coal transportation costs and natural gas.

Lease commitments end in 2028 and include capital and operating lease obligations; capital lease obligations are $0.2 million per year for the years 2008 through 2012 and total $3.7 million after 2012.  Lease obligations also include railcars to serve jointly-owned generating units where KCP&L is the managing partner.  KCP&L will be reimbursed by the other owners for approximately $2.0 million per year ($19.3 million total) of the amounts included in the tables above.

KCP&L purchases capacity from other utilities and nonutility suppliers.  Purchasing capacity provides the option to purchase energy if needed or when market prices are favorable.  KCP&L has capacity sales agreements not included above that total $11.2 million per year for 2008 through 2011, $6.9 million in 2012 and $1.6 million in 2013.

Comprehensive Energy Plan represents KCP&L’s contractual commitment for projects included in its Comprehensive Energy Plan including jointly owned units.  KCP&L expects to be reimbursed by other owners for their respective share of Iatan No. 2 and environmental retrofit costs included in the Comprehensive Energy Plan contractual commitments.  Other represents individual commitments entered into in the ordinary course of business.

14.	GUARANTEES

At December 31, 2007, KCP&L had guaranteed, with a maximum potential of $2.9 million, energy savings under an agreement with a customer that expires over the next three years.  A subcontractor would indemnify KCP&L for any payments made by KCP&L under this guarantee.  This guarantee was entered into before December 31, 2002; therefore, a liability was not recorded in accordance with FIN No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others.”

15.	LEGAL PROCEEDINGS

Kansas City Power & Light Company v. Union Pacific Railroad Company
In October 2005, KCP&L filed a rate complaint case with the Surface Transportation Board (STB) charging that Union Pacific Railroad Company’s (Union Pacific) rates for transporting coal from the PRB in Wyoming to KCP&L’s Montrose Station are unreasonably high.  Prior to the end of 2005, the rates were established under a contract with Union Pacific.  Efforts to extend the term of the contract were unsuccessful and Union Pacific is the only service for coal transportation from the PRB to Montrose Station.  KCP&L charged that Union Pacific possesses market dominance over the traffic and requested the STB prescribe maximum reasonable rates.

In February 2006, the STB instituted a rulemaking to address issues regarding the cost test used in rail rate cases and the proper calculation of rail rate relief.  As part of that order, the STB delayed hearing KCP&L’s case pending the outcome of the rulemaking, and declared that the results of the rulemaking would apply to KCP&L’s test.  In October 2006, the STB issued its decision, adopting the proposals set out in its rulemaking.  On March 29, 2007, the STB issued an order stating that the rate complaint filed by KCP&L could proceed.  A final decision on the rate complaint is anticipated by the end of the second quarter of 2008.  Until the STB case is decided, KCP&L is paying the higher tariff rates, subject to refund.

Hawthorn No. 5 Subrogation Litigation
KCP&L received reimbursement for the 1999 Hawthorn No. 5 boiler explosion under a property damage insurance policy with Travelers Property Casualty Company of America (Travelers).  Travelers filed suit in the U.S. District Court for the Eastern District of Missouri in November 2005, against National Union Fire Insurance Company of Pittsburgh, Pennsylvania, and KCP&L was added as a defendant in June 2006.  The case was subsequently transferred to, and is pending in, the U.S. District Court for the Western District of Missouri.  Travelers seeks recovery of $10 million that KCP&L recovered through subrogation litigation.

Emergis Technologies, Inc.
In March 2006, Emergis Technologies, Inc. f/k/a BCE Emergis Technologies, Inc. (Emergis) filed suit against KCP&L in U.S. District Court for the Western District of Missouri, alleging infringement of a patent, entitled “Electronic Invoicing and Payment System” and seeking unspecified monetary damages and injunctive relief.  This patent relates to automated electronic bill presentment and payment systems, particularly those involving Internet billing and collection.  In March 2006, KCP&L filed a response and denied infringing the patent.  KCP&L counterclaimed for a declaration that the patent is invalid and not infringed.  The parties filed a joint stipulation of dismissal and the court ordered the case dismissed in February 2008.

Spent Nuclear Fuel and Radioactive Waste
In 2004, KCP&L and the other two Wolf Creek owners filed suit against the United States in the U.S. Court of Federal Claims seeking an unspecified amount of monetary damages resulting from the government’s failure to begin accepting spent nuclear fuel for disposal in January 1998, as the government was required to do by the Nuclear Waste Policy Act of 1982.  Approximately sixty-five other similar cases were filed with that court, a few of which have settled.  To date, the court has rendered final decisions in twelve of the cases, most of which are on appeal now.  The Wolf Creek case is on a court-ordered stay until further order of the court to allow for some of the earlier cases to be decided first by an appellate court.  Another Federal appellate court has already determined that the government breached its obligation to begin accepting spent fuel for disposal.  The questions now before the court in the pending cases are whether and to what extent the utilities are entitled to monetary damages for that breach.

Weinstein v. KLT Telecom
Richard D. Weinstein (Weinstein) filed suit against KLT Telecom Inc. (KLT Telecom) in September 2003 in the Circuit Court of St. Louis County, Missouri.  KLT Telecom acquired a controlling interest in DTI Holdings, Inc. (Holdings) in February 2001 through the purchase of approximately two-thirds of the Holdings stock held by Weinstein.  In connection with that purchase, KLT Telecom entered into a put option in favor of Weinstein, which granted Weinstein an option to sell to KLT Telecom his remaining shares of Holdings stock.  The put option provided for an aggregate exercise price for the remaining shares equal to their fair market value with an aggregate floor amount of $15 million and was exercisable between September 1, 2003, and August 31, 2005.  In June 2003, the stock of Holdings was cancelled and extinguished pursuant to the joint Chapter 11 plan confirmed by the Bankruptcy Court.  In September 2003, Weinstein delivered a notice of exercise of his claimed rights under the put option.  KLT Telecom rejected the notice of exercise, and Weinstein filed suit alleging breach of contract.  Weinstein sought damages of at least $15 million, plus statutory interest.  In April 2005, summary judgment was granted in favor of KLT Telecom, and Weinstein appealed this judgment to the Missouri Court of Appeals for the Eastern District, which affirmed the judgment.  Weinstein filed a motion for transfer of this case to the Missouri Supreme Court, which was granted.  The Missouri Supreme Court reversed the decision of the trial court which granted summary judgment in favor of KLT Telecom and remanded the case to the trial court for further handling on May 29, 2007.  On July 26, 2007, Weinstein filed a Renewed Motion for Summary Judgment in the Circuit Court.  A hearing on the motion is scheduled to occur on March 10, 2008.  The case is set for trial on May 15, 2008.  A $15 million reserve was recorded in 2001 for this matter.

16.	ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations associated with tangible long-lived assets are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.  These liabilities are recognized at estimated fair value as incurred and capitalized as part of the cost of the related long-lived assets and depreciated over their useful lives.  Accretion of the liabilities due to the passage of time is recorded as an operating expense.  Changes in the estimated fair values of the liabilities are recognized when known.

In 2006, KCP&L incurred an ARO for decommissioning and site remediation of its Spearville Wind Energy Facility, a 100.5 MW wind project in western Kansas.  KCP&L is obligated to remove the wind turbine towers and perform site remediation within 12 months after the end of the associated 30-year land lease agreements.  The ARO was derived from a third party estimate of decommissioning and remediation costs.  To estimate the ARO, KCP&L used a credit-adjusted risk free discount rate of 6.68%.  This rate was based on the rate at which KCP&L could issue 30-year bonds.  KCP&L recorded a $3.1 million ARO for the decommissioning and site remediation and increased property and equipment by $3.1 million.

In 2006, WCNOC submitted an application for a new operating license for Wolf Creek with the NRC, which would extend Wolf Creek’s operating period to 2045.  Management determined the fair value of KCP&L’s ARO for nuclear decommissioning should reflect the change in timing in the undiscounted estimated cash flows to decommission Wolf Creek as a result of the extended operating period.  Management calculated an ARO revision based on KCP&L’s most recent cost estimates to decommission Wolf Creek.  To estimate the ARO layer attributable to the change in timing, KCP&L used a credit-adjusted risk free discount rate of 6.26%.  The rate was based on the rate at which KCP&L could issue 40-year bonds.  KCP&L recorded a $65.0 million decrease in the ARO to decommission Wolf Creek with a $25.8 million net decrease in property and equipment.  The regulatory asset for ARO decreased $8.2 million and a $31.0 million regulatory liability was established to recognize funding of the related decommissioning trust in excess of the ARO due to the extended operating period.

KCP&L also has AROs related to asbestos in certain fossil fuel plants and for an ash pond and landfill.

KCP&L is a regulated utility subject to the provisions of SFAS No. 71 and management believes it is probable that any differences between expenses under FIN No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143” or SFAS No. 143, “Accounting for Asset Retirement Obligations” and expense recovered currently in rates will be recoverable in future rates.  The following table summarizes the change in Great Plains Energy’s and consolidated KCP&L’s AROs.

December 31	2007	2006
	(millions)
Beginning balance	$91.8	$145.9
Additions	-	3.1
Extension of Wolf Creek life	-	(65.0)
Settlements	(1.1)	-
Accretion	3.8	7.8
Ending balance	$94.5	$91.8

17.	SEGMENTS AND RELATED INFORMATION

Great Plains Energy
Great Plains Energy has one reportable segment based on its method of internal reporting, which generally segregates reportable segments based on products and services, management responsibility and regulation.  On June 2, 2008, Great Plains Energy completed the sale of Strategic Energy.  As a result, Strategic Energy’s financial results are reported as discontinued operations and Strategic Energy is no longer considered a reportable segment.  The one reportable business segment is KCP&L, an integrated, regulated electric utility.  Other includes HSS, Services, KLT Inc. (including Strategic Energy discontinued operations), unallocated corporate charges, consolidating entries and intercompany eliminations.  Intercompany eliminations include insignificant amounts of intercompany financing-related activities.  The summary of significant accounting policies applies to the reportable segment.  For segment reporting, the segment’s income taxes include the effects of allocating holding company tax benefits.  Segment performance is evaluated based on net income.

The following tables reflect summarized financial information concerning Great Plains Energy’s reportable segments.  Prior year information has been recast to reflect Strategic Energy as discontinued operations.

			Great Plains
2007	KCP&L	Other	Energy
	(millions)
Operating revenues	$1,292.7	$-	$1,292.7
Depreciation and amortization	(175.6)	-	(175.6)
Interest charges	(67.2)	(24.7)	(91.9)
Income taxes	(59.3)	14.5	(44.8)
Loss from equity investments	-	(2.0)	(2.0)
Discontinued operations	-	38.2	38.2
Net income	156.8	2.4	159.2

			Great Plains
2006	KCP&L	Other	Energy
	(millions)
Operating revenues	$1,140.4	$-	$1,140.4
Depreciation and amortization	(152.7)	-	(152.7)
Interest charges	(60.9)	(9.2)	(70.1)
Income taxes	(71.6)	11.3	(60.3)
Loss from equity investments	-	(1.9)	(1.9)
Discontinued operations	-	(9.1)	(9.1)
Net income (loss)	149.6	(22.0)	127.6

			Great Plains
2005	KCP&L	Other	Energy
	(millions)
Operating revenues	$1,130.8	$0.1	$1,130.9
Depreciation and amortization	(146.5)	(0.2)	(146.7)
Interest charges	(61.8)	(9.8)	(71.6)
Income taxes	(49.1)	26.9	(22.2)
Loss from equity investments	-	(0.4)	(0.4)
Discontinued operations	-	27.2	27.2
Net income	145.2	17.1	162.3

			Great Plains
	KCP&L	Other	Energy
2007	(millions)
Assets	$4,290.7	$541.4	$4,832.1
Capital expenditures (a)	511.5	4.4	515.9
2006
Assets	$3,858.0	$500.9	$4,358.9
Capital expenditures (a)	476.0	4.1	480.1
2005
Assets	$3,336.3	$505.5	$3,841.8
Capital expenditures (a)	332.2	1.9	334.1
(a) Includes capital expenditures from discontinued operations of $3.7 million, $3.9 million and $6.6 million for 2007, 2006 and 2005, respectively.

Consolidated KCP&L
The following tables reflect summarized financial information concerning consolidated KCP&L’s reportable segment, KCP&L.  Other includes HSS and intercompany eliminations.  Intercompany eliminations include insignificant amounts of intercompany financing-related activities.

			Consolidated
2007	KCP&L	Other	KCP&L
	(millions)
Operating revenues	$1,292.7	$-	$1,292.7
Depreciation and amortization	(175.6)	-	(175.6)
Interest charges	(67.2)	-	(67.2)
Income taxes	(59.3)	-	(59.3)
Net income (loss)	156.8	(0.1)	156.7

			Consolidated
2006	KCP&L	Other	KCP&L
	(millions)
Operating revenues	$1,140.4	$-	$1,140.4
Depreciation and amortization	(152.7)	-	(152.7)
Interest charges	(60.9)	(0.1)	(61.0)
Income taxes	(71.6)	1.3	(70.3)
Net income (loss)	149.6	(0.3)	149.3

			Consolidated
2005	KCP&L	Other	KCP&L
	(millions)
Operating revenues	$1,130.8	$0.1	$1,130.9
Depreciation and amortization	(146.5)	(0.1)	(146.6)
Interest charges	(61.8)	-	(61.8)
Income taxes	(49.1)	1.1	(48.0)
Net income (loss)	145.2	(1.5)	143.7

			Consolidated
	KCP&L	Other	KCP&L
2007	(millions)
Assets	$4,290.7	$1.3	$4,292.0
Capital expenditures	511.5	-	511.5
2006
Assets	$3,858.0	$1.5	$3,859.5
Capital expenditures	476.0	-	476.0
2005
Assets	$3,336.3	$3.9	$3,340.2
Capital expenditures	332.2	-	332.2

18.	SHORT-TERM BORROWINGS AND SHORT-TERM BANK LINES OF CREDIT

In July 2007, pursuant to the terms of their credit agreements, Great Plains Energy and KCP&L transferred $200 million of unused lender commitments from the Great Plains Energy credit agreement to the KCP&L credit agreement.  The maximum aggregate amount available under the Great Plains Energy credit agreement was reduced to $400 million from $600 million, and the maximum aggregate amount available under the KCP&L credit agreement was increased to $600 million from $400 million.

Great Plains Energy’s $400 million revolving credit facility with a group of banks expires in May 2011.  A default by Great Plains Energy or any of its significant subsidiaries on other indebtedness totaling more than $25.0 million is a default under the facility.  Under the terms of this agreement, Great Plains Energy is required to maintain a consolidated indebtedness to consolidated capitalization ratio, as defined in the agreement, not greater than 0.65 to 1.00 at all times.  At December 31, 2007, Great Plains Energy was in compliance with this covenant.  At December 31, 2007, Great Plains Energy had $42.0 million of outstanding borrowings with a weighted average interest rate of 5.44% and had issued letters of credit totaling $98.6 million.  At December 31, 2006, Great Plains Energy had no cash borrowings and had issued letters of credit totaling $103.7 million.

KCP&L’s $600 million revolving credit facility with a group of banks to provide support for its issuance of commercial paper and other general corporate purposes expires in May 2011.  A default by KCP&L on other indebtedness totaling more than $25.0 million is a default under the facility.  Under the terms of the agreement, KCP&L is required to maintain a consolidated indebtedness to consolidated capitalization ratio, as defined in the agreement, not greater than 0.65 to 1.00 at all times.  At December 31, 2007, KCP&L was in compliance with this covenant.  At December 31, 2007, KCP&L had $365.8 million of commercial paper outstanding, at a weighted-average interest rate of 5.92%, $11.9 million of letters of credit and no outstanding cash borrowings under the facility.  At December 31, 2006, KCP&L had $156.4 million of commercial paper outstanding, at a weighted-average interest rate of 5.38%, $8.7 million of letters of credit and no cash borrowings under the facility.

19.	LONG-TERM DEBT AND EIRR BONDS CLASSIFIED AS CURRENT LIABILITIES

Great Plains Energy and consolidated KCP&L’s long-term debt is detailed in the following table.

		December 31
	Year Due	2007	2006
Consolidated KCP&L		(millions)
General Mortgage Bonds
7.95% Medium-Term Notes		$-	$0.5
4.59%* EIRR bonds	2012-2035	158.8	158.8
Senior Notes
6.00%		-	225.0
6.50%	2011	150.0	150.0
5.85%	2017	250.0	-
6.05%	2035	250.0	250.0
Unamortized discount		(1.9)	(1.6)
EIRR bonds
4.75% Series 1998A & B		-	105.2
4.75% Series 1998D		-	39.5
4.65% Series 2005	2035	50.0	50.0
4.75% Series 2007A	2035	73.3	-
4.25% Series 2007B	2035	73.2	-
Current liabilities
Current maturities		-	(225.5)
EIRR bonds classified as current		-	(144.7)
Total consolidated KCP&L excluding current maturities		1,003.4	607.2

Other Great Plains Energy
6.875% Senior Notes	2017	100.0	-
Unamortized discount		(0.5)	-
7.74% Affordable Housing Notes	2008	0.3	0.9
4.25% FELINE PRIDES Senior Notes		-	163.6
Current maturities		(0.3)	(164.2)
Total consolidated Great Plains Energy excluding current maturities		$1,102.9	$607.5
* Weighted-average interest rates at December 31, 2007.

Amortization of Debt Expense
Great Plains Energy’s and consolidated KCP&L’s amortization of debt expense is detailed in the following table.

	2007	2006	2005
	(millions)
Consolidated KCP&L	$1.6	$1.9	$2.3
Other Great Plains Energy	1.0	0.7	0.7
Total Great Plains Energy	$2.6	$2.6	$3.0

KCP&L General Mortgage Bonds
KCP&L has issued mortgage bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented.  The Indenture creates a mortgage lien on substantially all utility plant.  Mortgage bonds secure $158.8 million and $159.3 million, respectively, of medium-term notes and Environmental Improvement Revenue Refunding (EIRR) bonds at December 31, 2007 and 2006.

KCP&L Unsecured Notes
KCP&L had $650.0 million and $625.0 million, respectively, of outstanding unsecured senior notes at December 31, 2007 and 2006.  As a result of amortizing the gain recognized in other comprehensive income (OCI) on KCP&L’s 2005 Treasury Locks (T-Locks), the effective interest rate on KCP&L’s $250.0 million of 6.05% Senior Notes is 5.78%.  During 2007, KCP&L issued $250.0 million of 5.85% unsecured Senior Notes, maturing in 2017.  As a result of amortizing the gain recognized in OCI on KCP&L’s 2006 Forward Starting Swaps (FSS), the effective interest rate on KCP&L’s 5.85% Senior Notes is 5.72%.

KCP&L had $196.5 million of unsecured EIRR bonds outstanding at December 31, 2007 and 2006, excluding the fair value of interest rate swaps of a $1.8 million liability in 2006.  The interest rate swaps resulted in an effective rate of 5.85% for the Series 1998A, B and D EIRR bonds in 2006.

KCP&L classified its 4.75% Series 1998A, B and D EIRR bonds with maturity dates of 2015 and 2017 as current liabilities at December 31, 2006, in accordance with Emerging Issues Task Force (EITF) D-61 “Classification by the Issuer of Redeemable Instruments That Are Subject to Remarketing Agreements.”  The cash proceeds of $146.5 million from KCP&L’s unsecured EIRR Bonds Series 2007A and 2007B issued during 2007 were used to repay the 4.75% Series 1998A, B and D EIRR bonds.

Municipal Bond Insurance Policies
KCP&L’s EIRR Bonds Series 2007A and 2007B totaling $146.5 million are covered by a municipal bond insurance policy issued by Financial Guaranty Insurance Company (FGIC).  The insurance agreement between KCP&L and FGIC provides for reimbursement by KCP&L for any amounts that FGIC pays under the municipal bond insurance policy.  The insurance policy is in effect for the term of the bonds.  The policy also restricts the amount of secured debt KCP&L may issue.  In the event KCP&L issues debt secured by liens not permitted by the agreement, KCP&L is required to issue and deliver to FGIC first mortgage bonds or similar securities equal in principal amount to the principal amount of the EIRR Bonds Series 2007A and 2007B then outstanding.

KCP&L’s secured 1992 Series EIRR bonds totaling $31.0 million, secured Series 1993A and 1993B EIRR bonds totaling $79.5 million, and secured and unsecured EIRR Bonds Series 2005 totaling $35.9 million and $50.0 million, respectively, are covered by a municipal bond insurance policy between KCP&L and XL Capital Assurance, Inc (XLCA). The insurance agreements between KCP&L and XLCA provide for reimbursement by KCP&L for any amounts that XLCA pays under the municipal bond insurance policies.  The insurance policies are in effect for the term of the bonds.  The insurance agreements contain a covenant that the indebtedness to total capitalization ratio of KCP&L and its consolidated subsidiaries will not be greater than 0.68 to 1.00.  At December 31, 2007, KCP&L was in compliance with this covenant.  KCP&L is also restricted from issuing additional bonds under its General Mortgage Indenture if, after giving effect to such additional bonds, the proportion of secured debt to total indebtedness would be more than 75%, or more than 50% if the long term rating for such bonds by Standard & Poor’s or Moody’s Investors Service would be at or below A- or A3, respectively.  The insurance agreement covering the unsecured EIRR Bond Series 2005 also requires KCP&L to provide XLCA with $50.0 million of general mortgage bonds as collateral for KCP&L’s obligations under the insurance agreement in the event KCP&L issues general mortgage bonds (other than refundings of outstanding general mortgage bonds) resulting in the aggregate amount of outstanding general mortgage bonds exceeding 10% of total capitalization.  In the event of a default under the insurance agreements, XLCA may take any available legal or equitable action against KCP&L, including seeking specific performance of the covenants.

The interest rates on $257.0 million of these EIRR bonds are periodically reset through auction processes.  Both FGIC and XLCA, and the supported KCP&L auction rate bonds, were downgraded by at least two rating agencies in January and February 2008.  Concerns related to municipal bond insurers' credit have adversely affected the ordinary course of operation of auctions for these types of bonds.  The interest rates set in recent auctions of KCP&L's auction rate bonds have been adversely affected by these concerns, and the adverse effects are expected to continue until the bonds are changed to another interest rate mode.

Other Great Plains Energy Long-Term Debt
During 2007, Great Plains Energy issued $100.0 million of 6.875% unsecured Senior Notes, maturing in 2017.  As a result of amortizing the loss recognized in OCI on Great Plains Energy’s 2007 T-Locks, the effective interest rate on Great Plains Energy’s 6.875% Senior Notes is 7.33%.

KLT Investments' affordable housing notes are collateralized by the affordable housing investments.  Most of the notes also require the greater of 15% of the outstanding note balances or the next annual installment to be held as cash, cash equivalents or marketable securities.  At December 31, 2007 and 2006, the collateral was held entirely as cash and totaled $0.3 million and $0.6 million, respectively.

Great Plains Energy’s $163.6 million of FELINE PRIDES each with a stated amount of $25, initially consisted of an interest in a senior note due February 16, 2009, and a contract requiring the holder to purchase the Company’s common stock on February 16, 2007.  Great Plains Energy made quarterly contract adjustment payments at the rate of 3.75% per year and interest payments at the rate of 4.25% per year both payable in February, May, August and November of each year.  Each purchase contract obligated the holder of the purchase contract to purchase, and Great Plains Energy to sell, on February 16, 2007, for $25 in cash, newly issued shares of the Company’s common stock equal to the settlement rate.  The settlement rate was determined according to the applicable market value of the Company’s common stock at the settlement date.  The applicable market value of $31.58 was measured by the average of the closing price per share of the Company’s common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2007.  The settlement rate of 0.7915 was applied to the 6.5 million FELINE PRIDES at February 16, 2007, and Great Plains Energy issued 5.2 million shares of common stock.  The $163.6 million FELINE PRIDES senior notes originally matured in 2009, but were to be remarketed between August 16, 2006 and February 16, 2007.  In February 2007, Great Plains Energy exercised its rights to redeem the $163.6 million FELINE PRIDES senior notes in full satisfaction of each holder’s obligation to purchase the Company’s common stock under the purchase contracts.

Scheduled Maturities
Great Plains Energy's and consolidated KCP&L's long-term debt maturities for the next five years are detailed in the following table.

	2008	2009	2010	2011	2012
			(millions)
Consolidated KCP&L	$-	$-	$-	$150.0	$12.4
Other Great Plains Energy	0.3	-	-	-	-
Total Great Plains Energy	$0.3	$-	$-	$150.0	$12.4

20.	COMMON SHAREHOLDERS’ EQUITY

Great Plains Energy filed a shelf registration statement with the Securities and Exchange Commission (SEC) in 2006 relating to Senior Debt Securities, Subordinated Debt Securities, shares of Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units.  In 2006, Great Plains Energy issued 5.2 million shares of common stock at $27.50 per share under the shelf registration statement with $144.3 million in gross proceeds and issuance costs of $5.2 million.

In 2006, Great Plains Energy entered into a forward sale agreement with Merrill Lynch Financial Markets, Inc. (forward purchaser) for 1.8 million shares of Great Plains Energy common stock.  In April 2007, Great Plains Energy elected to terminate the forward sale agreement and settle it in cash.  Based on the difference between Great Plains Energy’s average stock price of $32.60 over the period used to determine the settlement and the then-applicable forward price of $25.58, Great Plains Energy paid $12.3 million to Merrill Lynch Financial Markets, Inc.

Treasury shares are held for future distribution upon issuance of shares in conjunction with the Company’s Long-Term Incentive Plan.

Great Plains Energy has 4.0 million shares of common stock registered with the SEC for its Dividend Reinvestment and Direct Stock Purchase Plan.  The plan allows for the purchase of common shares by reinvesting dividends or making optional cash payments.  Great Plains Energy can issue new shares or purchase shares on the open market for the Plan.  At December 31, 2007, 0.7 million shares remained available for future issuances.

In 2007, Great Plains Energy registered an additional 2.0 million shares of common stock with the SEC for a defined contribution savings plan, bringing the total number of shares registered under this plan to 12.3 million.  Shares issued under the plans may be either newly issued shares or shares purchased in the open market.  At December 31, 2007, 3.2 million shares remained available for future issuances.

Great Plains Energy’s Articles of Incorporation contain a restriction related to the payment of dividends in the event common equity falls to 25% of total capitalization.  If preferred stock dividends are not declared and paid when scheduled, Great Plains Energy could not declare or pay common stock dividends or purchase any common shares.  If the unpaid preferred stock dividends equal four or more full quarterly dividends, the preferred shareholders, voting as a single class, could elect the smallest number of Directors necessary to constitute a majority of the full Board of Directors.  Under the Federal Power Act, KCP&L can only pay dividends out of retained or current earnings.  Under stipulations with the MPSC and KCC, Great Plains Energy and KCP&L have committed to maintain consolidated common equity of not less than 30% and 35%, respectively.

Great Plains Energy made a capital contribution to KCP&L of $94.0 million in 2007.  This contribution was used by KCP&L to repay a portion of its outstanding commercial paper.  Great Plains Energy made capital contributions to KCP&L of $134.6 million in 2006.  These contributions were made to fund Comprehensive Energy Plan projects.  At December 31, 2007, KCP&L’s capital contributions from Great Plains Energy totaled $628.6 million and are reflected in common stock in the consolidated KCP&L balance sheet.

21.	PREFERRED STOCK

At December 31, 2007, 1.6 million shares of Cumulative No Par Preferred Stock, 390,000 shares of Cumulative Preferred Stock, $100 par value and 11.0 million shares of no par Preference Stock were authorized under Great Plains Energy’s Articles of Incorporation.  All of the 390,000 authorized shares of Cumulative Preferred Stock are issued and outstanding.  Great Plains Energy has the option to redeem the $39.0 million of issued Cumulative Preferred Stock at prices ranging from 101% to 103.7%

of par value.  If Great Plains Energy voluntarily files for dissolution or liquidation, the Cumulative Preferred Stock holders are entitled to receive the redemption prices.  If a proceeding for dissolution or liquidation is filed against Great Plains Energy, the Cumulative Preferred Stock holders are entitled to receive the $100 par value per share plus accrued and unpaid dividends.

22.	DERIVATIVE INSTRUMENTS

The Company is exposed to a variety of market risks including interest rates and commodity prices.  Management has established risk management policies and strategies to reduce the potentially adverse effects that the volatility of the markets may have on the Company’s operating results.  The risk management activities, including the use of derivative instruments, are subject to the management, direction and control of internal risk management committees.  Management’s interest rate risk management strategy uses derivative instruments to adjust the Company’s liability portfolio to optimize the mix of fixed and floating rate debt within an established range.  In addition, the Company uses derivative instruments to hedge against future interest rate fluctuations on anticipated debt issuances.  Management maintains commodity-price risk management strategies that use derivative instruments to reduce the effects of fluctuations in fuel and purchased power expense caused by commodity price volatility.  Counterparties to commodity derivatives and interest rate swap agreements expose the Company to credit loss in the event of nonperformance.  This credit loss is limited to the cost of replacing these contracts at current market rates.  Derivative instruments, excluding those instruments that qualify for the NPNS election, which are accounted for by accrual accounting, are recorded on the balance sheet at fair value as an asset or liability.  Changes in the fair value are recognized currently in net income unless specific hedge accounting criteria are met.

Interest Rate Risk Management
Fair Value Hedges
In 2002, KCP&L remarketed its Series 1998 A, B and D EIRR bonds totaling $146.5 million to a five-year fixed interest rate of 4.75% ending October 1, 2007.  Simultaneously with the remarketing, KCP&L entered into an interest rate swap for the $146.5 million based on the London Interbank Offered Rate (LIBOR) to effectively create a floating interest rate obligation, which expired on October 1, 2007.  The transaction was a fair value hedge with no ineffectiveness.  Changes in the fair market value of the swap were recorded on the balance sheet as an asset or liability with an offsetting entry to the respective debt balances with no net impact on net income.

Forward Starting Swaps
In July 2007, Great Plains Energy entered into three FSS, with a total notional amount of $250.0 million, to hedge against interest rate fluctuations on future issuances of long-term debt.  The long-term debt issuance is contingent on the consummation of the acquisition of Aquila.  The FSS was designed to effectively remove most of the interest rate and, to the extent that swap spreads correlate with credit spreads, some degree of credit spread uncertainty with respect to the debt to be issued, thereby enabling Great Plains Energy to predict with greater assurance its future interest costs on that debt.  The transaction is an economic hedge (non-hedging derivative) that does not qualify for cash flow hedge accounting.  The change in the fair value of this derivative instrument increased interest expense by $16.4 million in 2007.

In 2006, KCP&L entered into two FSS to hedge against interest rate fluctuations on the $250.0 million 10-year long-term debt that KCP&L issued in the second quarter of 2007.  The FSS settled simultaneously with the issuance of the long-term fixed rate debt.  The FSS were accounted for as a cash flow hedge and no ineffectiveness was recorded on the FSS.  A pre-tax gain of $3.3 million on the FSS was recorded to OCI and is being reclassified to interest expense over the life of the 10-year debt.  An insignificant amount was reclassified from OCI to interest expense subsequent to the debt issuance.  At December 31, 2007, KCP&L had $3.1 million recorded in OCI for the FSS.

Treasury Locks
In 2007, Great Plains Energy entered into three T-Locks, with a notional amount of $350.0 million, to hedge against interest rate fluctuations on the U.S. Treasury rate component on future issuances of long-term debt.  Following a change in financing plans, Great Plains Energy assigned the T-Locks to KCP&L.  The T-Locks will settle simultaneously with the issuance of future long-term fixed rate debt issued by KCP&L.  The T-Locks remove the uncertainty with respect to the U.S. Treasury rate component of the debt to be issued, thereby enabling KCP&L to predict with greater assurance its future interest costs on that debt.  The T-Locks are accounted for as cash flow hedges and the fair value is recorded as a current asset or liability with an offsetting entry to OCI, to the extent the hedges are effective, until the forecasted transaction occurs.  KCP&L’s interest expense for 2007 includes a loss of $1.4 million due to ineffectiveness of the cash flows.  The pre-tax gain or loss on the T-Locks recorded to OCI will be reclassified to interest expense over the life of the future debt issuance.

In 2007, Great Plains Energy entered into a T-Lock to hedge against interest rate fluctuations on the U.S. Treasury rate component of the $100.0 million 10-year long-term debt that Great Plains Energy issued in the third quarter of 2007.  The T-Lock settled simultaneously with the issuance of the long-term fixed rate debt.  The T-Lock was accounted for as a cash flow hedge and no ineffectiveness was recorded on the T-Lock.  A pre-tax loss of $4.5 million on the T-Lock was recorded to OCI and is being reclassified to interest expense over the life of the issued 10-year debt.  An insignificant amount was reclassified from OCI to interest expense subsequent to the debt issuance.  At December 31, 2007, Great Plains Energy had $4.4 million recorded in OCI for this T-Lock.  Great Plains Energy had originally hedged this debt in 2006 using a T-Lock.  In the first quarter of 2007, Great Plains Energy allowed the T-Lock to expire while the terms of the debt offering were re-evaluated.  The $0.2 million gain recorded in OCI at December 31, 2006, and the first quarter fair value loss of $0.1 million was reclassified to interest expense as cash flow ineffectiveness.

Commodity Risk Management
KCP&L’s risk management policy is to use derivative instruments to mitigate its exposure to market price fluctuations on a portion of its projected natural gas purchases to meet generation requirements for retail and firm wholesale sales.  At December 31, 2007, KCP&L had hedged 35% and 4% of its 2008 and 2009, respectively, projected natural gas usage for retail load and firm MWh sales, primarily by utilizing fixed forward physical contracts.  The fair values of these instruments are recorded as current assets or current liabilities with an offsetting entry to OCI for the effective portion of the hedge.  To the extent the hedges are not effective, the ineffective portion of the change in fair market value is recorded currently in fuel expense.  KCP&L did not record any gains or losses due to ineffectiveness during 2007, 2006 and 2005.

The notional and recorded fair values of the companies’ open positions for derivative instruments are summarized in the following table.  The fair values of these derivatives are recorded on the consolidated balance sheets.

	December 31
	2007		2006
	Notional		Notional
	Contract	Fair	Contract	Fair
	Amount	Value	Amount	Value
Great Plains Energy	(millions)
Swap contracts
Cash flow hedges	$5.5	$0.7	$-	$-
Forward contracts
Cash flow hedges	1.4	-	6.1	(0.5)
Anticipated debt issuance
Treasury lock	350.0	(28.0)	77.6	0.2
Forward starting swap	-	-	225.0	(0.4)
Non-hedging derivatives	250.0	(16.4)	-	-
Interest rate swaps
Fair value hedges	-	-	146.5	(1.8)
Consolidated KCP&L
Swap contracts
Cash flow hedges	5.5	0.7	-	-
Forward contracts
Cash flow hedges	1.4	-	6.1	(0.5)
Anticipated debt issuance
Treasury lock	350.0	(28.0)	-	-
Forward starting swap	-	-	225.0	(0.4)
Interest rate swaps
Fair value hedges	-	-	146.5	(1.8)

The amounts recorded in accumulated OCI related to the cash flow hedges are summarized in the following table.

	Great Plains Energy		Consolidated KCP&L
	December 31		December 31
	2007	2006	2007	2006
	(millions)
Current assets	$14.6	$12.0	$14.6	$12.0
Assets of discontinued operations	31.0	2.4	-	-
Current liabilities	(31.0)	(1.3)	(26.6)	(1.3)
Liabilities of discontinued operations	(16.9)	(90.3)	-	-
Deferred income taxes	6.2	(4.0)	4.5	(4.0)
Deferred income taxes, included in assets
and liabilities of discontinued operations	(5.8)	36.1	-	-
Total	$(1.9)	$(45.1)	$(7.5)	$6.7

Great Plains Energy’s accumulated OCI in the table above at December 31, 2007, includes $17.1 million that is expected to be reclassified to expenses over the next twelve months.  Consolidated KCP&L’s accumulated OCI includes $1.0 million that is expected to be reclassified to expense over the next twelve months.

The amounts reclassified to expenses are summarized in the following table.

	2007	2006	2005
Great Plains Energy	(millions)
Fuel expense	$-	$-	$(0.5)
Interest expense	(0.4)	(0.4)	-
Income taxes	0.1	0.2	0.2
Income (loss) from discontinued operations
Purchased power expense	83.7	54.6	(35.6)
Income taxes	(34.2)	(22.6)	14.9
OCI	$49.2	$31.8	$(21.0)
Consolidated KCP&L
Fuel expense	$-	$-	$(0.5)
Interest expense	(0.6)	(0.4)	-
Income taxes	0.2	0.2	0.2
OCI	$(0.4)	$(0.2)	$(0.3)

23.	JOINTLY OWNED ELECTRIC UTILITY PLANTS

KCP&L’s share of jointly owned electric utility plants at December 31, 2007, is detailed in the following table.

	Wolf Creek	LaCygne	Iatan No. 1	Iatan No. 2
	Unit	Units	Unit	Unit
	(millions, except MW amounts)
KCP&L's share	47%	50%	70%	55%

Utility plant in service	$1,381.9	$389.9	$275.4	$-
Accumulated depreciation	747.7	262.8	199.8	-
Nuclear fuel, net	60.6	-	-	-
Construction work in progress	27.1	5.1	120.9	294.9
KCP&L's 2008 accredited capacity-MWs	545	709	456 (a)	NA
(a)			The Iatan No. 2 air permit limits KCP&L's accredited capacity of Iatan No. 1 to 456 MWs from
469 MWs until the air quality control equipment included in the Comprehensive Energy Plan is operational.

Each owner must fund its own portion of the plant's operating expenses and capital expenditures.  KCP&L’s share of direct expenses is included in the appropriate operating expense classifications in Great Plains Energy’s and consolidated KCP&L’s financial statements.

24.	NEW ACCOUNTING STANDARDS

SFAS No. 157
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  This statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements.  The statement does not require any new fair value measurements but provides guidance on how to measure fair value when required.  SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets.  The provisions of this statement are effective for Great Plains Energy and consolidated KCP&L January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS No. 157-2 delaying the effective date for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis at least annually.  This includes items such as AROs, reporting units and long-lived asset groups measured at fair value for impairment testing, nonfinancial assets and liabilities measured at fair value in a business combination and not measured at fair value in subsequent periods, etc.  For these items, the provisions of this statement are effective for Great Plains Energy and consolidated KCP&L beginning January 1, 2009, and interim periods within that fiscal year.  The impact to the financial statements of Great Plains Energy and consolidated KCP&L upon adoption of SFAS No. 157 in 2008 is expected to be insignificant.  Management is currently evaluating the impact of adoption to those nonfinancial assets and liabilities delayed by FSP FAS No. 157-2 and has not yet determined the impact on Great Plains Energy's and consolidated KCP&L's financial statements.  In January 2008, the FASB proposed FSP FAS No. 157-c, “Measuring Liabilities under FASB Statement No. 157” to amend the standard to clarify the principles on fair value measurement of liabilities.  Management is currently evaluating the impact of the proposed FSP and will continue to monitor for a final FSP expected in the first quarter of 2008.

SFAS No. 160
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  This statement amends ARB No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interests (referred to as minority interest in current practice) in a subsidiary and for the deconsolidation of a subsidiary.  This statement requires, among other things, noncontrolling interests to be classified as a separate component of equity and no longer limits accumulated losses to the original carrying amount of noncontrolling interest.  The provisions of this statement are effective for Great Plains Energy and consolidated KCP&L beginning January 1, 2009.  Management has evaluated the impact of SFAS No. 160 and has determined there will be no impact on Great Plains Energy and consolidated KCP&L consolidated financial statements.

SFAS No. 141(R)
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.”  This statement significantly changes how business combinations are accounted for in current practice.  Changes to current practice include, among other things, requiring all assets acquired and liabilities assumed in a business combination to be measured at fair value in accordance with SFAS No. 157 as of the acquisition date, an acquirer to expense transaction costs and equity securities issued as consideration in a business combination be recorded at fair value as of the acquisition date.  The provisions of this statement are effective for Great Plains Energy and consolidated KCP&L prospectively for business combinations occurring on or after January 1, 2009, except it requires the prospective application of the provisions related to income taxes to business combinations occurring in 2008.  As the anticipated Aquila acquisition is expected to close in 2008, management is currently evaluating the impact of the income tax provisions of SFAS No. 141(R) and has not yet determined the impact on the Aquila acquisition.

FSP FIN 39-1
In April 2007, the FASB issued FSP FIN 39-1 “Amendment of FASB Interpretation No. 39.”  This FSP amends FIN 39, “Offsetting of Amounts Related to Certain Contracts – an interpretation of APB Opinion No. 10 and FASB Statement No. 105,” to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset in accordance with FIN 39.  The provisions of this position are effective for Great Plains Energy and consolidated KCP&L beginning January 1, 2008, and are to be applied retrospectively, allowing a change in accounting policy upon adoption to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements.  Great Plains Energy and consolidated

KCP&L currently offset fair value amounts recognized for derivatives instruments under master netting arrangements, which will include rights and obligations to cash collateral, if any, upon adoption.

25.	QUARTERLY OPERATING RESULTS (UNAUDITED)

	Quarter
Great Plains Energy	1st	2nd	3rd	4th
2007	(millions, except per share amounts)
Operating revenue	$255.7	$319.1	$416.0	$301.9
Operating income	9.7	65.1	121.7	60.0
Income (loss) from continuing operations	(3.7)	32.4	66.0	26.3
Net income	23.4	25.6	62.1	48.1
Basic and diluted earnings per common share from
continuing operations	(0.05)	0.37	0.77	0.30
Basic and diluted earnings per common share	0.28	0.29	0.72	0.56
2006
Operating revenue	$240.4	$290.9	$359.3	$249.8
Operating income	28.9	66.6	115.2	49.0
Income (loss) from continuing operations	9.7	34.1	66.6	26.3
Net income (loss)	(1.1)	38.4	55.9	34.4
Basic and diluted earnings per common share from
continuing operations	0.13	0.44	0.82	0.32
Basic and diluted earnings (loss) per common share	(0.02)	0.49	0.69	0.42

All quarters presented above for Great Plains Energy have been recast to reflect Strategic Energy as discontinued operations.  See Note 11 for additional information.

	Quarter
Consolidated KCP&L	1st	2nd	3rd	4th
2007	(millions)
Operating revenue	$255.7	$319.1	$416.0	$301.9
Operating income	13.1	70.1	127.0	68.7
Net income	2.0	36.5	76.6	41.6
2006
Operating revenue	$240.4	$290.9	$359.3	$249.8
Operating income	31.7	69.2	118.4	51.7
Net income	13.0	36.6	69.5	30.2

Quarterly data is subject to seasonal fluctuations with peak periods occurring in the summer months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Great Plains Energy Incorporated
Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of Great Plains Energy Incorporated and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007.  Our audits also included the financial statement schedules listed in the Index at Item 15.  These financial statements and financial statement schedules are the responsibility of the Company's management.  Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) on December 31, 2006.  As discussed in Note 10 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation (FIN) No. 48 Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 on January 1, 2007.

We have also audited, in accordance with the standards of the PCAOB, the Company's internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2008, expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 28, 2008
(August 8, 2008 as to the effects of Strategic Energy, L.L.C. discontinued operations described in Note 11)

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

Schedule I – Parent Company Financial Statements

GREAT PLAINS ENERGY INCORPORATED
Income Statements of Parent Company

Year Ended December 31	2007	2006	2005
Operating Expenses	(millions, except per share amounts)
Selling, general and administrative	$18.5	$7.1	$7.1
Maintenance	0.8	-	-
General taxes	0.3	0.3	0.3
Total	19.6	7.4	7.4
Operating loss	(19.6)	(7.4)	(7.4)
Equity in earnings from subsidiaries	156.9	152.1	151.0
Non-operating income	4.2	1.1	1.6
Non-operating expenses	-	-	(0.1)
Interest charges	(26.8)	(8.9)	(9.4)
Income from continuing operations before income taxes	114.7	136.9	135.7
Income taxes	6.3	(0.2)	(0.6)
Income from continuing operations	121.0	136.7	135.1
Equity in earnings from discontinued subsidiary	38.2	(9.1)	27.2
Net income	159.2	127.6	162.3
Preferred stock dividend requirements	1.6	1.6	1.6
Earnings available for common shareholders	$157.6	$126.0	$160.7

Average number of basic common shares outstanding	84.9	78.0	74.6
Average number of diluted common shares outstanding	85.2	78.2	74.7

Basic earnings (loss) per common share
Continuing operations	$1.41	$1.74	$1.79
Discontinued operations	0.45	(0.12)	0.36
Basic earnings per common share	$1.86	$1.62	$2.15

Diluted earnings (loss) per common share
Continuing operations	$1.40	$1.73	$1.79
Discontinued operations	0.45	(0.12)	0.36
Diluted earnings per common share	$1.85	$1.61	$2.15

Cash dividends per common share	$1.66	$1.66	$1.66

The accompanying Notes to Financial Statements of Parent Company are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED
Balance Sheets of Parent Company

December 31	2007	2006
ASSETS	(millions, except share amounts)
Current Assets
Cash and cash equivalents	$6.6	$5.8
Accounts receivable from subsidiaries	1.0	1.6
Notes receivable from subsidiaries	0.6	2.3
Taxes receivable	3.7	1.9
Other	0.4	0.5
Total	12.3	12.1
Nonutility Property and Investments
Investment in KCP&L	1,479.4	1,383.1
Investment in discontinued operations	233.7	131.3
Investments in other subsidiaries	23.1	47.3
Other	0.7	-
Total	1,736.9	1,561.7
Deferred Charges and Other Assets
Deferred Income Taxes	8.0	0.8
Other	23.7	4.6
Total	31.7	5.4
Total	$1,780.9	$1,579.2

The accompanying Notes to Financial Statements of Parent Company are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED
Balance Sheets of Parent Company

December 31	2007	2006
LIABILITIES AND CAPITALIZATION	(millions, except share amounts)
Current Liabilities
Notes payable	$42.0	$-
Notes payable to subsidiaries	-	13.2
Current maturities of long-term debt	-	163.6
Accounts payable to subsidiaries	10.8	15.6
Accounts payable	0.1	-
Accrued interest	2.0	1.6
Other	1.3	1.9
Derivative instruments	16.4	-
Total	72.6	195.9
Deferred Credits and Other Liabilities
Payable to subsidiaries	0.2	2.1
Other	1.7	0.3
Total	1.9	2.4
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
86,325,136 and 80,405,035 shares issued, stated value	1,065.9	896.8
Retained earnings	506.9	493.4
Treasury stock-90,929 and 53,499 shares, at cost	(2.8)	(1.6)
Accumulated other comprehensive loss	(2.1)	(46.7)
Total	1,567.9	1,341.9
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10.0	10.0
4.50% - 100,000 shares issued	10.0	10.0
4.20% - 70,000 shares issued	7.0	7.0
4.35% - 120,000 shares issued	12.0	12.0
Total	39.0	39.0
Long-term debt	99.5	-
Total	1,706.4	1,380.9
Commitments and Contingencies
Total	$1,780.9	$1,579.2

The accompanying Notes to Financial Statements of Parent Company are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED
Statements of Cash Flows of Parent Company

Year Ended December 31	2007	2006	2005
Cash Flows from Operating Activities	(millions)
Net income	$159.2	$127.6	$162.3
Adjustments to reconcile income to net cash from operating activities:
Amortization	1.0	0.6	0.6
Deferred income taxes, net	(6.2)	-	-
Equity in earnings from subsidiaries	(156.9)	(152.1)	(151.0)
Equity in earnings from discontinued operations	(38.2)	9.1	(27.2)
Cash flows affected by changes in:
Accounts receivable from subsidiaries	0.6	(0.6)	(0.4)
Taxes receivable	(1.8)	(0.1)	2.6
Accounts payable to subsidiaries	(4.8)	15.1	0.5
Other accounts payable	0.1	(0.1)	0.1
Accrued interest	1.1	(0.1)	0.1
Cash dividends from subsidiaries	159.7	118.0	133.9
Other	1.8	1.7	3.0
Net cash from operating activities	115.6	119.1	124.5
Cash Flows from Investing Activities
Equity contributions to subsidiaries	(94.0)	(134.6)	-
Net change in notes receivable from subsidiaries	1.7	3.1	11.0
Purchases of nonutility property	(0.7)	-	-
Net cash from investing activities	(93.0)	(131.5)	11.0
Cash Flows from Financing Activities
Issuance of common stock	10.5	153.6	9.1
Issuance of long-term debt	99.5	-	-
Issuance fees	(1.4)	(5.7)	-
Net change in notes payable to subsidiaries	(13.2)	13.2	-
Net change in short-term borrowings	42.0	(6.0)	(14.0)
Equity forward settlement	(12.3)	-	-
Dividends paid	(144.5)	(132.7)	(125.5)
Other financing activities	(2.4)	(6.2)	(5.9)
Net cash from financing activities	(21.8)	16.2	(136.3)
Net Change in Cash and Cash Equivalents	0.8	3.8	(0.8)
Cash and Cash Equivalents at Beginning of Year	5.8	2.0	2.8
Cash and Cash Equivalents at End of Year	$6.6	$5.8	$2.0

The accompanying Notes to Financial Statements of Parent Company are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED
Statements of Common Shareholders’ Equity of Parent Company
Statements of Comprehensive Income of Parent Company

Incorporated by reference is Great Plains Energy Consolidated Statements of Common Shareholders’ Equity and Consolidated Statements of Comprehensive Income.

GREAT PLAINS ENERGY INCORPORATED
NOTES TO FINANCIAL STATEMENTS OF PARENT COMPANY

The Great Plains Energy Incorporated Notes to Consolidated Financial Statements in Part II, Item 8 should be read in conjunction with the Great Plains Energy Incorporated Parent Company Financial Statements.

Schedule II – Valuation and Qualifying Accounts and Reserves

Great Plains Energy
Valuation and Qualifying Accounts
Years Ended December 31, 2007, 2006 and 2005

		Additions
		Charged
	Balance At	To Costs	Charged				Balance
	Beginning	And	To Other				At End
Description	Of Period	Expenses	Accounts		Deductions		Of Period
Year Ended December 31, 2007	(millions)
Allowance for uncollectible accounts	$4.2	$5.4	$2.9	(a)	$8.2	(b)	$4.3
Legal reserves	3.9	1.9	-		3.6	(c)	2.2
Environmental reserves	0.3	-	-		-		0.3
Uncertain tax positions (d)	4.2	2.5	1.9	(e)	0.7	(f)	7.9
Year Ended December 31, 2006
Allowance for uncollectible accounts	$2.6	$4.5	$4.4	(a)	$7.3	(b)	$4.2
Legal reserves	4.5	2.8	-		3.4	(c)	3.9
Environmental reserves	0.3	-	-		-		0.3
Uncertain tax positions (d)	3.4	1.0	-		0.2	(f)	4.2
Year Ended December 31, 2005
Allowance for uncollectible accounts	$2.0	$3.3	$4.6	(a)	$7.3	(b)	$2.6
Legal reserves	3.2	3.1	-		1.8	(c)	4.5
Environmental reserves	0.3	-	-		-		0.3
Uncertain tax positions (d)	10.7	1.2	-		8.5	(f)	3.4
(a) Recoveries. Charged to other accounts for the year ended December 31, 2006 and 2005, respectively, includes the establishment of an allowance of $1.5 million and $1.6 million.
(b) Uncollectible accounts charged off.
(c) Payment of claims.
(d) Represents the total amount of tax expense that would impact the effective tax rate, if recognized, and amounts accrued for interest expense related to uncertain tax positions, net of tax.
(e) Upon adoption of FIN 48 on January 1, 2007, $1.7 million was charged to retained earnings.
(f) Reversal of uncertain tax positions and related interest. Deductions for the year ended December 31, 2005, includes a reclass of $0.8 million to franchise taxes payable.